As Filed with the Securities and Exchange Commission on January 17, 2025.

Registration No. [●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID PENN BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	25-1666413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2407 Park Drive

Harrisburg, Pennsylvania 17110

1.866.642.7736

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rory G. Ritrievi

President and Chief Executive Officer

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, Pennsylvania 17110

1.866.642-7736

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Rollins, Esq. Pillar Aught LLC 4201 E. Park Circle Harrisburg, Pennsylvania 17111 (717) 308-9633	Gary R. Bronstein, Esq. Stephen F. Donahoe, Esq. Kilpatrick Townsend & Stockton LLP 701 Pennsylvania Avenue NW, Suite 200 Washington, D.C. 20004 (202) 508-5800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company.

See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon on conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS –

SUBJECT TO COMPLETION – DATED JANUARY 17, 2025

Joint Proxy Statement/Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On October 31, 2024, Mid Penn Bancorp, Inc., or Mid Penn, and William Penn Bancorporation, or William Penn, entered into a merger agreement, under which William Penn will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity. Mid Penn and William Penn are each holding a special meeting for their respective shareholders to vote on the proposals necessary to complete the merger.

Mid Penn shareholders will vote to approve the issuance of shares of Mid Penn common stock in connection with the merger and on other matters described below at the special meeting of shareholders to be held virtually at [●], Eastern Time, on [●], 2025. William Penn shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held [●] at [●], Eastern Time, on [●], 2025. Information regarding how Mid Penn shareholders and William Penn shareholders can attend and participate in their respective special meetings of shareholders is included in the proxy card for the respective companies included with this joint proxy statement/prospectus.

If the merger is completed, William Penn shareholders will have the right to receive for each share of William Penn common stock they own 0.426 shares of Mid Penn common stock. Cash will be paid in lieu of any fractional shares. The maximum number of shares of Mid Penn common stock estimated to be issuable upon completion of the merger is [●]. Following the completion of the merger, former William Penn shareholders will hold approximately [●]% of Mid Penn’s common stock.

The common stock of Mid Penn trades on the Nasdaq Global Market under the symbol “MPB” and the common stock of William Penn trades on the Nasdaq Capital Market under the symbol “WMPN.” On October 31, 2024, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock and William Penn common stock was $31.59 per share and $12.74 per share, respectively. On [●], 2025, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock and William Penn common stock was $[●] per share and $[●] per share, respectively. The market price of both Mid Penn common stock and William Penn common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Mid Penn common stock and William Penn common stock. Additionally, as described in more detail elsewhere in this joint proxy statement/prospectus, under the terms of the merger agreement, if the average price of Mid Penn common stock over a specified period of time decreases below certain specified thresholds, William Penn would have a right to terminate the merger agreement, unless Mid Penn elects to increase the exchange ratio, which would result in additional shares of Mid Penn common stock being issued.

The Mid Penn board of directors has determined that the merger is advisable and in the best interests of Mid Penn and its shareholders, and the Mid Penn board of directors unanimously recommends that the Mid Penn shareholders vote “FOR” the approval of the issuance by Mid Penn of shares of Mid Penn common stock to be issued to holders of William Penn common stock as merger consideration in connection with the merger.

The William Penn board of directors has determined that the merger is advisable and in the best interests of William Penn and its shareholders, and the William Penn board of directors unanimously recommends that the William Penn shareholders vote “FOR” the approval and adoption of the merger agreement.

Your vote is very important. Whether or not you plan to attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. Mid Penn and William Penn shareholders may also cast their votes over the Internet or by telephone in accordance with the instructions on the Mid Penn or William Penn proxy card or voting instructions, as the case may be. We cannot complete the merger unless, among other matters, (i) William Penn shareholders approve and adopt the merger agreement and (ii) Mid Penn shareholders approve the issuance of shares of Mid Penn common stock in connection with the merger.

You should read this entire joint proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 39. You can also obtain information about Mid Penn and William Penn from documents that each has filed with the Securities and Exchange Commission.

We strongly support this combination of our companies and join with the other members of our boards of directors in enthusiastically recommending that you vote in favor of the merger.

Rory G. Ritrievi	Kenneth J. Stephon
President and Chief Executive Officer	Chairman, President and Chief Executive Officer
Mid Penn Bancorp, Inc.	William Penn Bancorporation

The shares of Mid Penn common stock to be issued to William Penn shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Mid Penn common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is [●], 2025, and it is first being mailed or otherwise delivered to Mid Penn shareholders and William Penn shareholders on or about [●], 2025.

This document incorporates important business and financial information about Mid Penn and William Penn that is not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request at either Mid Penn’s or William Penn’s address and telephone number listed on page [●]. To obtain timely delivery, Mid Penn shareholders must request the information no later than [●], 2025 and William Penn shareholders must request this information no later than [●], 2025. Please see “Where You Can Find More Information” on page [●] for instructions to request this and certain other information regarding Mid Penn and William Penn.

MID PENN BANCORP, INC.

2407 PARK DRIVE

HARRISBURG, PENNSYLVANIA 17110

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], [●], 2025

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mid Penn Bancorp, Inc., or Mid Penn, will be held virtually at [●], Eastern Time, on [●], 2025, to consider and vote on:

1.

a proposal to approve the issuance by Mid Penn of shares of Mid Penn common stock to holders of common stock of William Penn Bancorporation, or William Penn, as contemplated by the Agreement and Plan of Merger, dated October 31, 2024, by and between Mid Penn and William Penn (the “Mid Penn share issuance proposal”); and

2.

a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the Mid Penn share issuance proposal (the “Mid Penn adjournment proposal”).

These items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed [●], 2025 as the record date for determining those Mid Penn shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Mid Penn and its shareholders and unanimously recommends that you vote “FOR” the Mid Penn share issuance proposal and “FOR” the Mid Penn adjournment proposal. In accordance with the terms of the merger agreement, each director and executive officer of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him or her, and that he or she has the sole power to vote or direct the voting thereof, in favor of the Mid Penn share issuance proposal.

Your vote is very important, regardless of the number of shares of Mid Penn common stock that you own. We cannot complete the merger unless the issuance of shares of Mid Penn common stock in connection with the merger is approved by a majority of the votes cast at the Mid Penn special meeting.

Even if you plan to attend the special meeting (information regarding how you can attend and participate in the special meeting is included in the proxy card), Mid Penn requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of Mid Penn common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to virtually attend the special meeting and vote or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Mid Penn common stock will not be counted.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Elizabeth O. Martin

Elizabeth O. Martin

Corporate Secretary

Harrisburg, Pennsylvania

[●], 2025

WILLIAM PENN BANCORPORATION

10 CANAL STREET, SUITE 104

BRISTOL, PENNSYLVANIA 19007

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], [●], 2025

TO THE SHAREHOLDERS OF WILLIAM PENN BANCORPORATION

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of William Penn Bancorporation, or William Penn, will be held at [●] at [●], Eastern Time, on [●], 2025, to consider and vote on:

1.

a proposal to approve and adopt the Agreement and Plan of Merger, dated October 31, 2024, by and between Mid Penn Bancorp, Inc., or Mid Penn, and William Penn, which provides for, among other things, the merger of William Penn with and into Mid Penn (the “William Penn merger proposal”); and

2.

a proposal to authorize the board of directors to adjourn the William Penn special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the William Penn special meeting to approve the William Penn merger proposal (the “William Penn adjournment proposal”).

We have fixed [●], 2025 as the record date for determining those William Penn shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of William Penn and its shareholders and unanimously recommends that you vote “FOR” the William Penn merger proposal and “FOR” the William Penn adjournment proposal. In accordance with the terms of the merger agreement, each director and executive officer of William Penn has agreed to vote all shares of William Penn common stock owned by him or her, and that he or she has the sole power to vote or direct the voting thereof, in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

We urge you to vote as soon as possible so that your shares will be represented.

Your vote is very important, regardless of the number of shares of William Penn common stock that you own. We cannot complete the merger unless the affirmative vote of at least a majority of the votes entitled to vote on such proposal at the William Penn special meeting is voted to approve and adopt the William Penn merger proposal.

Even if you plan to attend the special meeting (information regarding how you can attend and participate in the special meeting is included in the proxy card), William Penn requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of William Penn common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or attend the special meeting and vote or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, your shares of William Penn common stock will not be counted and will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Jonathan T. Logan

Jonathan T. Logan

Corporate Secretary

Bristol, Pennsylvania

[●], 2025

WILLIAM PENN SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME. YOU WILL BE SENT SEPARATE INSTRUCTIONS ABOUT HOW TO RECEIVE THE MERGER CONSIDERATION AND THE SURRENDER OF YOUR STOCK CERTIFICATES.

HOW TO OBTAIN ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Mid Penn and William Penn that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at https://www.sec.gov. You will also be able to obtain these documents, free of charge, from Mid Penn at www.midpennbank.com, under the heading “SEC Filings” or from William Penn by accessing William Penn’s website at www.williampenn.bank, under the heading “Investor Relations.” You can also obtain free copies of this information by writing or calling:

Mid Penn Bancorp, Inc. 2407 Park Drive Harrisburg, Pennsylvania 17110 Attention: Investor Relations (866) 642-7736	William Penn Bancorporation 10 Canal Street, Suite 104 Bristol, Pennsylvania 19007 Attention: Jonathan T. Logan (267) 540-8500

You will not be charged for any of these documents that you request. In order to obtain timely delivery of the documents, you must request the information no later than five business days before the date of the applicable special meeting. Therefore, you must request the information no later than [●], with respect to Mid Penn information, and no later than [●] with respect to William Penn information.

If you are a shareholder of William Penn and have questions about the merger or the special meeting of William Penn, would like additional copies of this document or proxy cards, or need any other information related to the proxy solicitations, you may also contact [●] at [●].

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” on page [●] and “Incorporation of Certain Documents by Reference” on page [●].

All information concerning Mid Penn and its subsidiaries has been furnished by Mid Penn, and all information concerning William Penn and its subsidiaries has been furnished by William Penn.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2025. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus nor the issuance of shares of Mid Penn common stock as contemplated by the merger agreement shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Mid Penn (File No. [●]), constitutes a prospectus of Mid Penn under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $1.00 per share, of Mid Penn, which we refer to as “Mid Penn common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of October 31, 2024, by and between Mid Penn and William Penn, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Mid Penn and William Penn under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meetings, at which each of Mid Penn and William Penn shareholders will be asked to vote on proposals necessary to complete the merger. Mid Penn has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Mid Penn, and William Penn has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to William Penn.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the shareholder meetings. They may not include all the information that is important to the shareholders of Mid Penn and William Penn. Shareholders of Mid Penn and William Penn should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this joint proxy statement/prospectus.

Questions about the Merger

Q:	What is the merger?

A:

Mid Penn and William Penn have entered into an Agreement and Plan of Merger, dated October 31, 2024, which is referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Mid Penn and William Penn. Under the merger agreement, William Penn will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity, and the separate corporate existence of William Penn will cease. We refer to this transaction as the “merger.” Immediately following the merger, William Penn Bank, a wholly owned bank subsidiary of William Penn, will merge with and into Mid Penn’s wholly owned bank subsidiary, Mid Penn Bank, with Mid Penn Bank as the surviving bank, and the separate corporate existence of William Penn Bank will cease. We refer to this transaction as the “bank merger.” We refer to the merger and the bank merger collectively as the “mergers.”

Q:	Why am I receiving these materials?

A:

This document constitutes both a joint proxy statement of Mid Penn and William Penn and a prospectus of Mid Penn. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective shareholders. It is a prospectus because Mid Penn will issue shares of its common stock in exchange for shares of William Penn common stock in the merger.

Mid Penn is providing this joint proxy statement/prospectus to its shareholders because the Mid Penn Board of Directors is soliciting their proxy for use at the Mid Penn special meeting of shareholders at which the Mid Penn shareholders will consider and vote on (i) the approval of the issuance by Mid Penn of shares of Mid Penn common stock to holders of common stock of William Penn as merger consideration (the “Mid Penn share issuance proposal”), and (ii) the approval of the authorization of the Mid Penn board of directors to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the Mid Penn share issuance proposal (the “Mid Penn adjournment proposal”). See “The Mid Penn Special Meeting,” beginning on page [●] for more information.

William Penn is providing this joint proxy statement/prospectus to its shareholders because the William Penn Board of Directors is soliciting their proxy for use at the William Penn special meeting of shareholders at which the William Penn shareholders will consider and vote on (i) the approval and adoption of the merger agreement which provides for, among other things, the merger of William Penn with and into Mid Penn (the “William Penn merger proposal”), and (ii) the approval of the authorization of the William Penn board of directors to adjourn the William Penn special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the William Penn merger proposal (the “William Penn adjournment proposal”). See “The William Penn Special Meeting,” beginning on page [●] for more information.

Information about these meetings, the merger and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus. The merger cannot be completed unless the shareholders of Mid Penn approve the issuance by Mid Penn of shares of Mid Penn common stock to holders of common stock of William Penn as merger consideration, and the shareholders of William Penn approve and adopt the merger agreement.

Q:	Why is Mid Penn proposing the merger?

A:

The Mid Penn board of directors, in unanimously determining that the merger is in the best interests of Mid Penn and it shareholders, considered a number of key factors that are described under the heading “The Merger—Mid Penn’s Reasons for the Merger,” beginning on page [●].

Q:	Why is William Penn proposing the merger?

A:

The William Penn board of directors, in unanimously determining that the merger is in the best interests of William Penn and its shareholders, considered a number of key factors that are described under the heading “The Merger—William Penn’s Reasons for the Merger,” beginning on page [●].

Q:	What will William Penn shareholders receive in the merger, and how will this affect holders of Mid Penn common stock?

A:

Upon completion of the merger, William Penn shareholders will be entitled to receive, for each share of William Penn common stock they own, 0.426 shares, which we sometimes call the “exchange ratio,” of Mid Penn common stock. The exchange ratio is fixed and not subject to adjustment, except in limited circumstances.

On October 31, 2024, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock was $31.59 per share, which, after giving effect to the 0.426 exchange ratio, would result in merger consideration with an implied value of approximately $13.46 per share of William Penn common stock. On [●], 2025, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was $[●] per share, which, after giving effect to the 0.426 exchange ratio, would result in merger consideration with an implied value of approximately $[●] per share of William Penn common stock. The market price of both Mid Penn common stock and William Penn common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Mid Penn common stock and William Penn common stock.

Because of the number of shares of Mid Penn common stock being issued in the merger, the percentage ownership interest in Mid Penn represented by the existing shares of Mid Penn common stock will be diluted. Mid Penn shareholders will not receive any merger consideration and will continue to own their existing shares of Mid Penn common stock after the merger.

Q:	What equity stake will William Penn shareholders hold in Mid Penn immediately following the merger?

A:

Following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately [●]% of the outstanding shares of Mid Penn common stock and William Penn shareholders will own approximately [●]% of the outstanding shares of Mid Penn common stock.

Q:	What happens if I am eligible to receive a fraction of a share of Mid Penn common stock as part of the merger consideration?

A:

If the aggregate number of shares of Mid Penn common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Mid Penn common stock, you will receive cash in lieu of that fractional share. For each fractional share that would otherwise be issued, Mid Penn will pay cash in an amount equal to the fraction multiplied by the closing price for a share of Mid Penn common stock as reported on Nasdaq for the fifth business day prior to the closing date. See the section entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page [●] of this joint proxy statement/prospectus.

Q:	Who will be the directors and executive officers of the combined company following the merger?

A:

Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office. In addition, upon the effective time of the merger, Kenneth J. Stephon, the current Chairman, President and Chief Executive Officer of William Penn, will be appointed as (i) a director of Mid Penn and Mid Penn Bank, (ii) Vice Chair of Mid Penn Bank, and (iii) Chief Corporate Development Officer of Mid Penn and Mid Penn Bank.

Q:	When do you expect to complete the merger?

A:

Subject to the satisfaction or waiver of the closing conditions as contemplated by the merger agreement, including receipt of shareholder approvals at the respective special meetings of Mid Penn and William Penn and receipt of regulatory approvals, we currently expect to complete the merger in the second quarter of 2025. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing it at all.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, William Penn shareholders will not receive any consideration for their shares of common stock in connection with the merger. Instead, William Penn will remain an independent company and its common stock will continue to be listed and traded on the Nasdaq Capital Market. Under specified circumstances, William Penn may be required to pay to Mid Penn a fee with respect to the termination of the merger agreement. For more information, please review the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “Termination Fee” beginning on page [●].

Q:	How will the merger affect William Penn equity awards?

A:	William Penn equity awards will be affected as follows:

Stock Options: At the effective time of the merger, each option to purchase shares of William Penn common stock which is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of William Penn common stock and will be converted into an option to acquire, on the same terms and conditions as were applicable under such William Penn stock option (including vesting and exercisability terms) immediately prior to the effective time of the merger, the number of shares of Mid Penn common stock equal to (a) the number of shares of William Penn common stock subject to such stock option multiplied by (b) 0.426. Such product will be rounded down to the nearest whole share. The exercise price per share (rounded up to the nearest whole cent) of each Mid Penn stock option issued for the William Penn stock option will be equal to (y) the exercise price per share of shares of William Penn common stock that were purchasable pursuant to such William Penn stock option divided by (z) 0.426. If an officer, director, or employee of William Penn has received a stock option award and they are terminated within two years of the completion of the merger, any unvested stock option awards will automatically vest upon termination.

Restricted Stock Awards: At the effective time of the merger, each restricted stock award of William Penn common stock which is outstanding immediately prior to the effective time of the merger and with respect to which the applicable restrictions have not yet lapsed, shall cease to represent a right to acquire shares of William Penn common stock and will be converted into the right to receive, on the same terms and conditions as were applicable under such William Penn restricted stock award (including vesting terms)

immediately prior to the effective time of the merger, the number of shares of Mid Penn common stock equal to (a) the number of shares of William Penn common stock subject to such restricted stock award multiplied by (b) 0.426. Such product will be rounded down to the nearest whole share. If an officer, director, or employee of William Penn has received a restricted stock award and they are terminated within two years of the completion of the merger, any unvested restricted stock awards will automatically vest upon termination.

Q:	What are the U.S. federal income tax consequences of the merger?

A:

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. It is a condition to the completion of the merger that each of Mid Penn and William Penn receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Because William Penn shareholders will receive solely Mid Penn common stock for their shares (except for cash in lieu of fractional shares), William Penn shareholders should not recognize gain or loss except with respect to the cash they receive in lieu of a fractional share.

This tax treatment may not apply to all William Penn shareholders. Determining the actual tax consequences of the merger to William Penn shareholders can be complicated. William Penn shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger,” beginning on page [●].

Questions about the Mid Penn Special Meeting

Q:	What am I being asked to vote on at the Mid Penn special meeting?

A:	Mid Penn shareholders of record are being asked to consider and vote on:

1.	the Mid Penn share issuance proposal; and

2.	the Mid Penn adjournment proposal.

Q:	How does the Mid Penn board of directors recommend that I vote my shares?

A:	The Mid Penn board of directors recommends that the Mid Penn shareholders vote their shares as follows:

•	“FOR” the Mid Penn share issuance proposal; and

•	“FOR” the Mid Penn adjournment proposal.

As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote [●] shares of Mid Penn common stock, or [●]% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of Mid Penn has entered into a separate voting agreement with William Penn and has agreed to vote all shares of Mid Penn common stock owned by him or her that he or she has the sole power to vote or direct the voting thereof in favor of adoption of the share issuance proposal.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Mid Penn special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Mid Penn special meeting?

A:	Mid Penn shareholders of record as of the close of business on [●], 2025, which is referred to as the “Mid Penn record date,” are entitled to notice of, and to vote at, the Mid Penn special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of Mid Penn common stock is entitled to one vote.

Q:	How do I vote my Mid Penn shares?

A:	Mid Penn shareholders of record may vote their Mid Penn shares by completing and returning the enclosed proxy card, by Internet, by telephone or by voting virtually at the Mid Penn special meeting.

Voting by Proxy. Mid Penn shareholders of record may vote their Mid Penn shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you submit a properly executed and dated proxy, but do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included on your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call [●] and then follow the instructions.

Voting Virtually at the Special Meeting. Mid Penn shareholders of record may virtually attend the Mid Penn special meeting and vote. Information regarding how to virtually attend the special meeting is included in the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the special meeting.

Q:	Why is my vote important?

A:

Because the issuance by Mid Penn of shares of Mid Penn common stock to holders of common stock of William Penn to complete the merger must be approved by the affirmative vote of a majority of the votes cast, in person or by proxy, at the Mid Penn special meeting, every shareholder’s vote is important.

Q:	If my shares of Mid Penn common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:

No. Your broker CANNOT vote your shares on any proposal at the Mid Penn special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you.

Q:	What if I fail to instruct my broker?

A:

If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the share issuance proposal or any other proposal (a so-called “broker non-vote”) at the Mid Penn special meeting. For purposes of determining the number of votes cast with respect to the Mid Penn share issuance proposal, only those votes cast “for” or “against” the proposal are counted. Any broker non-votes submitted by brokers or nominees in connection with the special meeting will not be counted as votes “for” or “against” for determining the number of votes cast and will not be treated as present for quorum purposes. For purposes of determining the number of votes cast with respect to the Mid Penn adjournment proposal, only those votes cast “for” or “against” the proposal are counted. Any broker non-votes submitted by brokers or nominees in connection with the special meeting are not counted for purposes of the Mid Penn share issuance proposal or the Mid Penn adjournment proposal and thus have no effect on the outcome of either proposal. If your bank, broker, trustee or other nominee holds your shares of Mid Penn common stock in “street name,” such entity will vote your shares of Mid Penn common stock only if you provide instructions on how to vote by complying with the voting instructions form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Q:	What constitutes a quorum for the Mid Penn special meeting?

A:

As of the Mid Penn record date, [●] shares of Mid Penn common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Mid Penn’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Abstentions are also included for determining the presence of a quorum. If you fail to submit a proxy prior to the special meeting or to vote at the Mid Penn special meeting, your shares of Mid Penn common stock will not be counted towards a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Mid Penn special meeting?

A:

The affirmative vote of a majority of votes cast, in person or by proxy, at the Mid Penn special meeting is required to approve the Mid Penn share issuance proposal and the Mid Penn adjournment proposal. Abstentions will not affect the outcome of either of such proposals.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. Under Pennsylvania law, holders of Mid Penn common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Q:	Can I attend the Mid Penn special meeting and vote my shares virtually?

A:

Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to virtually attend the special meeting. Holders of record of Mid Penn common stock can vote virtually at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the special meeting. If you plan to virtually attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

Q:	Can I change my vote?

A:

Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to Mid Penn’s Corporate Secretary, or (3) virtually attending the special meeting, notifying the Corporate Secretary and voting at the special meeting. Mid Penn’s Corporate Secretary’s mailing address is Mid Penn Bancorp, Inc., 2407 Park Drive, Harrisburg, Pennsylvania 17110, Attention: Corporate Secretary.

Any shareholder entitled to vote virtually at the special meeting may vote regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere virtual presence (without notifying Mid Penn’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. A shareholder may change his or her vote up and until the time that votes are counted but not thereafter.

Q:	How will proxies be solicited and who will bear the cost of soliciting votes for the Mid Penn special meeting?

A:

Mid Penn will bear the cost of preparing and assembling these proxy materials for the Mid Penn special meeting. The cost of printing and mailing these proxy materials will be shared equally between Mid Penn and William Penn. The solicitation of proxies or votes for the Mid Penn special meeting may also be made in person, by telephone, or by electronic communication by Mid Penn’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, Mid Penn may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Can additional proposals be presented at the Mid Penn special meeting?

A:	No. Other than the proposals described in this joint proxy statement/prospectus, no additional matters can be presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the share issuance?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Mid Penn and William Penn?

A:

If you hold stock of both Mid Penn and William Penn, you will receive two separate packages of proxy materials. A vote as a Mid Penn shareholder for the Mid Penn share issuance proposal or the Mid Penn adjournment proposal will not constitute a vote as a William Penn shareholder for the William Penn merger proposal or any other proposals to be considered at the William Penn special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or William Penn, or submit separate proxies as both a Mid Penn shareholder and a William Penn shareholder as instructed.

Q:	Whom should I contact if I have additional questions?

A:

If you are a Mid Penn shareholder and have any questions about the merger, need assistance in submitting your proxy or voting your shares of Mid Penn common stock, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, Pennsylvania 17110

Attention: Investor Relations

Telephone: (866) 642-7736

Questions about the William Penn Special Meeting

Q:	What am I being asked to vote on at the William Penn special meeting?

A:	William Penn shareholders of record are being asked to consider and vote on:

1.	the William Penn merger proposal; and

2.	the William Penn adjournment proposal.

Q:	How does the William Penn board of directors recommend that I vote my shares?

A:	The William Penn board of directors recommends that the William Penn shareholders vote their shares as follows:

•	“FOR” the William Penn merger proposal; and

•	“FOR” the William Penn adjournment proposal.

As of the record date, directors and executive officers of William Penn and their affiliates had the right to vote [●] shares of William Penn common stock, or approximately [●]% of the outstanding William Penn common stock entitled to be voted at the William Penn special meeting. Each of the directors and executive officers of William Penn has entered into a separate voting agreement with Mid Penn to vote all shares of William Penn common stock owned by him or her, and that he or she has the sole power to vote or direct the voting thereof, in favor of the adoption of the merger agreement.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the William Penn special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the William Penn special meeting?

A:

William Penn shareholders of record as of the close of business on [●], 2025, which is referred to as the “William Penn record date,” are entitled to notice of, and to vote at, the William Penn special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of William Penn common stock is entitled to one vote.

Q:	How do I vote my William Penn shares?

A:	William Penn shareholders of record may vote their William Penn shares by completing and returning the enclosed proxy card, by Internet, by telephone or by voting at the William Penn special meeting.

Voting by Proxy. You may vote your William Penn shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you submit a properly executed and dated proxy, but do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included on your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call [●] and then follow the instructions.

Voting at the Special Meeting. You may attend the William Penn special meeting and vote. Information regarding how to attend the special meeting is included in the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the William Penn special meeting.

Q:	How do I vote my William Penn shares if they are owned through the William Penn 401(k) Plan and the William Penn Bank’s ESOP?

A:

The William Penn Employee Stock Ownership Plan (the “ESOP”): William Penn shares held by the ESOP are voted by the ESOP trustee, but each participant is entitled to direct the plan trustee how to vote shares of William Penn common stock that are allocated to his or her account under the ESOP. Unallocated William Penn shares and allocated William Penn shares for which the ESOP trustee did not receive instructions from a participant will be voted by the ESOP trustee in the same proportion on each of the proposals as shares held by participants in the ESOP for which voting instructions were received. The deadline for returning your voting instruction form to the trustee of the ESOP is [●], 2025.

The William Penn Bank 401(k) Retirement Savings Plan (the “401(k) Plan”): William Penn shares held by the 401(k) plan are voted by the trustee, but each participant (or beneficiary of a deceased participant) is entitled to direct the trustee how to vote the shares of William Penn common stock that are allocated to his or her account under the 401(k) Plan. All shares of William Penn stock allocated to accounts for which the plan trustee did not receive instructions from a participant will be voted by the plan trustee in the same proportion as the shares for which it has received instructions, subject to the trustee’s discretion and in accordance with applicable fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended. The deadline for returning your voting instruction form to the trustee of the 401(k) Plan is [●], 2025.

Q:	Why is my vote important?

A:

Because the merger cannot be completed without the affirmative vote of a majority of the total number of shares outstanding and entitled to vote at the William Penn special meeting, every shareholder’s vote is important.

Q:	If my shares of William Penn common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:

No. Your broker CANNOT vote your shares on any proposal at the William Penn special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:

If you do not provide your broker with instructions, your bank, broker, trustee or other nominee generally will not be permitted to vote your shares on the William Penn merger proposal or any other proposal (a so-called “broker non-vote”) at the William Penn special meeting. Because the affirmative vote of a majority of the total number of shares outstanding and entitled to vote at the special meeting is necessary to approve the William Penn merger proposal, any broker non-votes submitted by brokers or nominees in connection with the special meeting will in effect be a vote against the merger. For purposes of determining the number of votes cast with respect to the William Penn adjournment proposal, broker non-votes are not counted and have no effect on the William Penn adjournment proposal. If your bank, broker, trustee or other nominee holds your shares of William Penn common stock in “street name,” such entity will vote your shares of William Penn common stock only if you provide instructions on how to vote by complying with the voting instructions form sent by your bank, trustee or other nominee with this joint proxy statement/prospectus.

Q:	What constitutes a quorum for the William Penn special meeting?

A:

As of the William Penn record date, [●] shares of William Penn common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under William Penn’s articles of incorporation, the presence, in person or by proxy, of the holders of record of shares of capital stock of William Penn entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of William Penn constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Abstentions are also included for determining the presence of a quorum. If you fail to submit a proxy prior to the special meeting or to vote at the William Penn special meeting, your shares of William Penn common stock will not be counted towards a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the William Penn special meeting?

A:

Assuming a quorum is present, (i) a majority of the total number of shares outstanding and entitled to vote at the special meeting, in person or by proxy, is required to approve the William Penn merger proposal and (ii) the affirmative vote of a majority of the votes cast, in person or by proxy, at the William Penn special meeting is required to approve the William Penn adjournment proposal. Therefore, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the William Penn merger proposal, but will have no effect on the William Penn adjournment proposal.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. Under Maryland law, holders of William Penn common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Q:	Can I attend the William Penn special meeting and vote my shares?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.

Holders of record of William Penn common stock can vote at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

Q:	Can I change my vote?

A:

Yes. You may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to William Penn’s Corporate Secretary, or (3) attending the special meeting, notifying the Corporate Secretary and voting at the special meeting. The mailing address for William Penn’s Corporate Secretary is William Penn Bancorporation, 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007, Attention: Jonathan T. Logan.

Any shareholder entitled to vote at the special meeting may vote regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying William Penn’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. A shareholder may change his or her vote up and until the time that votes are counted but not thereafter.

Q:	How will proxies be solicited and who will bear the cost of soliciting votes for the William Penn special meeting?

A:

William Penn has engaged [●] to act as its proxy solicitor and to assist in the solicitation of proxies for the William Penn special meeting of shareholders. William Penn has agreed to pay [●] approximately $[●], plus reasonable out-of-pocket expenses, for such services and will also indemnify [●] against certain claims, costs, damages, liabilities, and expenses.

William Penn will bear the cost of preparing and assembling these proxy materials for the William Penn special meeting. The cost of printing and mailing these proxy materials will be shared equally between Mid Penn and William Penn. The solicitation of proxies or votes for the William Penn special meeting may also be made in person, by telephone, or by electronic communication by William Penn’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, William Penn may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page [●] of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Mid Penn and William Penn?

A:

If you hold shares of both Mid Penn and William Penn, you will receive two separate packages of proxy materials. A vote as a William Penn shareholder for the William Penn merger proposal or any other proposals to be considered at the William Penn special meeting will not constitute a vote as a Mid Penn shareholder for the Mid Penn share issuance proposal or any other proposals to be considered at the Mid Penn special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or William Penn, or submit separate proxies as both a Mid Penn shareholder and a William Penn shareholder as instructed.

Q:	Should I send in my William Penn stock certificates now?

A:

No, please do NOT return your stock certificate(s) with your proxy. You will be provided separate instructions regarding the surrender of your stock certificates at a later date following the completion of the merger. You should then send your William Penn stock certificates to the exchange agent in accordance with those instructions.

Q:	What should I do if I hold my William Penn shares in book-entry form?

A:

You are not required to take any additional actions if your shares of William Penn common stock are held in book-entry form. Promptly following the completion of the merger, shares of William Penn common stock held in book-entry form automatically will be exchanged for shares of Mid Penn common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q:	Whom should I contact if I have additional questions?

A:

If you are a William Penn shareholder and have any questions about the merger, need assistance in submitting your proxy or voting your shares of William Penn common stock, or if you need additional copies of this document or the enclosed proxy card, you should contact [●], the proxy solicitor for William Penn at [●]. You may also contact:

William Penn Bancorporation

10 Canal Street, Suite 104

Bristol, Pennsylvania 19007

Attention: Jonathan T. Logan

Telephone: (267) 540-8500

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information.”

Information about the Parties

Mid Penn Bancorp, Inc.

Mid Penn Bancorp, Inc. is the financial holding company for Mid Penn Bank, a full-service Pennsylvania chartered bank and trust company originally organized in 1868, as well an insurance agency subsidiary formed to further expand Mid Penn’s suite of products and services. Mid Penn is regulated by the Board of Governors of the Federal Reserve System. Mid Penn Bank is regulated by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation.

Headquartered in Millersburg, Pennsylvania, Mid Penn Bank services its customers and communities through forty-five retail banking locations located in the Pennsylvania counties of Berks, Blair, Bucks, Center, Chester, Clearfield, Cumberland, Dauphin, Fayette, Huntingdon, Lancaster, Lehigh, Luzerne, Montgomery, Perry, Schuylkill and Westmoreland, along with three retail banking locations located in the New Jersey counties of Middlesex and Monmouth. Mid Penn Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans, and various types of deposits and IRAs. In addition, the Bank provides a full range of trust and wealth management services through its Trust Department. Deposits are insured by the Federal Deposit Insurance Corporation to the extent provided by law. The financial services are provided to individuals, partnerships, non-profit organizations, and corporations through its retail banking offices located throughout Pennsylvania and two counties in New Jersey.

Mid Penn also fulfills the insurance needs of both existing and potential customers through a wholly owned subsidiary, MPB Risk Services, LLC, doing business as MPB Insurance and Risk Management. In 2021, Mid Penn established MPB Launchpad Fund I, LLC to hold certain financial holding company eligible investments.

Our principal business is to supervise and coordinate the business of the Bank and our nonbank subsidiaries, and to provide those subsidiaries with the capital and resources necessary to fulfill their respective missions.

The principal executive offices of Mid Penn are located at 2407 Park Drive, Harrisburg, Pennsylvania 17110 and its telephone number is (866) 642-7736.

Mid Penn common stock is traded on The Nasdaq Global Market under the symbol “MPB.”

William Penn Bancorporation

William Penn was incorporated in 2020 as a bank holding company, organized under the laws of Maryland, as the successor to William Penn Bancorp, Inc. upon completion of William Penn Bank’s “second-step” conversion from the mutual holding company structure to the stock holding company structure. The second-step conversion was completed on March 24, 2021. William Penn is the bank holding company for William Penn Bank, a full-service Pennsylvania chartered stock savings bank. William Penn is regulated by the Board of Governors of the Federal Reserve System and William Penn Bank is regulated by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation.

William Penn Bank offers consumer and commercial banking services to individuals, businesses, and nonprofit organizations throughout the Delaware Valley area through twelve full-service branch offices in Bucks and

Philadelphia Counties in Pennsylvania, and Burlington, Camden and Mercer Counties in New Jersey. William Penn Bank’s principal business consists of originating one- to four- family residential real estate mortgage loans, home equity lines of credit, residential construction loans, one- to four-family investor commercial real estate loans, non-residential real estate loans, multi-family loans and construction land loans.

William Penn Bank’s wholly-owned subsidiary, WPSLA Investment Corporation, also holds certain investment securities for William Penn Bank.

The principal executive offices of William Penn are located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007, and its telephone number is (267) 540-8500.

William Penn common stock is traded on The Nasdaq Capital Market under the symbol “WMPN.”

The Merger and the Merger Agreement (page [●])

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Pursuant to the merger agreement, William Penn will merge with and into Mid Penn with Mid Penn as the surviving corporation. Immediately after the merger, William Penn Bank will merge with and into Mid Penn Bank, with Mid Penn Bank as the surviving bank.

Mid Penn Will Hold Its Special Meeting on [●], 2025 (page [●])

The Mid Penn special meeting will be held virtually on [●], 2025 at [●], Eastern Time. At the special meeting, Mid Penn shareholders will be asked to:

1.	approve the Mid Penn share issuance proposal; and

2.	approve the Mid Penn adjournment proposal.

Record Date. Only holders of record of Mid Penn common stock at the close of business on [●], 2025 will be entitled to vote at the special meeting. Each share of Mid Penn common stock is entitled to one vote. As of the Mid Penn record date, there were [●] shares of Mid Penn common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote, in person or by proxy, of a majority of votes cast at the special meeting is required to approve the Mid Penn share issuance proposal and the Mid Penn adjournment proposal. The presence, in person or by proxy, of a majority of the votes which all shareholders are entitled to cast is necessary to constitute a quorum in order to transact business at the special meeting.

As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote [●] shares of Mid Penn common stock, or [●]% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of Mid Penn has entered into a separate voting agreement with William Penn, pursuant to which each such director and executive officer has agreed to vote all shares of Mid Penn common stock over which he or she has the sole power to vote or direct the voting thereof in favor of the Mid Penn share issuance proposal and certain related matters and against alternative transactions.

William Penn Will Hold Its Special Meeting on [●], 2025 (page [●])

The William Penn special meeting will be held at [●] on [●], 2025 at [●], Eastern Time. At the special meeting, William Penn shareholders will be asked to:

1.	approve the William Penn merger proposal; and

2.	approve the William Penn adjournment proposal.

Record Date. Only holders of record of William Penn common stock at the close of business on [●], 2025 will be entitled to vote at the special meeting. Each share of William Penn common stock is entitled to one vote. As of the William Penn record date, there were [●] shares of William Penn common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. Approval of the William Penn merger proposal requires the affirmative vote of a majority of the total number of shares outstanding and entitled to vote at the special meeting, in person or by proxy. Approval of the William Penn adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Broker non-votes and abstentions from voting will have the same effect as voting against the William Penn merger proposal, but will have no effect on the William Penn adjournment proposal.

As of the record date, directors and executive officers of William Penn and their affiliates had the right to vote [●] shares of William Penn common stock, or approximately [●]% of the outstanding William Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of William Penn has entered into a separate voting agreement with Mid Penn, pursuant to which each such director and executive officer has agreed to vote all shares of William Penn common stock over which he or she has the sole power to vote or direct the voting thereof in favor of the William Penn merger proposal and certain related matters and against alternative transactions.

William Penn Shareholders Will Receive Shares of Mid Penn Common Stock in the Merger (page [●]).

Upon completion of the merger, each outstanding share of William Penn common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.426 shares of Mid Penn common stock, which we refer to as the “merger consideration.” The exchange ratio is fixed and not subject to adjustment, except in limited circumstances.

On October 31, 2024, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock was $31.59 per share. On [●], 2025, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was $[●] per share. The market price of both Mid Penn common stock and William Penn common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Mid Penn common stock and William Penn common stock. The value of the merger consideration will fluctuate as the market price of Mid Penn common stock fluctuates before the completion of the merger. The market price of Mid Penn common stock at closing will not be known at the time of the William Penn special meeting and may be more or less than the current price of Mid Penn common stock or the price of Mid Penn common stock at the time of the William Penn special meeting or at the effective time of the merger.

Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page [●])

The merger is structured to be treated as a reorganization for U.S. federal income tax purposes. Each of Mid Penn and William Penn has conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case. Because William Penn shareholders will receive solely Mid Penn common stock for their shares (except for cash in lieu of fractional shares), William Penn shareholders should not recognize gain or loss except with respect to the cash they receive instead of a fractional share.

This U.S. federal income tax treatment may not apply to all William Penn shareholders. Determining the actual tax consequences of the merger to William Penn shareholders can be complicated. William Penn shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

Exceptions to these conclusions or other considerations may apply, some of which are discussed beginning on page [●]. Determining the actual tax consequences of the merger to a William Penn shareholder can be complicated. For further information, please refer to “Material United States Federal Income Tax Consequences

of the Merger” on page [●]. William Penn shareholders should also consult their own tax advisors for a full understanding of the U.S. federal income tax and other tax consequences of the merger as they apply specifically to them.

Accounting Treatment of the Merger (page [●])

Mid Penn will account for this transaction as a business combination under the acquisition method. On the acquisition date, Mid Penn will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Market Prices and Share Information (page [●])

Mid Penn common stock is listed on The Nasdaq Global Market under the symbol “MPB.” William Penn common stock is quoted on the Nasdaq Capital Market under the symbol “WMPN.”

The table below shows the last sale price of Mid Penn common stock and William Penn common stock, and the value of Mid Penn common stock received per share of William Penn common stock based upon the exchange ratio, on October 31, 2024 (the last full trading day prior to announcement of the execution of the merger agreement) and [●], 2025 (the latest practicable trading day prior to the date of these materials).

	Mid Penn Common Stock		William Penn Common Stock		Exchange Ratio	Equivalent Per Share Value:
October 31, 2024		$31.59		$12.74	0.426		$13.46
At [●], 2025	$		$		0.426	$

Because the exchange ratio is fixed and will be adjusted only in limited circumstances, including if Mid Penn declares any stock dividends or effects a stock split or reverse stock split, and the market price of Mid Penn common stock will fluctuate prior to the merger, the pro forma equivalent price per share of William Penn common stock will also fluctuate prior to the merger. William Penn shareholders will not know the final equivalent price per share of William Penn common stock when they vote on the merger. This information relates to the value of shares of William Penn common stock that will be converted into shares of Mid Penn common stock in the merger. You should obtain current stock price quotations for the shares.

Following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately [●]% of the outstanding shares of Mid Penn common stock and William Penn shareholders will own approximately [●]% of the outstanding shares of Mid Penn common stock.

Opinion of William Penn’s Financial Advisor (page [●])

At the October 31, 2024 meeting at which the William Penn board of directors considered and approved the merger agreement, William Penn’s financial advisor, Piper Sandler & Co., or Piper Sandler, delivered its oral opinion to William Penn’s board of directors, which was subsequently confirmed in writing, to the effect that, as of October 31, 2024, subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in Piper Sandler’s opinion, the exchange ratio was fair, from a financial point of view, to William Penn common equity shareholders.

The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.

William Penn shareholders should read the opinion and the summary description of Piper Sandler’s opinion contained in this joint proxy statement/prospectus carefully in their entirety.

Piper Sandler’s opinion speaks only as of the date of the opinion. The opinion of Piper Sandler does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. William Penn does not expect that it will request an updated opinion from Piper Sandler. The opinion was directed to William Penn’s board of directors in connection with its consideration of the merger and is directed only as to the fairness, from a financial point of view, of the merger consideration to William Penn common equity shareholders. Piper Sandler’s opinion does not constitute a recommendation to any William Penn shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the William Penn merger proposal. Piper Sandler’s opinion does not address the underlying business decision of William Penn to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for William Penn or the effect of any other transaction in which William Penn might engage. Piper Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by William Penn’s officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder of William Penn.

For further information, see “The Merger—Opinion of William Penn’s Financial Advisor.”

Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors (page [●])

In connection with the merger, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, delivered a written opinion, dated October 31, 2024, to the Mid Penn board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Mid Penn of the exchange ratio in the proposed merger. KBW was retained by Mid Penn solely to render its opinion to the Mid Penn board of directors. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this joint proxy statement and prospectus. The opinion was for the information of, and was directed to, the Mid Penn board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Mid Penn to engage in the merger or enter into the merger agreement or constitute a recommendation to the Mid Penn board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Mid Penn common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

For further information, see “The Merger—Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors.”

Board of Directors and Executive Officers of Mid Penn after the Merger (page [●])

Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office. In addition, upon the effective time of the merger, Kenneth J. Stephon, the current Chairman, President and Chief Executive Officer of William Penn, will be appointed as (i) a director of Mid Penn and Mid Penn Bank, (ii) Vice Chair of Mid Penn Bank, and (iii) Chief Corporate Development Officer of Mid Penn and Mid Penn Bank. The remaining directors of William Penn serving on the William Penn board of directors at the effective time of the merger will be appointed to a paid three-year advisory board of Mid Penn following completion of the merger.

The Mid Penn Board of Directors Recommends That Mid Penn Shareholders Vote “FOR” the Mid Penn Share Issuance Proposal (page [●])

The Mid Penn board of directors believes that the merger is in the best interests of Mid Penn and its shareholders and has unanimously approved the merger and the merger agreement. The Mid Penn board of directors recommends that Mid Penn shareholders vote “FOR” approval of the Mid Penn share issuance proposal. The Mid Penn board also recommends that its shareholders vote “FOR” the Mid Penn adjournment proposal.

The William Penn Board of Directors Recommends That William Penn Shareholders Vote “FOR” the William Penn Merger Proposal (page [●])

The William Penn board of directors believes that the merger is in the best interests of William Penn and its shareholders and has unanimously approved the merger and the merger agreement. The William Penn board of directors recommends that William Penn shareholders vote “FOR” the William Penn merger proposal. The William Penn board also recommends that its shareholders vote “FOR” the William Penn adjournment proposal.

William Penn’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from the Interests of William Penn Shareholders (page [●])

In addition to their interests as William Penn shareholders, the directors and certain executive officers of William Penn have interests in the merger that are different from or in addition to interests of other William Penn shareholders. These interests include, among other things:

•

the retention of Kenneth J. Stephon, the Chairman, President and Chief Executive Officer of William Penn, as the Chief Corporate Development Officer of Mid Penn and Mid Penn Bank, pursuant to a three-year employment agreement with Mid Penn, Mid Penn Bank, William Penn and William Penn Bank that will become effective at the closing of the merger, providing for an annual salary of $400,000, a one-time cash bonus of $2,074,776 payable immediately prior to closing of the merger, a retention bonus of $900,000 payable in three equal annual installments and an annual $50,000 contribution to a deferred compensation plan to be established for his benefit;

•	the appointment of Kenneth J. Stephon as a director of Mid Penn and Mid Penn Bank, and as Vice Chair of Mid Penn Bank, at the effective time of the merger;

•

the appointment of the directors of William Penn, other than Kenneth J. Stephon, serving on the William Penn board of directors at the effective time of the merger, to a paid three-year advisory board of Mid Penn following the completion of the merger;

•	continued indemnification and insurance for current directors and executive officers of William Penn and its subsidiaries pursuant to the terms of the merger agreement;

•

at the effective time of the merger, each option to purchase shares of William Penn common stock held by a directors or executive officer of William Penn which is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of William Penn common stock and will be converted into an option to acquire, on the same terms and conditions as were applicable under such William Penn stock option (including vesting and exercisability terms) immediately prior to the effective time of the merger, the number of shares of Mid Penn common stock equal to (a) the number of shares of William Penn common stock subject to such stock option multiplied by (b) 0.426;

•

at the effective time of the merger, each restricted stock award of William Penn common stock held by a director or executive officer of William Penn which is outstanding immediately prior to the effective time of the merger and with respect to which the applicable restrictions have not yet lapsed, shall cease to represent a right to acquire shares of William Penn common stock and will be converted into the right to receive, on the same terms and conditions as were applicable under such William Penn restricted stock award (including vesting terms) immediately prior to the effective time of the merger, the number of shares of Mid Penn common stock equal to (a) the number of shares of William Penn common stock subject to such restricted stock award multiplied by (b) 0.426; and

•	certain of William Penn’s named executive officers may be entitled to severance, change-in-control or other benefits and payments in connection with the merger.

William Penn’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement. For information concerning these interests, please see the discussion on page [●]

under the caption “Interests of William Penn’s Directors and Executive Officers in the Merger.” For more information concerning the closing conditions of the merger, please see the discussion on page [●] under the caption “The Merger Agreement—Covenants and Agreements.”

The Rights of William Penn Shareholders Will Change After the Merger (page [●])

The rights of William Penn shareholders will change as a result of the merger due to differences in Mid Penn’s and William Penn’s governing documents. The rights of William Penn’s shareholders are governed under Maryland law and by William Penn’s articles of incorporation and bylaws. Upon completion of the merger, the rights of William Penn shareholders will be governed under Pennsylvania law and by Mid Penn’s articles of incorporation and bylaws. A description of shareholder rights under each of the Mid Penn and William Penn governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page [●].

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page [●])

Currently, we expect to complete the merger in the second quarter of 2025. In addition to the approval of the merger proposal by the requisite vote of William Penn shareholders, the approval of the share issuance by the requisite vote of Mid Penn shareholders and the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described herein, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement containing this joint proxy statement/prospectus, approval of the listing on the Nasdaq Stock Market of the Mid Penn common stock to be issued in the merger, the absence of any applicable law or order prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, delivery of officer’s certificates by the other party certifying satisfaction of the two preceding conditions and each of Mid Penn’s and William Penn’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Neither William Penn nor Mid Penn can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers (page [●])

William Penn has agreed that it will not, and that it will cause its subsidiaries not, and use its reasonable best efforts to cause each of their respective officers, directors, employees, representatives, agents, and affiliates not to, except as otherwise expressly permitted in the merger agreement, between the date of the merger agreement and the closing of the merger, directly or indirectly:

•

initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	respond to any inquiry relating to an alternative acquisition proposal;

•	recommend or endorse an alternative acquisition transaction;

•

participate in any discussions or negotiations regarding an alternative acquisition proposal, or furnish or afford access to confidential or non public information or data to any person with respect to an alternative acquisition proposal;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which William Penn is a party; or

•

enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit William Penn from furnishing information or access to a third party who has made an unsolicited alternative acquisition proposal and participating in discussions and negotiating with such person if specified conditions are met. Among those conditions is a good faith determination by William Penn’s board of directors, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that the unsolicited alternative acquisition proposal constitutes, or is reasonably likely to lead to, a proposal that is more favorable, from a financial point of view, to William Penn and its shareholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of the proposal.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page [●].

Termination of the Merger Agreement (page [●])

Mid Penn and William Penn may mutually agree to terminate the merger agreement before completing the merger, even after William Penn or Mid Penn shareholder approval. In addition, either Mid Penn or William Penn may decide to terminate the merger agreement, if (i) a court or governmental entity issues a final order that is not appealable prohibiting the merger, (ii) a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger, and such denial has become final and is not appealable, or imposes a materially burdensome regulatory condition in connection with the approval of the merger, (iii) the shareholders of William Penn fail to approve the merger at the special meeting; (iv) the shareholders of Mid Penn fail to approve the issuance of shares of Mid Penn common stock to holders of William Penn shareholders in connection with the merger at the special meeting, or (v) the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within thirty (30) days following written notice. Either of Mid Penn or William Penn may also terminate the merger agreement if the merger has not been completed by December 1, 2025, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

Mid Penn may terminate the merger agreement if the William Penn board of directors, in connection with the receipt of a superior alternative acquisition proposal, (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the superior alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation that William Penn shareholders approve the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept the superior alternative acquisition proposal.

William Penn may terminate the merger agreement if William Penn receives an alternative acquisition proposal and the William Penn board of directors has made a determination that the alternative acquisition proposal is a superior proposal and accepts such alternative acquisition proposal.

William Penn may also terminate the merger agreement on or after the fifth business day immediately prior to the closing date of the merger (the “determination date”) if the quotient obtained by dividing (A) the average of the per share closing price of a share of Mid Penn common stock during the twenty consecutive full trading days ending on the trading day prior to the determination date by (B) $30.59 causes the financial price ratio to be both (i) less than 0.80, and (ii) less than (by more than 20%) the quotient obtained by dividing (Y) the Dow Jones U.S. Micro Cap Banks Index Value during the twenty consecutive full trading days ending on the trading day prior to the determination date by (Z) $31,420.39. If William Penn chooses to exercise this termination right, Mid Penn has the option, within two business days of receipt of written notice from William Penn, to adjust the exchange ratio and prevent termination of the merger agreement.

Termination Fee (page [●])

William Penn will pay Mid Penn a termination fee of $4,900,000 if the merger agreement is terminated:

•

by Mid Penn because William Penn has received a superior alternative acquisition proposal, and William Penn (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the superior alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation that William Penn shareholders approve the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept the superior alternative acquisition proposal; or

•

by William Penn, if William Penn receives an alternative acquisition proposal and has made a determination that the alternative acquisition proposal is a superior proposal and accepts such alternative acquisition proposal in accordance with the terms of the merger agreement.

William Penn will also be required to pay Mid Penn the termination fee of $4,900,000 in the event that William Penn enters into a definitive agreement relating to, or consummates, an acquisition proposal within twelve (12) months following termination of the merger agreement:

•	by Mid Penn because of a willful breach of the merger agreement by William Penn; or

•

by either Mid Penn or William Penn, if the shareholders of William Penn failed to approve the merger and either William Penn breached the non-solicitation provisions of the merger agreement or a third party publicly proposed or announced an alternative acquisition proposal prior to the William Penn special meeting.

Regulatory Approvals Required for the Merger (page [●])

Completion of the merger and the bank merger are subject to the receipt of all approvals required by, or waivers from, applicable regulatory authorities and the absence of any materially burdensome regulatory condition imposed in connection with any such regulatory approval. The transaction is subject to approval by the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (the “PDB”) and approval, or waiver of formal application and approval requirements, from the Board of Governors of the Federal Reserve System (the “FRB”). Mid Penn has filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and non-objections necessary to consummate the merger. While Mid Penn does not know of any reason why it would not obtain the approvals in a timely manner, Mid Penn cannot be certain when or if it will receive the required regulatory approvals or that any such approvals received will not include a materially burdensome regulatory condition.

Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Mid Penn and William Penn have agreed to use their reasonable best efforts to obtain all required regulatory approvals.

Risk Factors (page [●])

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS AND PER SHARE DATA

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations”, giving effect to the proposed merger of William Penn with and into Mid Penn, with Mid Penn as the surviving corporation. Under this method, William Penn assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Mid Penn. Any difference between the purchase price for William Penn and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Mid Penn in connection with the acquisition will be amortized to expense over such intangible asset’s estimated useful life. The financial statements of Mid Penn issued after the acquisition will reflect the results attributable to the acquired operations of William Penn beginning on the date of completion of the acquisition.

The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with the following historical financial statements and accompanying notes, which are incorporated by reference into this filing:

•

the historical unaudited consolidated financial statements of Mid Penn as of and for the nine months ended September 30, 2024 (included in Mid Penn’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024), and the historical audited consolidated financial statements of Mid Penn as of and for the year ended December 31, 2023 (included in Mid Penn’s Annual Report on Form 10-K for the year ended December 31, 2023); and

•

the historical unaudited consolidated financial statements of William Penn as of and for the three months ended September 30, 2024 (including in William Penn’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024), and historical audited consolidated financial statements of William Penn as of and for the twelve months ended June 30, 2024 (included in William Penn’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024), and the historical audited consolidated financial statements of William Penn as of and for the year ended June 30, 2023 (included in William Penn’s Annual Report on Form 10-K for the year ended June 30, 2023).

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, which requires the depiction of the accounting for the transaction, which we refer to as transaction accounting adjustments. Regulation S-X also allows for management adjustments that could include presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur. Mid Penn has elected to present one management adjustment giving effect to the previously reported November 5, 2024 consummation and issuance of 2,731,250 Mid Penn common shares at a price to the public of $29.50 per share and the receipt of net proceeds to Mid Penn of approximately $76.5 million as if it had been consummated on September 30, 2024, and will also be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information.

The following unaudited pro forma combined consolidated balance sheet as of September 30, 2024, combines the unaudited consolidated balance sheet of Mid Penn of September 30, 2024, with the unaudited statement of financial condition of William Penn as of September 30, 2024, giving effect to the transaction and the common stock offering as if it had been consummated on September 30, 2024. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024, combines the unaudited consolidated statements of income of Mid Penn for the nine months ended September 30, 2024, with the unaudited consolidated statement of income of William Penn for the nine months ended September 30, 2024, giving effect to the transaction and the common stock offering as if it had been consummated on January 1, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the audited consolidated statements of income of Mid Penn for the year ended December 31, 2023 with the consolidated statements of income of William Penn for the year ended December 31, 2023, giving effect to the transaction and the common stock offering as if it had been consummated on January 1, 2024. Certain reclassification adjustments have been made to William Penn’s financial statements to conform to Mid Penn’s financial statement presentation.

Mid Penn and William Penn have different fiscal years. William Penn’s fiscal year ends on June 30 of each year and Mid Penn’s fiscal year ends on December 31 of each year. As the fiscal years differ by more than 93 days, pursuant to SEC rules, William Penn’s financial information was adjusted for the purpose of preparing the unaudited pro forma condensed statements of income. The historical income statement information of William Penn used in the unaudited pro forma condensed combined statements of income for the year ended December 31, 2023 was prepared by taking the audited condensed combined income statement for the year ended June 30, 2024, subtracting the unaudited condensed combined income statement for the six months ended June 30, 2024 and adding the unaudited condensed combined income statement for the six months ended June 30, 2023. The historical financial statement information of William Penn used in the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024 was prepared by taking the audited condensed combined income statement for the twelve months ended June 30, 2024, subtracting the unaudited condensed combined income statement for the six months ended December 31, 2023, and adding the unaudited combined income statement for the three months ended September 30, 2024.

The unaudited pro forma condensed consolidated financial statements were prepared with Mid Penn as the accounting acquirer and William Penn as the accounting acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Mid Penn to complete the acquisition of William Penn will be allocated to William Penn’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at this time; however, preliminary significant valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited condensed pro forma financial statements.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of William Penn’s tangible and identifiable intangible assets and liabilities as of the closing date. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Mid Penn’s consolidated statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to William Penn’s shareholders’ equity, including results of operations from September 30, 2024, through the closing date will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the transaction accounting adjustments presented herein.

The pro forma statements of income and per share data information does not include anticipated cost savings or revenue enhancements. Mid Penn and William Penn are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either William Penn or Mid Penn and certain service providers. There is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.

The pro forma combined basic and diluted earnings per share of Mid Penn common stock is based on the pro forma combined net income per common share for William Penn and Mid Penn divided by the pro forma basic or diluted common shares of the combined entities for the periods presented on such statements of income. The pro forma information includes adjustments related to the fair value of assets and liabilities of William Penn and is subject to adjustment as additional information becomes available and as final merger date analyses are performed. The pro forma combined balance sheet and book value per share data includes the impact of merger related expenses on the balance sheet with Mid Penn’s after-tax estimated charges of $9.3 million, illustrated as an adjustment to statements of income, retained earnings and to accrued other liabilities. The pro forma combined book value per share of Mid Penn common stock is based on the pro forma combined common stockholders’ equity of William Penn and Mid Penn divided by total pro forma common shares of the combined entities.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Mid Penn common stock or the actual or future results of operations of Mid Penn for any period. Actual results may be materially different than the pro forma information presented.

Mid Penn Bancorp, Inc.

Unaudited Combined Pro Forma Balance Sheets as of September 30, 2024

($ In thousands, except per share data)

	Mid Penn Bancorp, Inc.	William Penn Bancorporation	Transaction Accounting Adjustments		Mid Penn Bancorp, Inc. Pro Forma Combined before Management Adjustments	Management Adjustments		Mid Penn Bancorp, Inc. Pro Forma Combined after Management Adjustments
Assets
Cash and due from banks	$57,518	$6,928	$—		$64,446	$—		$64,446
Interest-bearing balances with other financial institutions	19,323	19,311	—		38,634	76,543	(12)	115,177
Federal funds sold	67,554	271	—		67,825	—		67,825

Total cash and cash equivalents	144,395	26,510	—		170,905	76,543		247,448
Investment securities:
Investment securities held to maturity, at amortized cost	386,618	86,835	(13,447	)(3)	460,006	—		460,006
Investment securities available for sale, at fair value	255,227	154,141	—		409,368	—		409,368
Equity securities available for sale, at fair value	446	2,095	—		2,541	—		2,541
Loans held for sale	7,919	—	—		7,919	—		7,919
Loans and leases, net of unearned interest	4,431,704	464,731	(26,160	)(4)	4,870,275	—		4,870,275
Less: Allowance for loan and lease losses	(35,562)	(2,522)	(2,125	)(5)	(40,209)	—		(40,209)

Net loans and leases	4,396,142	462,209	(28,285)		4,830,066	—		4,830,066
Bank premises and equipment, net	33,765	7,041	1,332	(6)	42,138	—		42,138
Operating lease right of use asset	7,390	8,140	—		15,530	—		15,530
Finance lease right of use asset	2,593	—	—		2,593	—		2,593
Cash surrender value of life insurance	53,135	42,148	—		95,283	—		95,283
Restricted investment in bank stocks	10,589	2,690	—		13,279	—		13,279
Accrued interest receivable	27,286	2,906	—		30,192	—		30,192
Deferred income taxes	23,197	8,093	8,698	(7)	39,988	—		39,988
Goodwill	128,160	4,858	(2,490	)(1)	130,528	—		130,528
Core deposit and other intangibles, net	6,713	323	10,825	(8)	17,861	—		17,861
Foreclosed assets held for sale	281	—	—		281	—		281
Other assets	43,169	4,240	—		47,409	—		47,409

Total Assets	$5,527,025	$812,229	$(23,367)		$6,315,887	$76,543		$6,392,430

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$791,980	$66,235	$—		$858,215	$—		$858,215
Interest-bearing transaction accounts	2,288,783	379,710	—		2,668,493	—		2,668,493

Time	1,626,001	183,844	(1,102	)(9)	1,808,743	—		1,808,743

Total Deposits	4,706,764	629,789	(1,102)		5,335,451	—		5,335,451
Borrowings	137,813	40,597	—		178,410	—		178,410
Subordinated debt	45,894	—	—		45,894	—		45,894
Operating lease liability	7,778	8,411	—		16,189	—		16,189
Accrued interest payable	18,995	69	—		19,064	—		19,064
Other liabilities	36,722	5,110	14,151	(11)	55,983	—		55,983

Total Liabilities	4,953,966	683,976	13,049		5,650,991	—		5,650,991

Shareholders’ equity:
Common stock	17,061	92	3,507	(1)(2)	20,660	2,731	(12)	23,391
Additional paid-in capital	406,922	96,730	3,763	(1)(2)	507,415	73,812	(12)	581,227
Unearned common stock held by employee stock ownership plan	—	(8,688)	8,688	(1)(2)	—	—		—
Retained earnings	172,234	57,310	(69,565	)(2)(5)(11)	159,979	—		159,979
Accumulated other comprehensive income (loss)	(13,116)	(17,191)	17,191	(2)	(13,116)	—		(13,116)
Treasury stock	(10,042)	—	—		(10,042)	—		(10,042)

Total Shareholders’ Equity	573,059	128,253	(36,416)		664,896	76,543		741,439

Total Liabilities and Shareholders’ Equity	$5,527,025	$812,229	$(23,367)		$6,315,887	$76,543		$6,392,430

Per Share Data
Shares Outstanding	16,620,174	9,218,459	(5,619,630	)(1)	20,219,003	2,731,250		22,950,253
Book Value Per Share	$34.48	$13.91			$32.88			$32.31

Unaudited Pro Forma Combined Statements of Income for nine months ended September 30, 2024

($ In Thousands, Except Per Share Data)

	Mid Penn Bancorp, Inc.	William Penn Bancorporation	Transaction Accounting Adjustments		Mid Penn Bancorp, Inc. Pro Forma Combined before Management Adjustments	Management Adjustments		Mid Penn Bancorp, Inc. Pro Forma Combined after Management Adjustments
Interest Income
Loans, including fees	$197,412	$19,324	$2,811	(4)	$219,547	$—		$219,547
Investment securities	13,425	4,826	4,475	(3)	22,726	—		22,726
Other interest-bearing balances	973	549	—		1,522	1,849	(12)	3,371
Federal funds sold	1,461	—	—		1,461	—		1,461

Total Interest Income	213,271	24,699	7,286		245,256	1,849		247,105

Interest Expense
Deposits	85,484	10,013	275	(9)	95,772	—		95,772
Borrowings	12,396	2,379	513	(10)	15,288	—		15,288

Total Interest Expense	97,880	12,392	788		111,060	—		111,060

Net Interest Income	115,391	12,307	6,498		134,196	1,849		136,045
Provision/(Benefit) for credit losses – loans	1,784	(1,063)	—		721	—		721
(Benefit)/Provision for credit losses CCL	(601)	32	—		(569)	—		(569)

Net Interest Income after Provision/(Benefit) for Credit Losses	114,208	13,338	6,498		134,044	1,849		135,893

Noninterest Income
Fiduciary and wealth management	3,465	—	—		3,465	—		3,465
ATM debit card interchange	2,880	311	—		3,191	—		3,191
Service charges on deposits	1,597	343	—		1,940	—		1,940
Mortgage banking	1,820	—	—		1,820	—		1,820
Mortgage hedging	(1)	—	—		(1)	—		(1)
Net gain on sales of SBA loans	332	—	—		332	—		332
Earnings from cash surrender value of life insurance	861	969	—		1,830	—		1,830
Other income	5,390	389	—		5,779	—		5,779

Total Noninterest Income	16,344	2,012	—		18,356	—		18,356

Noninterest Expenses
Salaries and employee benefits	47,151	8,941	—		56,092	—		56,092
Software licensing and utilization	6,694	1,540	—		8,234	—		8,234
Occupancy, net	5,658	2,091	25	(6)	7,774	—		7,774
Equipment	3,715	107	—		3,822	—		3,822
Shares tax	1,945	—	—		1,945	—		1,945
Legal and professional fees	3,300	767	—		4,067	—		4,067
ATM /card processing	1,650	73			1,723			1,723
Intangible amortization	1,313	114	1,433	(8)	2,860	—		2,860
FDIC Assessment	3,327	262	—		3,589	—		3,589
Loss on sale of foreclosed assets, net	7	4	—		11	—		11
Merger and acquisition	109	—	—		109	—		109
Post acquisition restructuring	—	—	—		—	—		—
Other expenses	11,834	1,985	—		13,819	—		13,819

Total Noninterest Expenses	86,703	15,884	1,458		104,045	—		104,045

Income (Loss) before Provision for Income Taxes	43,849	(534)	5,040		48,355	1,849		50,204
Provision/(Benefit) for Income Taxes	7,644	(491)	1,058	(7)	8,211	388	(12)	8,599

Net Income (Loss) Available to Common Shareholders	$36,205	$(43)	$3,982		$40,144	$1,461		$41,605

Per Common Share Data:
Basic Earnings per Common share	$2.18	$(0.01)	—		1.98	—		1.81
Diluted Earnings per Common Share	$2.18	$(0.01)	—		1.97	—		1.80
Weighted-Average basic shares outstanding	16,585,719	8,271,307	(4,538,719	)(1)	20,318,307	2,731,250	(12)	23,049,557
Weighted-Average diluted shares outstanding	16,625,559	8,327,507	(4,594,919	)(1)	20,358,147	2,731,250	(12)	23,089,397

Unaudited Pro Forma Combined Income Statement for twelve months ended December 31, 2023

($ In Thousands, Except Per Share Data)

	Mid Penn Bancorp, Inc.	William Penn Bancorporation	Transaction Accounting Adjustments		Mid Penn Bancorp, Inc. Pro Forma Combined before Management Adjustments	Management Adjustments		Mid Penn Bancorp, Inc. Pro Forma Combined after Management Adjustments
Interest and Dividend Income
Loans, including fees	$218,060	$24,312	$3,748	(4)	$246,120	$—		$246,120
Investment securities	17,545	6,827	5,967	(3)	30,339	—		30,339
Other interest-bearing balances	361	678	—		1,039	3,697	(12)	4,736
Federal funds sold	373	—	—		373	—		373

Total Interest and Dividend Income	236,339	31,817	9,715		277,871	3,697		281,568

Interest Expense
Deposits	79,295	9,923	367	(9)	89,585	—		89,585
Borrowings	10,071	2,145	683	(10)	12,899	—		12,899

Total Interest Expense	89,366	12,068	1,050		102,484	—		102,484

Net Interest Income	146,973	19,749	8,665		175,387	3,697		179,084
Provision for credit losses – loans	2,891	30	3,718	(5)	6,639	—		6,639
(Benefit)/Provision for credit losses CCL	404	(45)	—		359	—		359

Net Interest Income after Provision for Credit Losses	143,678	19,764	4,947		168,389	3,697		172,086

Noninterest Income
Fiduciary and wealth management	5,059	—	—		5,059	—		5,059
ATM debit card interchange	4,019	433	—		4,452	—		4,452
Service charges on deposits	1,943	430	—		2,373	—		2,373
Mortgage banking	1,353	—	—		1,353	—		1,353
Mortgage hedging	324	—	—		324	—		324
Net gain on sales of SBA loans	571	—	—		571	—		571
Earnings from cash surrender value of life insurance	1,112	1,162	—		2,274	—		2,274
Net gain on sales of investment securities	—	85	—		85	—		85
Other income	5,627	134	—		5,761	—		5,761

Total Noninterest Income	20,008	2,244	—		22,252	—		22,252

Noninterest Expenses
Salaries and employee benefits	59,345	12,118	—		71,463	—		71,463
Software licensing and utilization	7,927	1,931	—		9,858	—		9,858
Occupancy, net	7,349	2,867	34	(6)	10,250	—		10,250
Equipment	5,121	184	—		5,305	—		5,305
Shares tax	2,713	—	—		2,713	—		2,713
Legal and professional fees	2,945	787	—		3,732	—		3,732
ATM /card processing	2,108	104	—		2,212	—		2,212
Intangible amortization	1,780	178	2,134	(8)	4,092	—		4,092
FDIC Assessment	3,500	361	—		3,861	—		3,861
Gain on sale of foreclosed assets, net	(144)	—	—		(144)	—		(144)
Merger and acquisition	5,544	—	11,502	(11)	17,046	—		17,046
Post acquisition restructuring	2,952	—	—		2,952	—		2,952
Other expenses	17,852	2,607	—		20,459	—		20,459

Total Noninterest Expense	118,992	21,137	13,670		153,799	—		153,799

Income before Provision for Income Taxes	44,694	871	(8,723)		36,842	3,697		40,539
Provision/(Benefit) for income taxes	7,297	(33)	(1,600	)(7)	5,664	776	(12)	6,440

Net Income Available for Common Shareholders	$37,397	$904	$(7,123)		$31,178	$2,921		$34,099

Per Share Data:
Basic Earnings per Common share	$2.29	$0.09	$—		$1.55	$—		$1.50
Diluted Earnings per Common Share	$2.29	$0.09	$—		$1.55	$—		$1.49
Weighted-Average basic shares outstanding	16,319,006	9,723,078	(5,990,490	)(1)	20,051,594	2,731,250	(12)	22,782,844
Weighted-Average diluted shares outstanding	16,350,963	9,766,144	(6,033,556	)(1)	20,083,551	2,731,250	(12)	22,814,801

Unaudited Pro Forma Per Share Data

For The Nine Months Ended September 30, 2024

($ in Thousands, Except Per Share Data)

	Mid Penn Bancorp, Inc.	William Penn Bancorporation	Pro Forma Combined	Pro Forma Equivalent William Penn Share (A)
For The Nine Months Ended September 30, 2024:
Earnings per share:
Net income per share (Basic)	$2.18	$(0.01)	$1.99	$0.85
Net income per share (Diluted)	$2.18	$(0.01)	$1.98	$0.85

Book Value per common share as of September 30, 2024	$34.48	$13.91	$32.88	$14.01

Unaudited Pro Forma Per Share Data

For The Twelve Months Ended December 31, 2023

($ in Thousands, Except Per Share Data)

	Mid Penn Bancorp, Inc.	William Penn Bancorporation	Pro Forma Combined	Pro Forma Equivalent William Penn Share (A)
For The Twelve Months Ended December 31, 2023:
Earnings per share
Net income per share (Basic)	$2.29	$0.09	$1.50	$0.64
Net income per share (Diluted)	$2.29	$0.09	$1.50	$0.64

Book Value per common share as of December 31, 2023	$31.90	$13.38	$30.50	$12.99

Explanatory Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and Per Share Data

TRANSACTION ACCOUNTING ADJUSTMENTS:

(1)

At the closing date of the transaction, each share of William Penn common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.426 shares of Mid Penn common stock. In this pro forma analysis and assuming a Mid Penn common stock price of $28.40 as of January 3, 2025 (which was the latest practical trading date before the date of this document) the William Penn merger consideration per common share was assumed to equal $12.10. No fraction of a whole share of Mid Penn common stock shall be issued in connection with the merger. Pursuant to the merger agreement, any former William Penn shareholder who would otherwise be entitled to receive a fraction of a share of Mid Penn common stock shall receive, in lieu thereof, cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share of Mid Penn common stock entitled and (ii) the closing sale price of Mid Penn common stock on the fifth (5th) business day prior to the closing date.

At the effective time of the merger, each outstanding William Penn restricted stock award will be assumed by Mid Penn and will continue to be subject to the same terms and conditions as applied to the William Penn restricted stock award immediately prior to the effective time of the merger. Each assumed restricted stock award will be for a number of shares of Mid Penn common stock equal to the number of shares of William Penn common stock subject to the assumed award immediately prior to the effective time of the merger, multiplied by the exchange ratio and rounded down to the nearest whole share. It is noted that William Penn had granted 505,600 of restricted stock units of which 191,161 are vested and 313,989 are unvested and are included in the William Penn outstanding shares.

At the closing date of the transaction each option to purchase shares of William Penn common stock (“William Penn Options”) that is outstanding and unexercised shall be converted into Mid Penn options. In this pro forma analysis these William Penn Options totaling 1,264,000 were converted into Mid Penn stock options totaling 538,464 based on their estimated fair value of $5.0 million. It is noted that the pro forma statements of income include the diluted effect of the William Penn stock options rolled over for 17,664 shares for the pro forma statements of income.

In connection with the William Penn’s second-step conversion offering, completed on March 21, 2021, the William Penn Bank Employee Stock Ownership Plan (“William Penn ESOP”) trustees subscribed for, and intended to purchase, on behalf of the ESOP, 8.00% of the shares of the Company common stock sold in the offering and to fund its stock purchase through a loan from William Penn equal to 100% of the aggregate purchase price of the common stock. The second-step conversion offering being oversubscribed in the first tier of subscription priorities, the ESOP trustees were unable to purchase shares of William Penn’s common stock in the second-step conversion offering. Subsequent to the completion of the second-step conversion on March 24, 2021, the ESOP trustees purchased 881,130 shares, or $10.1 million, of William Penn’s common stock in the open market.

In accordance with the merger agreement, the William Penn ESOP shall be terminated immediately prior to the closing date of the transaction (the “ESOP Termination Date”). On the ESOP Termination Date, William Penn shall direct the William Penn ESOP trustee(s) to remit to William Penn a sufficient number of shares of William Penn common stock held by the William Penn ESOP’s unallocated suspense account to William Penn to repay the full outstanding balance of the loan between the William Penn ESOP and William Penn (the “William Penn ESOP Loan”) (and with such William Penn common stock valued on the ESOP Termination Date) and, if after remitting such shares there remains any unpaid amount under the William Penn ESOP Loan, such unpaid amount, including any unpaid but accrued interest, shall be forgiven by William Penn at the closing date of the transaction. All remaining shares of William Penn common stock held by the William Penn ESOP as of the effective time shall be converted into the right to receive the merger consideration. In this pro forma analysis it was assumed that the William Penn ESOP Loan had a balance of $9,321,875 and was paid off with the retirement of 770,505 William Penn common shares ($9.3 million divided by the William Penn assumed merger consideration per share of $12.10).

At the close of the transaction, all shares of William Penn common stock held in the treasury of William Penn (“Treasury Stock”), prior to the closing of the transaction shall be cancelled, and no payment or distribution shall be made in consideration therefor.

The total estimated purchase price for the purpose of this pro forma financial information is $104.1 million. The adjustment for shares outstanding, basic, and diluted weighted average common shares outstanding is an amount to adjust the shares to equal the new common shares issued for the transaction. The following is a summary of the fair value of assets acquired and liabilities assumed resulting in goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis as of September 30, 2024, goodwill of $2.4 million results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and amounts therein are subject to change based on operations subsequent to September 30, 2024, as additional information becomes available and as additional analyses are performed.

(dollars in thousands, except per share data)
Purchase Price Consideration for Common Stock
William Penn common shares outstanding as of 9/30/2024	9,218,459

Less: ESOP Shares
ESOP loan balance	9,321,875
Transaction price per share	$12.10

Less: estimated shares of William Penn Common Stock to pay off ESOP Loan	770,505

William Penn common shares as of 9/30/2024 less ESOP shares to payoff ESOP loan settled for stock	8,447,954

Exchange ratio	0.4260
Mid Penn shares to be issued	3,598,828
Price per share of Mid Penn common stock (closing stock price as of January 3, 2025, which was the latest practical trading date before the date of this document)	$28.40

Purchase price consideration for common stock	$102,207

Purchase Price Consideration - Rollover of Outstanding Options
William Penn stock options outstanding	1,264,000
Mid Penn stock options issued	538,464
Fair value of Mid Penn stock option	$9.25

Purchase price assigned to stock options rolled over	$4,981

Total purchase price consideration	$107,188

(dollars in thousands)	William Penn Bancorporation Book Value 9/30/2024	Fair Value Adjustments		William Penn Bancorporation Fair Value 9/30/2024
Total purchase price consideration				$107,188
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$26,239	$—		$26,239
Federal funds sold	271	—		271
Investment securities held to maturity, at amortized cost	86,835	(13,447)	(3)	73,388
Investment securities available for sale, at fair value	154,141			154,141
Equity securities	2,095	—		2,095
Loans gross	464,731	(26,160)	(4)	438,571
Allowance for credit losses	(2,522)	1,593	(5)	(929)

Loans, net of allowance	462,209	(24,567)		437,642
Bank premises and equipment, net	7,041	1,332	(6)	8,373
Operating lease right of use asset	8,140	—		8,140
Cash surrender value of life insurance	42,148	—		42,148
Restricted investment in bank stocks	2,690	—		2,690
Accrued interest receivable	2,906	—		2,906
Deferred income taxes	8,093	5,733	(7)	13,826
Core deposit intangible	323	10,825	(8)	11,148
Other assets	4,240	—		4,240

Total identifiable assets acquired	807,371	(20,124)		787,247
Deposits
Noninterest-bearing demand	66,235	—		66,235
Interest-bearing transaction accounts	379,710	—		379,710
Time	183,844	(1,102)	(9)	182,742

Total deposits	629,789	(1,102)		628,687
Borrowings	40,597	—		40,597
Operating lease liability	8,411	—		8,411
Accrued interest payable	69	—		69
Other liabilities	5,110	2,649	(10)	7,759

Total liabilities assumed	683,976	1,547		685,523

Total identifiable net assets	123,395	(21,671)		101,724

Goodwill				$5,464

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 15% increase and 15% decrease in the price per share of Mid Penn common stock from January 3, 2025, of $28.40, with its impact on the pro forma goodwill.

(dollars in thousands except per share data)	1/3/2025	15% Increase	15% Decrease
Shares of William Penn Bancorporation common stock	8,447,954	8,447,954	8,447,954
Exchange ratio	0.426	0.426	0.426

Mid Penn Bancorp, Inc. common shares to be issued	3,598,829	3,598,829	3,598,829
Price per share of Mid Penn Bancorp, Inc. common stock	$28.40	$32.66	$24.14

Pro forma consideration for common stock	$102,207	$117,538	$86,876

William Penn Bancorporation stock options outstanding	1,264,000	1,264,000	1,264,000
Mid Penn Bancorp, Inc. stock options issued	538,464	538,464	538,464
Fair value of Mid Penn stock option	$9.25	$10.64	$7.86

Purchase price assigned to stock options rolled over	$4,981	$5,728	$4,234

Total pro forma purchase price consideration	$107,188	$123,266	$91,110

Pro forma goodwill	$5,464	$21,542	$(10,614)

(2)

Balance sheet adjustments to reflect the reversal of William Penn’ historical equity accounts to additional paid-in capital (“APIC”) and record the purchase price consideration for common stock. The following tables summarize the transaction accounting adjustments for the equity accounts.

		Balance Sheet
		September 30, 2024
Transaction accounting adjustment for common stock
Reversal of William Penn’s common stock		$(92)
Number of shares of Mid Penn common stock issued	3,598,828
Par value of Mid Penn common stock	$1.00
Par value of Mid Penn shares issued for merger		3,599

Total transaction accounting adjustment for common stock		$3,507

		Balance Sheet
		September 30, 2024
Transaction accounting adjustment for unearned common stock held by employee stock ownership plan
Reversal of William Penn unearned common stock held by employee stock ownership plan		$8,688

Total transaction accounting adjustment for unearned common stock held by employee stock ownership plan		$8,688

		Balance Sheet
(dollars in thousands, except per share data)		September 30, 2024
Transaction accounting adjustment for APIC
Reversal of William Penn common stock to APIC		$92
Reversal of William Penn retained earnings to APIC		57,310
Reversal of William Penn accumulated other comprehensive loss to APIC		(17,191)
Reversal of William Penn unearned common stock held by employee stock ownership plan		(8,688)
Issued and outstanding shares of William Penn common stock	9,218,459
ESOP loan balance	9,321,875
Transaction price per share	$12.10

Estimated shares of William Penn Common Stock to pay off ESOP Loan	770,505
William Penn common shares as of 9/30/2024 settled for stock	8,447,954
Exchange ratio	0.426
Mid Penn shares to be issued	3,598,828
Price per share of common stock (closing stock price as of January 3, 2025, which was the latest practical trading date before the date of this document)	$28.40

Purchase price consideration for common stock	102,207

Purchase Price Consideration—Rollover of Outstanding Options
William Penn stock options outstanding	1,264,000
Mid Penn stock options issued	538,464
Fair value of Mid Penn stock option	$9.25

Purchase price assigned to stock options rolled over	$4,981

Par value of Mid Penn shares issued for merger at $1.00 per share	$1.00
Less: par value of Mid Penncommon stock	(3,599)

APIC adjustment for Mid Penn shares issued	$103,589
Less: William Penn common equity	$(128,253)

Net adjustment to APIC for stock consideration		$(24,664)

Total transaction accounting adjustment for APIC		$6,859

		Balance Sheet
		September 30, 2024
Transaction accounting adjustment for retained earnings
Reversal of William Penn retained earnings		$(57,310)
Mid Penn merger costs, net of taxes		(9,318)
Provision for credit losses for non-PCD loans, net of taxes		(2,937)

Total transaction accounting adjustment for retained earnings		$(69,565)

Balance Sheet
September 30, 2024
Transaction accounting adjustment for accumulated other comprehensive loss
Reversal of William Penn accumulated other comprehensive loss	$17,191

Total transaction accounting adjustment for accumulated other comprehensive loss	$17,191

(3)

Securities available-for-sale were recorded at fair value at September 30, 2024, therefore no balance sheet adjustment is necessary. Adjustment to statements of income includes prospective reclassification of existing available-for-sale securities fair value adjustment of $22.4 million to an amortizing discount which will be amortized into income based on the expected life of securities of 6 years.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Securities available for sale	$—	$2,794	$3,726

Total securities available for sale	$—	$2,794	$3,726

Securities held-to-maturity fair value adjustment to reflect at fair value discount of $13.4 million at September 30, 2024, sheet adjustment is necessary. Adjustment to statements of income to amortize the discount into income based on the expected life of securities of 6 years.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Securities held to maturity
Securities held to maturity fair value adjustment	$(13,447)	$1,681	$2,241

Total adjustments for securities held to maturity	$(13,447)	$1,681	$2,241

(4)

Balance sheet adjustment to reflect the fair value discount for acquired purchased credit deteriorated (“PCD”) loans and non-PCD loans of $28.8 million and other loan adjustments. The accruing loan fair value adjustments will be substantially recognized over the expected life of the loans of 7 years. Balance sheet and income statement interest rate adjustment to reflect the reversal of existing deferred net loan fees and the existing loan purchase accounting discounts from prior William Penn mergers.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Fair value adjustments on loans acquired
Non-PCD loans interest rate fair value	$(25,048)	$2,684	$3,578
Non-PCD loans general credit fair value	(3,718)	398	531

Total fair value adjustment assigned to Non-PCD loans	(28,766)	3,082	4,109

PCD loans fair value	(929)	—	—

Total fair value adjustment assigned to PCD loans	(929)	—	—

PCD loan ACL	929	—	—

Total fair value of PCD loans assigned to allowance for credit losses	929	—	—

Total loan fair value adjustment	(28,766)	3,082	4,109

Reversal of existing deferred loan fees, net	494	(53)	(70)
Reversal of existing loan premium and discounts	2,112	(218)	(291)

Total fair value adjustments for loans	$(26,160)	$2,811	$3,748

(5)

Balance sheet adjustment for the reversal of William Penn’s existing allowance for loan losses of $2.5 million. Balance sheet adjustment of $929 thousand of PCD loan fair value assigned to the allowance for credit losses. Balance sheet and retained earnings adjustment for the allowance for credit losses of $3.7 million for acquired non-PCD loans. The pro forma statements of income does include a one-time provision expense of $3.7 million related to allowance for credit losses for non-PCD loans.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Allowance for credit losses
Reversal of existing allowance for credit losses	$2,522	$—	$—
Fair value of PCD loans assigned to allowance for credit losses	(929)	—	—

Subtotal allowance for credit losses excluding ACL for non-PCD loans	1,593	—	—
ACL for non-PCD loans	(3,718)	—	3,718

Total adjustments to allowance for credit losses	$(2,125)	$—	$3,718

(6)	Balance sheet and statements of income adjustment to reflect the fair value of buildings and land and the related amortization adjustment based on an expected life of the properties (39.5 years).

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Premises and equipment, net
Owned premise fair value	$1,332	$25	$34

Total adjustments for premises and equipment, net	$1,332	$25	$34

(7)

Balance sheet adjustment to reflect the net deferred tax asset, at a statutory rate of 21.0%, related to fair value adjustments and tax benefits related to one-time merger charges and related statements of income adjustments to pro forma adjustments using a statutory tax rate of 21.00% for book income tax expense.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Tax impact
Fair value adjustments	$5,733	$1,058	$1,365
Buyer accrual for one-time merger related charges	2,184	—	(2,184)
Allowance for credit losses for Non-PCD loans	781	—	(781)

Total tax impact transaction accounting adjustments	$8,698	$1,058	$(1,600)

(8)

Balance sheet adjustment to intangible assets to reflect the elimination of the previously recorded core deposit intangible and the creation of a new core deposit intangible fair value of $11.1 million for acquired core deposit intangible assets. The related statements of income amortization adjustments based upon an expected life of 10 years using sum of the year’s digits method.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Core deposit intangible asset
Core deposit intangible asset	$11,148	$1,368	$2,026
Reverse existing core deposit intangible asset	(323)	65	108

Total core deposit intangible asset	$10,825	$1,433	$2,134

(9)

Balance sheet and statements of income adjustment related to the fair value of interest-bearing time deposits and corresponding statements of income adjustments related to the amortization of discount on interest-bearing time deposits based on the expected life of interest-bearing time deposits of 3 years.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Certificates of deposit
Certificates of deposit fair value adjustment	$(1,116)	$279	$372
Reversal of existing certificate of deposit	14	(4)	(5)

Total adjustments for certificates of deposits	$(1,102)	$275	$367

(10)

No balance sheet adjustment is needed for borrowings since the borrowings were short term in nature. Statements of income adjustment to reflect the increase in borrowing expense for funding charge related to $11.7 million after-tax merger related expenses assuming a 4.83% interest rate with an assumed increase in borrowings.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Borrowings
Funding cost of after-tax merger related charges	—	513	683

Total borrowings	$—	$513	$683

(11)

Balance sheet adjustment to reflect the accrual of one-time merger-related charges for Mid Penn and William Penn: (a) William Penn pre-tax charges are estimated at $2.6 million ($2.4 million after-tax) and are included as a pro forma fair value liability accrual, and (b) Mid Penn pre-tax charges are estimated at $11.5 million ($9.3 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings The pro forma statements of income does include an accrual for one-time merger related charges of $11.5 million. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible. The pro forma statements of income include Mid Penn merger-related expenses.

	Balance Sheet	Statements of Income
	September 30, 2024	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Other Liabilities
Mid Penn Bancorp, Inc. accrual for one-time merger related charges	$11,502	$—	$11,502
William Penn Bancorporation accrual for one-time merger related charges	2,649	$—	$—

Total other liabilities adjustments	$14,151	$—	$11,502

MANAGEMENT ADJUSTMENTS:

(12)

Balance sheet adjustment to reflect the November 5, 2024, issuance of 2,731,250 shares of Mid Penn common stock, par value $1.00, at a price to the public of $29.50 per share as of September 30, 2024. The offering resulted in gross proceeds of $80.6 million or $76.5 million net of underwriting discounts or commissions. Statements of income adjustment to reflect interest income impact on the net proceeds of the common stock issuance assumed at a rate of 4.83%.

RISK FACTORS

An investment by William Penn’s shareholders in Mid Penn common stock as a result of the exchange of shares of Mid Penn common stock for shares of William Penn common stock in the merger involves certain risks. Similarly, a decision on the part of Mid Penn shareholders to approve the Mid Penn share issuance proposal also involves risks for Mid Penn shareholders. Certain material risks and uncertainties connected with the merger agreement and the transactions contemplated thereby, including the merger, the bank merger and ownership of Mid Penn common stock are discussed below. In considering whether to vote in favor of the various proposals for which they may be entitled to vote at the William Penn and Mid Penn special meetings, shareholders of William Penn and Mid Penn should consider all of the information included in this document and its annexes and all of the information we have incorporated by reference and the risk factors identified by Mid Penn and William Penn with respect to its operations included in their filings with the SEC, including in Mid Penn and William Penn’s Annual Reports on Form 10-K for the year ended December 31, 2023 and June 30, 2024, respectively, and subsequent Quarterly Reports on Form 10-Q. See “Incorporation of Certain Documents by Reference.” In addition, you should consider the following risk factors.

The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Mid Penn common stock that you, as an existing Mid Penn shareholder, currently hold or that you, as an existing William Penn shareholder, will hold upon the completion of the merger, and could result in a significant decline in the value of Mid Penn common stock and cause the current holders of Mid Penn common stock and/or the holders of William Penn common stock to lose all or part of their respective investments in Mid Penn common stock.

Risks Related to the Merger

Because the market price of Mid Penn shares of common stock will fluctuate, William Penn shareholders cannot be sure of the value of the merger consideration they may receive.

Upon completion of the merger, each share of William Penn common stock will be automatically converted into the right to receive 0.426 shares of Mid Penn common stock, which we call the exchange ratio. The market price for shares of Mid Penn common stock may vary from the market price of Mid Penn common stock on the date we announced the merger, on the date this joint proxy statement/prospectus was mailed to William Penn shareholders and on the date of the special meeting of the William Penn shareholders. Any change in the market price of Mid Penn shares of common stock prior to closing the merger may affect the value of the merger consideration that William Penn shareholders will receive upon completion of the merger. William Penn is not permitted to resolicit the vote of William Penn shareholders solely because of changes in the market price of Mid Penn shares of common stock. Because the exchange ratio is fixed, if Mid Penn’s stock price declines prior to the completion of the merger, Mid Penn will not be required to adjust the exchange ratio. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Mid Penn common stock.

William Penn and Mid Penn shareholders will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

William Penn’s shareholders currently have the right to vote in the election of the board of directors of William Penn and on certain other matters affecting William Penn. When the merger occurs, each William Penn shareholder that receives shares of Mid Penn common stock will become a shareholder of Mid Penn with a percentage ownership of the combined organization that is much smaller than the shareholder’s current percentage ownership of William Penn. Additionally, each Mid Penn shareholder will have a percentage ownership of the combined organization that is smaller than the shareholder’s current ownership in Mid Penn. More specifically, following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately [●]% of the outstanding shares of Mid Penn common stock and William Penn shareholders will own approximately [●]% of the outstanding shares of Mid Penn common stock.

Because of this, each institution’s existing shareholders will have less influence on the management and policies of Mid Penn than they now have on the management and policies of the institution in which they currently own shares.

Shareholders may be unable to timely sell shares after completion of the merger.

There will be a time period between the completion of the merger and the time at which former William Penn shareholders actually receive their shares of Mid Penn common stock. Until shares are received, former William Penn shareholders may not be able to sell their Mid Penn shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Mid Penn common stock during this period.

The merger agreement limits William Penn’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit William Penn’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of William Penn. In addition, a termination fee is payable by William Penn under certain circumstances, generally involving the decision to pursue an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of William Penn from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire William Penn than it might otherwise have proposed to pay, if the merger with Mid Penn had not been announced.

William Penn shareholders will not have appraisal or dissenters’ rights in the merger.

Appraisal or dissenters’ rights are statutory rights that, if applicable, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under Maryland General Corporation Law, holders of William Penn common stock are not entitled to appraisal rights in the merger with respect to their shares of William Penn common stock.

Required regulatory waivers and approvals may not be received in a timely manner, or at all, and may impose materially burdensome conditions that prevent the merger from being completed.

Before the transactions contemplated in the merger agreement, including the merger, may be completed, various waivers, approvals or consents must be obtained from various bank regulatory and other authorities, including the Board of Governors of the Federal Reserve System, the FDIC, and the Pennsylvania Department of Banking and Securities. In determining whether to grant these approvals, regulatory authorities consider a variety of factors, including the regulatory standing of each party. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in any party’s regulatory standing or any other factors considered by regulators in granting such approvals; governmental, political, or community group inquiries, investigations or opposition; or changes in legislation or the political or regulatory environment generally, including as a result of changes of the U.S. executive administration, or Congressional leadership and regulatory agency leadership.

Even if the approvals are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations, or restrictions or that such conditions, limitations, or restrictions will not have the effect of preventing or delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reducing the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. The completion of the merger is conditioned on the receipt of the requisite regulatory approvals without the imposition of any materially burdensome regulatory condition and the expiration of all statutory waiting periods. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees issued by any court or any other governmental entity of competent jurisdiction that would prevent, prohibit or make illegal the completion of the merger or any of the other transactions contemplated by the merger agreement. Further, such approvals are subject to expiration if the transaction is not consummated within the time period provided in the approval. Please see the discussion under the caption “Regulatory Approvals Required for the Merger” on page [●].

Despite the parties’ expected commitment to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither party is required under the terms of the merger agreement to take any actions, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the proposed merger.

William Penn’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of William Penn shareholders.

William Penn’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of William Penn shareholders. For example, Kenneth J. Stephon, the current Chairman, President and Chief Executive Officer of William Penn, has entered into a three-year employment agreement with Mid Penn Bank, Mid Penn, William Penn Bank and Wiliam Penn under which Mr. Stephon will serve as Chief Corporate Development Officer of Mid Penn and Mid Penn Bank following the completion of the merger. In addition, Mr. Stephon will will also serve on the board of directors of Mid Penn and Mid Penn Bank, including serving as Vice Chair of Mid Penn Bank, following the effective time of the merger. The remaining directors of William Penn serving on the William Penn board of directors at the effective time of the merger will be appointed to a paid three-year advisory board of Mid Penn following completion of the merger. In addition, certain officers or employees may receive certain severance payments if they are terminated following the merger. Moreover, certain officers will receive change in control payments following completion of the merger. These interests and arrangements may create potential conflicts of interest. The Mid Penn board of directors and the William Penn board of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending that Mid Penn shareholders vote to approve the Mid Penn share issuance proposal and that William Penn shraeholders vote to approve the merger agreement, as applicable. For information concerning these interests, please see the discussion under the caption “Interests of William Penn’s Directors and Executive Officers in the Merger” on page [●].

The shares of Mid Penn common stock to be received by William Penn shareholders as a result of the merger will have different rights from the shares of William Penn common stock.

Upon completion of the merger, William Penn shareholders will become Mid Penn shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Mid Penn. The rights associated with William Penn common stock are currently governed by Maryland corporate law, the articles of incorporation and bylaws of William Penn and are different from the rights associated with Mid Penn common stock. See the section of this joint proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page [●] for a discussion of the different rights associated with Mid Penn common stock.

Termination of the merger agreement could negatively affect William Penn and Mid Penn.

If the merger agreement is terminated, there may be various consequences, including the fact that Mid Penn and/or William Penn may experience negative reactions from the financial markets and from each party’s respective customers and employees. Certain costs related to the transactions contemplated by the merger agreement, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed. In addition, William Penn’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and William Penn’s board of directors seeks another merger or business combination, William Penn shareholders cannot be certain that William Penn will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Mid Penn has agreed to provide in the merger. If the merger agreement is terminated and a different business combination is pursued, William Penn may also be required to pay a termination fee of $4,900,000 to Mid Penn under certain circumstances. Finally, if the merger is not completed, whether because of the failure to receive required regulatory approvals in a timely fashion or because one of the parties has breached its obligations in a way that permits termination of the merger agreement, or for any other reason, Mid Penn’s and William Penn’s stock prices may decline to the extent that the current market price reflects a market assumption that the merger will be completed. See “The Merger Agreement—Termination Fee” beginning on page [●].

The opinions rendered by Piper Sandler and KBW, respectively, to William Penn’s and Mid Penn’s respective boards of directors prior to the entry into the merger agreement will not reflect changes in circumstances subsequent to the date that such opinions were rendered.

Piper Sandler delivered an opinion to William Penn’s board of directors regarding the fairness, from a financial point of view, of the exchange ratio in the proposed merger on October 31, 2024, and KBW delivered an opinion to Mid Penn’s board of directors regarding the fairness, from a financial point of view, of the exchange ratio in the proposed merger on the same date. Changes in the operations and prospects of Mid Penn or William Penn, general market and economic conditions and other factors that may be beyond the control of Mid Penn and William Penn may alter the value of Mid Penn or William Penn or the price of shares of Mid Penn common stock or William Penn common stock by the time the merger is completed. The opinions do not speak to the time the merger will be completed or to any other date other than the date of such opinions. For a description of the opinion that William Penn received from Piper Sandler, please see “The Merger—Opinion of William Penn’s Financial Advisor” beginning on page [●] of this joint proxy statement/prospectus. For a description of the opinion that Mid Penn received from KBW, please see “The Merger—Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors” beginning on page [●] of this joint proxy statement/prospectus.

The unaudited pro forma combined consolidated financial statements included in this document are preliminary, and the actual financial condition and results of operations of the resulting company after the merger may differ materially.

The unaudited pro forma combined consolidated financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what the resulting company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined consolidated financial data, while helpful in illustrating the financial characteristics of the resulting company under one set of assumptions, do not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, do not attempt to predict or suggest future results. The unaudited pro forma combined consolidated financial statements reflect adjustments, which are based upon preliminary estimates, to record the William Penn identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based on the actual purchase price and fair value of the assets and liabilities of Mid Penn as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See “Unaudited Pro Forma Combined Consolidated Financial Data” beginning on page [●] for a more complete discussion.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed for other reasons.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, among others: approval of the merger agreement by William Penn shareholders and approval of the share issuance by Mid Penn shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of Mid Penn common stock to be issued to William Penn shareholders for listing on the Nasdaq Global Market, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [●] for a more complete discussion of the circumstances under which the merger agreement could be terminated. The conditions to closing of the merger may not be fulfilled and the merger may not be completed.

Failure to complete the merger could negatively affect the market price of Mid Penn’s and William Penn’s common stock.

If the merger is not completed for any reason, Mid Penn and William Penn will be subject to a number of material risks, including the following:

•	the market price of William Penn common stock may decline to the extent that the current market prices of its common stock already reflect a market assumption that the merger will be completed;

•

costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, additional reimbursement and termination fees, must be paid even if the merger is not completed; and

•

the diversion of management’s attention from the day-to-day business operations and the potential disruption to each company’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

William Penn will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on William Penn and consequently on Mid Penn. These uncertainties may impair William Penn’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with William Penn to seek to change existing business relationships with William Penn. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Mid Penn. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Mid Penn, Mid Penn’s business following the merger could be harmed. In addition, the merger agreement restricts William Penn from taking certain actions until the merger occurs without the consent of Mid Penn. These restrictions may prevent William Penn from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page [●] of this joint proxy statement/prospectus for a description of the restrictive covenants to which William Penn is subject under the merger agreement.

If the merger is not completed, William Penn and Mid Penn will have incurred substantial expenses without realizing the expected benefits of the merger.

William Penn and Mid Penn have both incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the continued effectiveness of regulatory approvals and the approval of Mid Penn’s and William Penn’s shareholders. William Penn and Mid Penn cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have an adverse impact on the financial condition and results of operations on a stand-alone basis for both William Penn and Mid Penn.

Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

Neither William Penn nor Mid Penn is currently able to predict the outcome of any suit arising out of or relating to the proposed transaction that may be filed in the future. If any letters or complaints are filed, absent allegations that are material, William Penn and Mid Penn will not necessarily announce such filings.

William Penn and Mid Penn could be subject to demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create additional uncertainty relating to the merger, and responding to such demands and defending such actions may be costly and distracting to management. Although there can be no assurance as to the ultimate outcomes of any demand or any subsequent litigation, neither William Penn nor Mid Penn believes that the resolution of such demands or any subsequent litigation will have a material adverse effect on its respective financial position, results of operations or cash flows.

Risks Related to the Combined Company if the Merger is Completed

Mid Penn may be unable to successfully integrate William Penn’s operations and retain William Penn’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include, among other things: integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of William Penn who are expected to be retained by Mid Penn. Mid Penn may not be successful in retaining these employees for the time period necessary to successfully integrate William Penn’s operations with those of Mid Penn. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Mid Penn following the merger.

Additionally, Mid Penn may not be able to successfully achieve the level of cost savings and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of William Penn to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on Mid Penn’s business, results of operation and stock price.

The market price of Mid Penn shares of common stock after the merger may be affected by factors different from those currently affecting the shares of William Penn.

The businesses of Mid Penn and William Penn differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Mid Penn. For a discussion of the businesses of Mid Penn and William Penn, see “Information about Mid Penn” and “Information about William Penn” on pages [●] and [●], respectively.

Future issuances of Mid Penn equity securities could dilute shareholder ownership and voting interest of Mid Penn shareholders.

Mid Penn’s articles of incorporation currently authorize the issuance of up to forty million shares of common stock, which is the maximum number of shares Mid Penn may have issued and outstanding at any one time. Mid Penn’s ability to issue additional shares is reduced by the number of shares that are currently outstanding and already reserved for future issuances. Any future issuance of equity securities by Mid Penn may result in dilution in the percentage ownership and voting interest of Mid Penn shareholders. Also, any securities Mid Penn sells in the future may be valued differently and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of shares held by Mid Penn shareholders.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Mid Penn and William Penn. However, to realize these anticipated benefits and cost savings, which include increased Mid Penn lending limits and access to stable core deposits, we must successfully combine the businesses of Mid Penn and William Penn. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.

Mid Penn and William Penn have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Mid Penn or William Penn during the transition period.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Mid Penn’s greater variety of financial products, and from increased lending out of Mid Penn’s substantially larger capital base, to William Penn’s existing customers and to new customers in William Penn’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Mid Penn’s products to William Penn’s customer base could cause the earnings of the combined company to be less than anticipated.

Unanticipated costs relating to the merger could reduce Mid Penn’s future earnings per share.

Mid Penn and William Penn believe that they have reasonably estimated the likely incremental costs of the combined operations of Mid Penn and William Penn following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, including negative changes in the value of William Penn’s loan portfolio, could have a material adverse effect on the results of operations and financial condition of Mid Penn following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Mid Penn’s earnings per share.

Risks Relating to Mid Penn’s Business

You should read and consider the risk factors specific to Mid Penn’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Mid Penn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this document for the location of information incorporated by reference into this document.

Risks Relating to William Penn’s Business

You should read and consider the risk factors specific to William Penn’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in William Penn’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this document for the location of information incorporated by reference into this document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of belief concerning future events, business plans and expected operating results after giving effect to the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. These forward-looking statements include the financial conditions, results of operations, earnings outlook and prospects of Mid Penn, William Penn and the potential combined company and may include statements for periods following the completion of the merger.

The forward-looking statements involve certain risks and uncertainties. The ability of either Mid Penn or William Penn to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. We caution that these forward-looking statements are based largely on Mid Penn and William Penn’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on the factors which are, in many instances, beyond our control. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those beginning on page [●] under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC and bank regulatory agencies made by Mid Penn and William Penn;

•	the dilution caused by Mid Penn’s issuance of additional shares of its common stock in connection with the merger;

•

completion of the merger is dependent on, among other the things, the receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

reputational risk and potential adverse reactions of Mid Penn’s or William Penn’s customers, employees or other business partners, including those resulting from the announcement or completion of the transactions;

•	higher than expected increases in Mid Penn’s or William Penn’s loan losses or in the level of nonperforming loans;

•	higher than expected charges incurred by Mid Penn in connection with marking William Penn’s assets to fair value;

•	a continued weakness or unexpected decline in the U.S. economy, in particular in Pennsylvania and New Jersey;

•	a continued or unexpected decline in real estate values within Mid Penn’s and William Penn’s market areas;

•	unanticipated reduction in Mid Penn’s or William Penn’s respective deposit bases or funding sources;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate risk policies of the FRB;

•	legislative and regulatory actions could subject Mid Penn to additional regulatory oversight which may result in increased compliance costs and/or require Mid Penn to change its business model;

•

the integration of William Penn’s business and operations with those of Mid Penn may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to William Penn’s or Mid Penn’s existing businesses; and

•

the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Mid Penn or William Penn or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, Mid Penn and William Penn undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

Background of the Merger

During the course of developing its strategic plan, Mid Penn’s board of directors and senior management team regularly consider various strategies for creating additional shareholder value, including growth through the expansion of its customer base in existing markets, as well as growth through acquisition of banks or business lines in existing or other markets. As part of this strategic planning process, Mid Penn routinely evaluates possible business combinations, and has completed five acquisitions in recent years—Phoenix Bancorp, Inc. in March 2015, The Scottdale Bank & Trust Co. in January 2018, First Priority Financial Corp. in July 2018, Riverview Financial Corporation in November 2021 and Brunswick Bancorp in May 2023.

The William Penn board of directors has regularly reviewed and discussed William Penn’s business strategy, performance and prospects in the context of the national and local economic environment, developments in the regulation of financial institutions and the competitive landscape. Among other things, these reviews and discussions have included possible strategic initiatives available to William Penn, such as capital management strategies, potential acquisitions, and business combinations involving other financial institutions. These reviews and discussions included analyses of the mergers and acquisitions environment, including multiples and premiums being paid, and an assessment of potential partners for William Penn. In connection with the evaluation of these strategic alternatives, Kenneth J. Stephon, the Chairman, President and Chief Executive Officer of William Penn, has had, from time to time, informal discussions with representatives of other financial institutions, including Mid Penn, and has regularly updated the William Penn board of directors regarding such discussions.

On March 25, 2024, the William Penn board of directors held a regular meeting that was attended by representatives of Piper Sandler & Co. (“Piper Sandler”), financial advisor to William Penn, and Kilpatrick Townsend & Stockton LLP (“Kilpatrick”), special legal counsel to William Penn. At the meeting, representatives of Piper Sandler led a discussion with the board of directors regarding the then current mergers and acquisitions market with respect to financial institutions generally and William Penn in particular. As part of this discussion, representatives of Piper Sandler reviewed with William Penn’s board of directors a group of potential counterparties, an analysis of each institution’s capacity to pay for shares of William Penn common stock in a merger transaction, and identified one potential merger partner (“Company A”) that had expressed an interest in exploring a business combination with William Penn and that had the capacity to pay a premium for shares of William Penn common stock. Representatives of Piper Sandler communicated to the William Penn board of directors that many of the remaining financial institutions in the group would not be viable merger partners for William Penn at the time because of the weakness in their respective stock prices and the overall market conditions for bank merger activity. The William Penn board of directors then considered William Penn’s prospects for organic growth and the potential strategic business combination of William Penn with another financial institution. The William Penn board of directors also discussed the risks and challenges associated with the path of independence and organic growth, including the challenges that the recent interest rate environment has caused for smaller institutions such as William Penn, and the potential benefits associated with various strategic business combinations. Representatives of Kilpatrick reviewed with the board of directors the fiduciary duties of directors under Maryland law, including the fiduciary duties of directors in the context of a change in control. Following thorough discussion and deliberation, and after all questions posed by the directors had been answered by management, representatives of Piper Sandler or Kilpatrick, as appropriate, the William Penn board of directors unanimously agreed that it was in the best interests of William Penn’s shareholders and other constituents for William Penn to explore a potential business combination. The board of directors then discussed Company A in greater detail, including its financial condition, experienced management team, successful acquisition history and potential capacity to pay a premium for shares of William Penn common stock. Following this discussion, the William Penn board of directors directed Mr. Stephon to contact the Chief Executive Officer of Company A to ascertain Company A’s level of interest in pursuing a potential business combination transaction with William Penn.

From late March 2024 through early June 2024, Mr. Stephon and the Chief Executive Officer of Company A met at various times to preliminarily discuss a potential business combination transaction between William Penn and Company A. Mr. Stephon regularly kept the William Penn board of directors apprised of such discussions. On May 28, 2024, William Penn and Company A entered into a mutual nondisclosure agreement and, on June 3, 2024, the executive management teams of both William Penn and Company A attended a lunch meeting to become better acquainted with one another and share information about their respective institutions. Immediately following that June 3, 2024 meeting, the Chief Executive Officer of Company A orally informed Mr. Stephon that Company A would be willing to engage in more serious merger discussions with William Penn and communicated to Mr. Stephon that Company A intended to offer all-stock merger consideration equal to an implied transaction value of approximately $9.00 per share of William Penn common stock.

On June 24, 2024, the William Penn board of directors held a regularly scheduled meeting that was also attended by representatives of Piper Sandler. At the meeting, representatives of Piper Sandler discussed with the William Penn board of directors the pricing information orally communicated by the Chief Executive Officer of Company A to Mr. Stephon on June 3, 2024. Representatives of Piper Sandler also discussed with the William Penn board of directors two additional institutions (“Company B” and “Company C”) that had recently expressed interest in exploring a business combination with William Penn and had the capacity to pay for shares of William Penn common stock. Following a discussion with Piper Sandler and after all questions posed by the directors had been answered by management or representatives of Piper Sandler, the William Penn board of directors determined that the implied transaction value of approximately $9.00 per share of William Penn common stock offered by Company A was inadequate and not in the best interests of shareholders, and concluded that Company A was not a viable merger partner for William Penn. The William Penn board of directors also directed Mr. Stephon to contact the Chief Executive Officers of Company B and Company C to ascertain Company B’s and Company C’s level of interest in pursuing a potential business combination transaction with William Penn.

Following the June 24, 2024 board meeting, Mr. Stephon had individual meetings with the Chief Executive Officers of Company B and Company C, respectively, and engaged in preliminary discussions regarding a potential business combination transaction between William Penn and Company B and Company C, respectively.

At the regular meeting of the William Penn board of directors held on July 17, 2024, Mr. Stephon updated the board of directors on his recent discussions with the Chief Executive Officers of both Company B and Company C. Mr. Stephon reported that both Company B and Company C expressed preliminary interest in exploring a business combination with William Penn. The William Penn board of directors concluded that Mr. Stephon should continue conversations with the Chief Executive Officers of both Company B and Company C and that William Penn should continue to obtain more information about each company. The William Penn board of directors also discussed recent market improvements in community bank stocks since the March 25, 2024 board meeting and concluded that such improvements could cause some potential acquirors to have a renewed interest in pursuing a business combination transaction with William Penn due to the increased market value of their stock. After lengthy discussion, the William Penn board of directors authorized representatives of Piper Sandler to distribute a confidential information memorandum (“CIM”) regarding William Penn to potential interested acquirors identified by Piper Sandler in consultation with William Penn, including Mid Penn, conditioned upon executing a confidentiality agreement with William Penn.

Following the July 17, 2024 board meeting, representatives of Piper Sandler contacted seven potential interested parties identified by Piper Sandler in consultation with the William Penn board of directors, including Mid Penn, without revealing the identity of William Penn. Of the parties contacted, five signed confidentiality agreements and the identity of William Penn was disclosed to them. William Penn and Mid Penn entered into a confidentiality agreement on July 31, 2024. As a result of this solicitation process, on August 15, 2024, Company B and two other companies (“Company D” and “Company E”) submitted non-binding indication of interest letters to William Penn. Additionally, on August 20, 2024, Mid Penn submitted a non-binding indication of interest letter to William Penn. Company C elected not to submit a non-binding indication of interest letter.

The William Penn board of directors met on August 21, 2024, with representatives of Piper Sandler and Kilpatrick in attendance, to review the results of the solicitation process and the terms of the non-binding indication of interest letters received from Mid Penn, Company B, Company D and Company E. Mid Penn’s non-binding indication of interest letter proposed all-stock consideration based on a fixed exchange ratio of 0.426 shares of Mid Penn common stock for each share of William Penn common stock, resulting in an implied transaction value of $11.87 per share, and requested a period of exclusivity to negotiate with William Penn. Company B’s non-binding indication of interest letter proposed all-stock consideration with an implied transaction value of $12.80 per share. Company D’s non-binding indication of interest letter proposed all-stock consideration with an implied transaction value of $11.24 per share. Company E’s non-binding indication of interest letter proposed all-stock consideration with an implied transaction value of $10.43 per share. As part of this discussion, representatives of Piper Sandler updated the William Penn board of directors regarding the then current bank and thrift mergers and acquisitions market. The William Penn board of directors also reviewed again its decision to seek a strategic partner and noted the significant challenges of the current operating environment for financial institutions and the potential impact of such conditions on William Penn. After lengthy discussion, the William Penn board of directors authorized representatives of Piper Sandler to contact Mid Penn and Company D to continue discussions with Mid Penn and Company D regarding a potential business combination with William Penn. The William Penn board of directors elected not to engage in further discussions with Company B for a number of reasons, including the fact that Company B’s stock was trading at a significant premium to its peers, in contrast to the other bidders which were all trading at a discount to their peers, which created considerably more upside with respect to a transaction involving the other bidders. The William Penn board of directors also considered, among other things, the illiquid nature of Company B’s common stock, the fact that Company B’s management team was relatively new and had limited acquisition experience, and the fact that Company B was located outside of William Penn’s market area and did not have significant knowledge of, or experience within, William Penn’s market area. The William Penn board of directors elected not to engage in further discussions with Company E due to the inadequate proposed merger consideration set forth in Company E’s non-binding indication of interest letter.

On August 27, 2024, Company D notified William Penn that it would be discontinuing merger discussions with William Penn for reasons unrelated to William Penn or the specific terms of its previously submitted non-binding indication of interest letter. At a special meeting of the board of directors held on September 9, 2024, at which representatives of Piper Sandler were present, and following a discussion with management and Piper Sandler, the William Penn board of directors authorized William Penn to enter into an exclusivity agreement with Mid Penn with respect to the negotiation of a business combination transaction involving the parties.

On September 11, 2024, William Penn and Mid Penn entered into an exclusivity agreement providing for a period of exclusive negotiations up to November 4, 2024.

At its regularly scheduled meeting on September 25, 2024, the Mid Penn board of directors was informed by senior management that William Penn had accepted Mid Penn’s request to enter into an exclusivity agreement in order to enable the parties to further explore a potential combination of the two organizations, and that the parties had commenced their respective formal due diligence reviews. Representatives of Stephens Inc., financial advisor to Mid Penn, participated in the meeting and presented the Mid Penn board with an executive summary of the proposed transaction and a review of various preliminary pro forma financial metrics and key assumptions considered in developing those metrics. Discussion was held concerning pricing and social considerations of a proposed combination with William Penn. Following such discussion, the Mid Penn board authorized management to proceed with completing its due diligence review of William Penn and negotiating a definitive merger agreement for its review on the terms described by Stephens and members of senior management at the meeting. Members of senior management of Mid Penn and representatives of Stephens then discussed with the board of directors the current capital markets environment, including a potential opportunity for Mid Penn to enhance its capital position in the near term both independent of, and in conjunction with, a combination with William Penn, as well as the financial impact to Mid Penn in both scenarios.

Over the following weeks, Mid Penn conducted due diligence on William Penn and William Penn conducted reverse due diligence on Mid Penn. During this time, Mid Penn also continued to explore the advisability of engaging in a capital raise in order to further support its continued growth.

On October 4, 2024, Mid Penn’s legal counsel, Pillar Aught LLC (“Pillar+Aught”), distributed an initial draft of the merger agreement to Kilpatrick. Over the following weeks, multiple drafts of the merger agreement, and the exhibits and schedules thereto, were exchanged and representatives of Kilpatrick and Mid Penn’s legal counsel participated in calls to discuss open issues, which included deal protections, termination fees, the conduct of William Penn’s business prior to closing, certain representations and warranties and employee matters. Among the employee matters discussed was the nature of a prospective role for Mr. Stephon with the combined organization and the compensation to be paid for his services, the product of which was the negotiation of a new employment agreement among William Penn, Mid Penn and Mr. Stephon. The material terms of Mr. Stephon’s employment agreement are described in the section of this joint proxy statement/prospectus entitled “Interests of William Penn’s Directors and Executive Officers in the Merger – Employment Agreement with Kenneth J. Stephon”.

On October 14, 2024, Mid Penn notified William Penn that it intended to conduct a public offering with a base amount of approximately $50 million of Mid Penn common stock and, that while independent from the merger, the offering would be announced at the same time as the announcement of the proposed business combination between Mid Penn and William Penn. Mid Penn further notified William Penn that the closing of the proposed merger with William Penn would not be contingent on the completion of the offering. Mid Penn communicated to William Penn that it intended to use the net proceeds from the public offering to support its continued growth, for the potential redemption of subordinated debt, to support future strategic transactions and for other general corporate purposes. Mid Penn subsequently advised William Penn that it intended to increase the base amount of the public offering from approximately $50 million to approximately $75 million of Mid Penn common stock.

At its regularly scheduled meeting on October 23, 2024, representatives of Stephens participated in the meeting and presented the Mid Penn board with an updated executive summary of the proposed transaction with William Penn, including a review of various preliminary pro forma financial metrics, key assumptions considered in developing those metrics and the financial impact of the contemplated capital raise on Mid Penn. Representatives of Stephens and members of senior management of Mid Penn responded to questions posed by directors throughout the presentation.

On October 31, 2024, the William Penn board of directors met, with representatives of Piper Sandler and Kilpatrick in attendance, to consider the approval of the merger agreement and the transactions contemplated by the merger agreement. Before the meeting, management distributed to each director the proposed merger agreement and a financial presentation prepared by Piper Sandler. Representatives of Piper Sandler reviewed in detail the pricing and other financial terms of the proposed merger agreement. Kilpatrick reviewed in detail the terms and conditions of the proposed merger agreement, including, but not limited to, the transaction structure, the representations, warranties and covenants made by William Penn and Mid Penn, the closing conditions, and the termination rights of William Penn and Mid Penn. The William Penn board of directors reviewed all aspects of the merger process, including William Penn’s then current financial position, performance and prospects, including its decision to pursue a strategic transaction, the process that was used to identify potential merger partners and solicit merger proposals, then current economic and stock market conditions, William Penn’s reverse due diligence investigation of Mid Penn, the terms and conditions of the proposed merger agreement, the implied value of the proposed merger consideration, the financial impact of Mid Penn’s accompanying public offering and the potential impact of the proposed merger on William Penn’s stockholders and other constituencies. Representatives of Piper Sandler provided the William Penn board of directors with a presentation that showed the financial impact of Mid Penn’s proposed public offering on the combined company and advised the board of directors that, while pro forma earnings per share of the combined company would be negatively impacted by the additional shares issued in the offering, the offering was beneficial to the pro forma company from a financial standpoint because it improved its capital ratios and commercial real estate concentration ratios and provided further potential growth opportunities. All questions posed by the directors were answered by management, representatives of Piper Sandler or Kilpatrick, as appropriate. Representatives of Piper Sandler then rendered its oral opinion to the board of directors, which was subsequently confirmed in writing, to the effect that, as of October 31, 2024, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in such opinion, the exchange ratio pursuant to the proposed merger agreement was fair to William Penn’s common stockholders from a financial point of view. After considering the proposed merger agreement, and ancillary documents, and taking into consideration the matters discussed at the meeting and at prior meetings of the board of directors, the board of directors voted unanimously to adopt and approve the proposed merger agreement, to recommend that William Penn’s stockholders vote to approve the proposed merger agreement, and to authorize Mr. Stephon to execute and deliver the merger agreement, and all ancillary documents, on behalf of William Penn.

Also on October 31, 2024, the Mid Penn board of directors met to consider the approval of the merger agreement and the transactions contemplated by the merger agreement. Representatives of Stephens and Pillar+Aught participated in the Mid Penn board meeting, during which they reviewed the provisions of the merger agreement in detail with the board of directors. Representatives of Stephens discussed the financial terms of the proposed transaction and Pillar+Aught reviewed in detail the terms of the merger agreement and discussed with the Mid Penn board their fiduciary duties under Pennsylvania law. Also at this meeting, KBW reviewed financial aspects of the proposed merger, and rendered an opinion (which was initially rendered verbally and confirmed in a written opinion, dated October 31, 2024) to the Mid Penn board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Mid Penn. After careful consideration of the presentations from Stephens, Pillar+Aught and KBW, as well as the factors described under the section of this joint proxy statement/prospectus entitled “Mid Penn’s Reasons for the Merger,” and following further discussion, the Mid Penn board of directors unanimously approved the merger agreement and agreed to recommend that Mid Penn’s shareholders approve the issuance by Mid Penn of shares of Mid Penn common stock to holders of shares of William Penn common stock as merger consideration.

On October 31, 2024, William Penn and Mid Penn executed the merger agreement and, on November 1, 2024, before the opening of the stock markets, issued a joint press release to announce publicly the execution of the merger agreement.

William Penn’s Reasons for the Merger

After careful consideration, at a meeting held on October 31, 2024, the William Penn board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, was in the best interests of William Penn and its shareholders and approved the merger agreement.

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby (including the merger), and to recommend that the holders of William Penn common stock approve and adopt the merger agreement, the William Penn board of directors evaluated the merger agreement and the transactions contemplated thereby (including the merger) in consultation with William Penn’s management, as well as William Penn’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order):

•

each of William Penn’s, Mid Penn’s and the surviving corporation’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the William Penn board of directors considered that the merger and the other transactions contemplated by the merger agreement would result in a surviving corporation with a larger scale and market presence than William Penn on a standalone basis, which would thereby enable William Penn to serve an expanded customer base and position it for continued growth;

•	the strategic rationale for the merger, including the ability of the surviving corporation to serve the banking needs of consumers and businesses in the surviving corporation’s larger market area;

•

the belief of the William Penn board of directors that the merger will create, and enable the holders of William Penn stock to become shareholders of a larger community-focused banking franchise with expanded geographies and enhanced product capabilities that will create opportunities for future growth;

•

the belief of the William Penn board of directors that Mid Penn’s earnings and prospects, and the synergies potentially available in the proposed merger, would result in the surviving corporation having the opportunity to have superior future earnings and prospects compared to William Penn’s earnings and prospects on a standalone basis;

•

the belief of the William Penn board of directors that William Penn and Mid Penn share similar cultures, including with respect to geographic focus, conservative credit culture and community development, and the belief of the William Penn board of directors that the complementary cultures would facilitate the successful completion of the merger and integration following consummation of the merger;

•	the expanded possibilities for growth that would be available to the surviving corporation, given its larger size, asset base, capital and footprint;

•	the anticipated pro forma financial impact of the merger on the surviving corporation, including the expected positive impact on certain financial metrics;

•	the expectation of cost savings resulting from the merger;

•

the fact that the implied value of the merger consideration of $13.58 based on the closing price of Mid Penn’s common stock on October 30, 2024 (the last full trading day prior to the date of the approval of the merger agreement), which represented an implied premium of 7.35% over the $12.65 closing price of William Penn’s common stock on October 30, 2024;

•

the terms of the merger agreement and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by holders of William Penn stock as a result of possible increases or decreases in the trading price of William Penn common stock or Mid Penn common stock following the announcement of the merger (except for very limited circumstances set forth in the merger agreement), which the William Penn board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the merger and the other transactions contemplated by the merger agreement;

•

the fact that 100% of the merger consideration would be in the form of Mid Penn common stock, which would allow William Penn shareholders to participate in the future growth and opportunities of the surviving corporation and the anticipated pro forma impact of the merger and otherwise benefit from the financial performance of Mid Penn through, among other things, the potential for increased dividends from the combined company and the potential for appreciation in the value of Mid Penn common stock;

•

the provisions of the merger agreement providing that Mid Penn would add Kenneth J. Stephon to the board of directors of Mid Penn and Mid Penn Bank, and appoint Mr. Stephon as Vice Chair of Mid Penn Bank, upon the closing of the merger, which the William Penn board of directors believed would enhance the likelihood that the strategic benefits William Penn expects to achieve as a result of the merger would be realized;

•

the fact that Mr. Stephon will serve as the Chief Corporate Development Officer of Mid Penn and Mid Penn Bank, and as a member of the executive leadership team of Mid Penn and Mid Penn Bank, following the completion of the merger, which the William Penn board of directors believed would enhance the likelihood that the strategic benefits William Penn expects to achieve as a result of the merger would be realized;

•

the fact that the directors of William Penn, other than Mr. Stephon, serving on the William Penn board of directors at the effective time of the merger will be appointed to a paid three-year advisory board of

Mid Penn following the completion of the merger, which the William Penn board of directors believed would enhance the likelihood that the strategic benefits William Penn expects to achieve as a result of the merger would be realized;

•

the support of the merger agreement by the directors and executive officers of Mid Penn, each of whom entered into a voting agreement pursuant to which, among other things, they agreed to vote the shares of Mid Penn common stock they own and have the sole power to vote or direct the voting thereof in favor of the Mid Penn share issuance proposal and certain related matters and against alternative transactions;

•

the familiarity and understanding of the William Penn board of directors with William Penn’s business, results of operations, asset quality, financial and market position and expectations concerning William Penn’s future earnings and prospects;

•

the understanding of the William Penn board of directors of the current and prospective environment in which William Penn and Mid Penn operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing William Penn as an independent institution, including, among other things, the costs required to make necessary investments in technology, and the likely effect of these factors on William Penn both with and without the merger;

•

the evaluation of the William Penn board of directors, with the assistance of management and William Penn’s financial and legal advisors, of William Penn’s standalone plan and other strategic alternatives available to William Penn for enhancing value over the long term and the potential risks, rewards and uncertainties associated with William Penn’s standalone plan and such other alternatives, and the belief of the William Penn board of directors that the proposed merger offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from William Penn’s standalone plan and other alternatives available to William Penn;

•

the belief of the William Penn board of directors that the surviving corporation will be in a better position to address many of the key risks and challenges currently facing William Penn, including the belief of the William Penn board of directors that the surviving corporation will be able to address these matters on an accelerated basis;

•	William Penn’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Mid Penn;

•

the process through which the William Penn board of directors, with the assistance of management and William Penn’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for William Penn over an extended period of time, including a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the merger, and an evaluation and testing of William Penn’s standalone plan, and the William Penn board of directors’ determination that no such alternative was as strategically and financially compelling as the proposed transaction with Mid Penn;

•

the availability of alternative transactions and that the terms of the merger agreement give William Penn the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain bona fide unsolicited acquisition proposals made before William Penn’s shareholders approve and adopt the merger agreement;

•

the opinion, dated October 31, 2024, of Piper Sandler to the William Penn board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of William Penn common stock of the exchange ratio, as more fully described in the section entitled “The Merger — Opinion of William Penn’s Financial Advisor”;

•

the regulatory and other approvals required in connection with the merger and the bank merger and the expectation that such approvals would be received in a timely manner and without unacceptable conditions;

•

its review with William Penn’s outside legal advisor, Kilpatrick Townsend, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions; and

•

the fact that William Penn shareholders would own approximately 15.9% of the surviving corporation following the completion of the transaction (and after also giving effect to Mid Penn’s public offering conducted in connection with the announcement of the merger).

The William Penn board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks include:

•

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

•

certain anticipated merger-related costs that William Penn expects to incur, including a number of non-recurring costs in connection with the merger even if the merger is not ultimately consummated, including a potential $4,900,000 termination fee if the merger agreement is terminated under certain circumstances;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully maintaining existing customer and employee relationships;

•	the possibility of encountering difficulties in successfully integrating William Penn’s and Mid Penn’s business, operations and workforce;

•	the risk of losing key William Penn or Mid Penn employees during the pendency of the merger and thereafter;

•	the possible diversion of management attention and resources from the operation of William Penn’s business or other strategic opportunities towards the completion of the merger;

•

the fact that the exchange ratio provides for a fixed number of shares of Mid Penn common stock for each share of William Penn common stock and, as such, holders of William Penn common stock cannot be certain, at the time of the William Penn special meeting, of the market value of the merger consideration they will receive, and the possibility that holders of William Penn common stock could be adversely affected by a decrease in the market price of Mid Penn common stock before closing;

•

the fact that the merger agreement places certain restrictions on the conduct of William Penn’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent William Penn from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of William Penn absent the pending completion of the merger;

•	the potential for legal claims challenging the merger;

•	the fact that William Penn shareholders are not entitled to dissenters’ rights or appraisal rights under the merger agreement or Maryland law; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the William Penn board of directors is not intended to be exhaustive, but includes the material factors considered by the William Penn board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), the William Penn board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The William Penn board of directors considered all these factors as a whole, including through its discussions with William Penn’s management and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the merger).

For the reasons set forth above, the William Penn board of directors unanimously (i) determined that the merger agreement and the other matters and transactions contemplated thereby are advisable and in the best interests of William Penn and its shareholders, (ii) adopted and approved the merger agreement and the other matters and transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the other matters and transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of William Penn common stock for adoption and (v) recommended approval and adoption of the merger agreement by the holders of William Penn common stock.

In considering the recommendation of the William Penn board of directors, you should be aware that certain directors and executive officers of William Penn may have interests in the merger that are different from, or in addition to, interests of shareholders of William Penn generally and may create potential conflicts of interest. The William Penn board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to the holders of William Penn common stock that they vote in favor of the William Penn merger proposal and the William Penn adjournment proposal. See the section entitled “Interests of William Penn’s Directors and Executive Officers in the Merger.”

This summary of the reasoning of the William Penn board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement About Forward-Looking Statements.”

Recommendation of William Penn’s Board of Directors

William Penn’s board of directors believes that the terms of the transaction are in the best interests of William Penn and its shareholders and has unanimously approved the merger agreement. Accordingly, William Penn’s board of directors unanimously recommends that William Penn’s shareholders vote “FOR” the William Penn merger proposal and “FOR” the approval of the William Penn adjournment proposal.

Opinion of William Penn’s Financial Advisor

William Penn retained Piper Sandler to act as financial advisor to William Penn’s board of directors in connection with William Penn’s consideration of a possible business combination. William Penn selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to William Penn’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the Agreement and Plan of Merger (the “Agreement”). At the October 31, 2024 meeting at which William Penn’s board of directors considered the merger and the Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on October 31, 2024, to the effect that, as of such date, the exchange ratio was fair to the holders of William Penn common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of William Penn common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of William Penn in connection with its consideration of the merger and the Agreement and does not constitute a recommendation to any shareholder of William Penn as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of William Penn common stock and did not address the underlying business decision of William Penn to engage in the merger, the form or structure of the merger or any other transactions contemplated in the Agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for William Penn or the effect of any other transaction in which William Penn might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of William Penn or Mid Penn Bancorp, Inc. (“Mid Penn”), or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	an execution version of the Agreement;

•

certain publicly available financial statements and other historical financial information of William Penn and its subsidiary, William Penn Bank, that Piper Sandler deemed relevant as well as certain preliminary financial information for William Penn Bank for the quarter ending September 30, 2024, as provided by the senior management of William Penn;

•	certain publicly available financial statements and other historical financial information of Mid Penn and its subsidiary, Mid Penn Bank, that Piper Sandler deemed relevant;

•

internal financial projections for William Penn for the years ending December 31, 2024 through December 31, 2027 with a long-term annual balance sheet and net income growth rate for the years thereafter and estimated dividends per share for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of William Penn;

•

publicly available median analyst earnings per share estimates for Mid Penn for the years ending December 31, 2024 through December 31, 2026 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Mid Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn;

•

the pro forma financial impact of the merger on Mid Penn based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn;

•

the publicly reported historical price and trading activity for William Penn common stock and Mid Penn common stock, including a comparison of certain stock market information for William Penn common stock and Mid Penn common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for William Penn and Mid Penn with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of William Penn and its representatives the business, financial condition, results of operations and prospects of William Penn and held similar discussions with certain members of the senior management of Mid Penn and its representatives regarding the business, financial condition, results of operations and prospects of Mid Penn.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by William Penn, Mid Penn or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of William Penn and Mid Penn that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to undertake, and did not undertake, an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of William Penn or Mid Penn, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of William Penn or Mid Penn, nor any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of William Penn, Mid Penn, any of their respective subsidiaries or the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to William Penn or Mid Penn or any of their respective subsidiaries. Piper Sandler assumed, with William Penn’s consent, that the respective allowances for credit losses for William Penn and Mid Penn and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal financial projections for William Penn for the years ending December 31, 2024 through December 31, 2027 with a long-term annual balance sheet and net income growth rate for the years thereafter and estimated dividends per share for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of William Penn. In addition, Piper Sandler used publicly available median analyst earnings per share estimates for Mid Penn for the years ending December 31, 2024 through December 31, 2026 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Mid Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn. With respect to the foregoing information, the respective senior managements of William Penn and Mid Penn confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of William Penn and Mid Penn, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in

William Penn’s or Mid Penn’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that William Penn and Mid Penn would remain as going concerns for all periods relevant to its analysis.

Piper Sandler also assumed, with William Penn’s consent, that (i) each of the parties to the Agreement would comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on William Penn, Mid Penn, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with William Penn’s consent, Piper Sandler relied upon the advice that William Penn received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of William Penn common stock or Mid Penn common stock at any time or what the value of Mid Penn common stock would be once it is actually received by the holders of William Penn common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to William Penn’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to William Penn or Mid Penn and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of William Penn and Mid Penn and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of William Penn common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of William Penn, Mid Penn, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to William Penn’s board of directors at its October 31, 2024 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of William Penn common stock or Mid Penn common stock or the prices at which William Penn or Mid Penn common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by William Penn’s board of directors in making its determination to approve the Agreement and the analyses described below should not be viewed as determinative of the decision of William Penn’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the Agreement, at the effective time of the merger each share of William Penn common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the Agreement, shall be converted into the right to receive 0.426 of a share of Mid Penn common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $128.45 million and an implied purchase price per share of $13.68 consisting of the implied value of 9,208,217 shares of William Penn common stock outstanding (inclusive of 313,989 shares of William Penn restricted stock awards) and 1,264,000 options outstanding with a weighted average exercise price of $11.71, and based on the closing price of Mid Penn common stock on October 29, 2024. Based upon financial information for William Penn as of or for the last twelve months (“LTM”) ended September 30, 2024, and the closing price of William Penn’s common stock on October 29, 2024, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	102%
Transaction Price Per Share / LTM Earnings Per Share	NM	[1]
Transaction Price Per Share / MRQ Annualized Earnings Per Share	NM	[1]
Transaction Price Per Share / 2024E Earnings Per Share[2]	NM	[1]
Transaction Price Per Share / 2025E Earnings Per Share[2]	NM	[1]
Tangible Book Premium / Core Deposits (CDs > $100K)[3]	1.0%
Premium to William Penn Market Price as of October 29, 2024	7.3%

[1]	“NM” stands for “Not Meaningful” denoting a multiple greater than 40.0x or less than 0.0x
[2]	As provided by the senior management of William Penn
[3]	Core deposits equal to total deposits less CDs greater than $100,000

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of William Penn common stock and Mid Penn common stock for the one-year and three-year periods ended October 29, 2024. Piper Sandler then compared the relationship between the movements in the price of William Penn common stock and Mid Penn common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

William Penn’s One-Year Stock Performance

	Beginning Value 10/29/2023	Ending Value 10/29/2024
William Penn	100%	106.2%
William Penn Peer Group	100%	101.4%
S&P 500 Index	100%	140.0%
NASDAQ Bank Index	100%	148.7%

William Penn’s Three-Year Stock Performance

	Beginning Value 10/29/2021	Ending Value 10/29/2024
William Penn	100%	104.4%
William Penn Peer Group	100%	82.2%
S&P 500 Index	100%	126.7%
NASDAQ Bank Index	100%	88.4%

Mid Penn’s One-Year Stock Performance

	Beginning Value 10/29/2023	Ending Value 10/29/2024
Mid Penn	100%	166.0%
Mid Penn Peer Group	100%	134.7%
S&P 500 Index	100%	140.0%
NASDAQ Bank Index	100%	148.7%

Mid Penn’s Three-Year Stock Performance

	Beginning Value 10/29/2021	Ending Value 10/29/2024
Mid Penn	100%	114.6%
Mid Penn Peer Group	100%	98.5%
S&P 500 Index	100%	126.7%
NASDAQ Bank Index	100%	88.4%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for William Penn with a group of financial institutions selected by Piper Sandler. The William Penn peer group included publicly traded banks headquartered in New Jersey, New York, and Pennsylvania with total assets between $500 million and $1.5 billion as of the most recently reported quarter, and with one-year average daily trading volume greater than 100 shares, but excluded Nmb Financial Corporation due to undisclosed shares outstanding as of the most recently reported quarter and targets of announced merger transactions (the “William Penn Peer Group”). The William Penn Peer Group consisted of the following companies:

1st Colonial Bancorp, Inc.	JBT Bancorp, Inc.
1ST SUMMIT BANCORP of Johnstown, Inc.	Jeffersonville Bancorp
American Bank Incorporated	Juniata Valley Financial Corp.
AmeriServ Financial, Inc.	Magyar Bancorp, Inc.

Carver Bancorp, Inc.	Pathfinder Bancorp, Inc.
Dimeco, Inc.	Peoples Ltd.
ES Bancshares, Inc.	Quaint Oak Bancorp, Inc.
First Commerce Bancorp, Inc.	Solvay Bank Corp.
First Keystone Corporation	SR Bancorp, Inc.
First Resource Bancorp, Inc.	Susquehanna Community Financial, Inc.
Harleysville Financial Corporation	Woodlands Financial Services Company

The analysis compared publicly available financial information as well as certain preliminary financial information, as provided by the senior management of William Penn, for William Penn with corresponding data for the William Penn Peer Group as of or for the period ended September 30, 2024 (unless otherwise noted) with pricing data as of October 29, 2024. The table below sets forth the data for William Penn and the median, mean, low and high data for the William Penn Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in William Penn’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

William Penn Comparable Company Analysis

	William Penn		William Penn Peer Group Median	William Penn Peer Group Mean	William Penn Peer Group Low	William Penn Peer Group High
Total assets ($M)	812		898	953	571	1,468
Loans / Deposits[1] (%)	73.8		90.1	89.6	58.1	113.8
Non-performing assets / Total assets[2] (%)	0.38		0.31	0.52	0.00	1.70
Tangible common equity / Tangible assets[3] (%)	15.25		7.91	8.51	2.43	17.26
Tier 1 Leverage Ratio[4] (%)	17.07	[5]	9.82	10.22	7.94	16.83
Total RBC Ratio[6] (%)	—		14.00	14.08	11.25	17.00
Bank Level CRE / Total RBC Ratio[7,8] (%)	117.5	[8,9]	228.5	231.6	74.1	384.7
LTM Return on average assets (%)	(0.00)		0.66	0.42	(1.10)	1.57
LTM Return on average equity[10] (%)	(0.03)		7.22	4.75	(15.11)	15.39
LTM Net interest margin[11] (%)	2.24		2.78	2.91	1.78	4.44
LTM Efficiency ratio[12] (%)	110.2		73.1	75.8	53.1	112.9
Price / Tangible book value (%)	96		91	86	48	165
Price / LTM Earnings per share[13] (x)	NM		9.8	10.6	7.5	15.2
Current Dividend Yield (%)	0.9		3.8	3.6	0.0	9.5
Market Capitalization ($M)	108		69	65	9	114

[1]	Bank level Call Report data shown as of June 30, 2024 for AmeriServ Financial, Inc., SR Bancorp, Inc., and Susquehanna Community Financial, Inc.
[2]

Bank level Call Report data shown as of September 30, 2024 for Harleysville Financial Corporation, JBT Bancorp, Inc., Jeffersonville Bancorp, and Magyar Bancorp, Inc.; Bank level Call Report data shown as of June 30, 2024 for American Bank Incorporated, AmeriServ Financial, Inc., Dimeco, Inc., ES Bancshares, Inc., Juniata Valley Financial Corp., Quaint Oak Bancorp, Inc., Susquehanna Community Financial, Inc., and Woodlands Financial Services Company

[3]	Bank level Call Report data shown as of June 30, 2024 for American Bank Incorporated and Susquehanna Community Financial, Inc.
[4]

Bank level Call Report data shown as of September 30, 2024 for 1st Colonial Bancorp, Inc., First Resource Bancorp, Inc., JBT Bancorp, Inc., Jeffersonville Bancorp, and Magyar Bancorp, Inc.; Bank level Call Report data shown as of June 30, 2024 for American Bank Incorporated, AmeriServ Financial, Inc., Dimeco, Inc., ES

Bancshares, Inc., First Keystone Corporation, Juniata Valley Financial Corp., Pathfinder Bancorp, Inc., Quaint Oak Bancorp, Inc., Susquehanna Community Financial, Inc., and Woodlands Financial Services Company
[5]	Preliminary September 30, 2024 financial information as provided by the senior management of William Penn
[6]

Bank level Call Report data shown as of September 30, 2024 for 1st Colonial Bancorp, Inc., First Resource Bancorp, Inc., and Magyar Bancorp, Inc.; Bank level Call Report data shown as of June 30, 2024 for American Bank Incorporated, Dimeco, Inc., ES Bancshares, Inc., First Keystone Corporation, Juniata Valley Financial Corp., Pathfinder Bancorp, Inc., Quaint Oak Bancorp, Inc., Susquehanna Community Financial, Inc., and Woodlands Financial Services Company; Data not applicable for JBT Bancorp, Inc., Jeffersonville Bancorp, Peoples Ltd., Solvay Bank Corp., SR Bancorp, Inc., and William Penn due to the banks’ election into the Community Bank Leverage Ratio (CBLR) framework

[7]

Bank level Call Report data shown as of September 30, 2024 for 1st Colonial Bancorp, Inc., 1ST SUMMIT BANCORP of Johnstown, Inc., First Resource Bancorp, Inc., Harleysville Financial Corporation, JBT Bancorp, Inc., Jeffersonville Bancorp, and Magyar Bancorp, Inc.; Bank level Call Report data shown as of June 30, 2024 for American Bank Incorporated, AmeriServ Financial, Inc., Carver Bancorp, Inc., Dimeco, Inc., ES Bancshares, Inc., First Commerce Bancorp, Inc., First Keystone Corporation, Juniata Valley Financial Corp., Pathfinder Bancorp, Inc., Peoples Ltd., Quaint Oak Bancorp, Inc., Solvay Bank Corp., SR Bancorp, Inc., Susquehanna Community Financial, Inc., and Woodlands Financial Services Company

[8]

Bank level Call Report total risk-based capital estimated as the sum of tier 1 capital and loan loss reserve as of the most recently reported quarter for JBT Bancorp, Inc., Jeffersonville Bancorp, Peoples Ltd., Solvay Bank Corp., SR Bancorp, Inc., and William Penn

[9]	Preliminary September 30, 2024 bank level Call Report financial information as provided by the senior management of William Penn
[10]	Bank level Call Report data shown as of June 30, 2024 for American Bank Incorporated and Susquehanna Community Financial, Inc.
[11]

Bank level Call Report data shown as of September 30, 2024 for JBT Bancorp, Inc. and Jeffersonville Bancorp; Bank level Call Report data shown as of June 30, 2024 for Dimeco, Inc. and Susquehanna Community Financial, Inc.

[12]	Bank level Call Report data shown as of September 30, 2024 for Jeffersonville Bancorp; Bank level Call Report data shown as of June 30, 2024 for Dimeco, Inc. and Susquehanna Community Financial, Inc.
[13]

Data excluded and shown as “NM”, standing for “Not Meaningful”, for 1ST SUMMIT BANCORP of Johnstown, Inc., AmeriServ Financial, Inc., Carver Bancorp, Inc., ES Bancshares, Inc., First Keystone Corporation, SR Bancorp, Inc., William Penn, and Woodlands Financial Services Company due to a multiple greater than 40.0x or less than 0.0x

Note: Financial data for 1ST SUMMIT BANCORP of Johnstown, Inc., Carver Bancorp, Inc., ES Bancshares, Inc., First Commerce Bancorp, Inc., First Keystone Corporation, Magyar Bancorp, Inc., Pathfinder Bancorp, Inc., Solvay Bank Corp., SR Bancorp, Inc., Quaint Oak Bancorp, Inc., and Woodlands Financial Services Company as of or for the period ended June 30, 2024; Institutions not shown pro forma for pending or recently closed acquisitions or divestitures

Piper Sandler used publicly available information to perform a similar analysis for Mid Penn by comparing selected financial information for Mid Penn with a group of financial institutions selected by Piper Sandler. The Mid Penn peer group included major exchange-traded (NASDAQ, NYSE, NYSEAM) banks headquartered in Maryland, New Jersey, New York, Ohio, Pennsylvania, Virginia, and West Virginia with total assets between $3.0 billion and $7.0 billion as of the most recently reported quarter, but excluded targets of announced merger transactions (the “Mid Penn Peer Group”). The Mid Penn Peer Group consisted of the following companies:

Arrow Financial Corporation	First Community Bankshares, Inc.
BCB Bancorp, Inc.	MVB Financial Corp.
Carter Bankshares, Inc.	Northfield Bancorp, Inc. (Staten Island, NY)
City Holding Company	Orrstown Financial Services, Inc.
Civista Bancshares, Inc.	Peapack-Gladstone Financial Corporation

CNB Financial Corporation	Peoples Financial Services Corp.
Farmers & Merchants Bancorp, Inc.	Primis Financial Corp.
Farmers National Banc Corp.	Shore Bancshares, Inc.
Financial Institutions, Inc.	TrustCo Bank Corp NY
First Bank

The analysis compared publicly available financial information for Mid Penn with corresponding data for the Mid Penn Peer Group as of or for the period ended September 30, 2024 (unless otherwise noted) with pricing data as of October 29, 2024. The table below sets forth the data for Mid Penn and the median, mean, low and high data for the Mid Penn Peer Group.

Mid Penn Comparable Company Analysis

	Mid Penn	Mid Penn Peer Group Median	Mid Penn Peer Group Mean	Mid Penn Peer Group Low	Mid Penn Peer Group High
Total assets ($M)	5,527	4,613	4,823	3,224	6,794
Loans / Deposits[1] (%)	94.2	90.6	90.9	75.2	114.6
Non-performing assets / Total assets[2] (%)	0.32	0.45	0.84	0.07	6.27
Tangible common equity/Tangible assets[3] (%)	8.13	8.33	8.42	4.98	11.84
Tier 1 Leverage Ratio[4] (%)	8.40	9.53	9.42	8.00	12.03
Total RBC Ratio[5] (%)	11.90	13.92	14.10	11.55	19.78
Bank Level CRE / Total RBC Ratio[6,7] (%)	394.8	282.9	289.0	18.7	490.3
LTM Return on average assets (%)	0.90	0.71	0.74	(0.22)	1.86
LTM Return on average equity (%)	8.77	7.33	7.62	(2.21)	16.98
LTM Net interest margin (%)	3.06	2.83	3.03	2.10	4.46
LTM Efficiency ratio (%)	66.6	67.1	66.2	48.7	82.6
Price / Tangible book value (%)	122	110	131	71	298
Price / LTM Earnings per share[8] (x)	11.0	14.2	14.8	7.7	29.8
Price / 2024E Earnings per share (x)	11.6	14.0	13.0	6.8	19.4
Price / 2025E Earnings per share (x)	10.2	10.2	11.0	6.4	16.2
Current Dividend Yield (%)	2.5	3.3	3.3	0.0	5.2
Market Capitalization ($M)	534	487	528	208	1,731

[1]	Bank level Call Report data shown as of June 30, 2024 for First Bank and Peapack-Gladstone Financial Corporation
[2]

Bank level Call Report data shown as of September 30, 2024 for BCB Bancorp, Inc. and Farmers National Banc Corp.; Bank level Call Report data shown as of June 30, 2024 for Financial Institutions, Inc., First Bank, and Northfield Bancorp, Inc. (Staten Island, NY)

[3]	Regulatory holding company data shown as of June 30, 2024 for Primis Financial Corp.
[4]

Bank level Call Report data shown as of September 30, 2024 for BCB Bancorp, Inc.; Bank level Call Report data shown as of June 30, 2024 First Community Bankshares, Inc., Shore Bancshares, Inc., and TrustCo Bank Corp NY

[5]

Bank level Call Report data shown as of June 30, 2024 for Famers & Merchants Bancorp, Inc., First Community Bankshares, Inc., and TrustCo Bank Corp NY; Data not applicable for BCB Bancorp, Inc., MVB Financial Corp., and Northfield Bancorp, Inc. (Staten Island, NY) due to the banks’ election into the Community Bank Leverage Ratio (CBLR) Framework

[6]

Bank level Call Report data shown as of September 30, 2024 for BCB Bancorp, Inc., CNB Financial Corporation, Farmers National Banc Corp., and Mid Penn; Bank level Call Report data shown as of June 30, 2024 for Arrow Financial Corporation, Carter Bankshares, Inc., City Holding Company, Civista Bancshares, Inc., Farmers & Merchants Bancorp, Inc., Financial Institutions, Inc., First Bank, First Community Bankshares, Inc., MVB Financial Corp., Northfield Bancorp, Inc. (Staten Island, NY),

Orrstown Financial Services, Inc., Peapack-Gladstone Financial Corporation, Peoples Financial Services Corp., Primis Financial Corp., Shore Bancshares, Inc., and TrustCo Bank Corp NY
[7]

Bank level Call Report total risk-based capital estimated as the sum of tier 1 capital and loan loss reserve as of the most recently reported quarter for BCB Bancorp, Inc., MVB Financial Corp., and Northfield Bancorp, Inc. (Staten Island, NY)

[8]	Data excluded and shown as “NM”, standing for “Not Meaningful”, for Primis Financial Corp. due to a multiple greater than 40.0x or less than 0.0x

Note: Financial data for Arrow Financial Corporation, Farmers & Merchants Bancorp, Inc., MVB Financial Corp., and Peoples Financial Services Corp. as of or for the period ended June 30, 2024; Institutions not shown pro forma for pending or recently closed acquisitions or divestitures

Analysis of Precedent Transactions.

Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2023 and October 29, 2024 with target total assets between $500 million and $5.0 billion at announcement, but excluded targets with disclosed LTM ROAA at announcement greater than or equal to 0.75% and transactions with non-disclosed deal values, private investors, private equity buyers, or Credit Union buyers (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Mifflinburg Bancorp, Inc.	Northumberland Bancorp
TowneBank	Village Bank and Trust Financial Corp.
EverBank Financial Corp	Sterling Bancorp, Inc. (Southfield, MI)
Camden National Corporation	Northway Financial, Inc.
ConnectOne Bancorp, Inc.	The First of Long Island Corporation
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
ACNB Corporation	Traditions Bancorp, Inc.
West Coast Community Bancorp	1st Capital Bancorp
Alerus Financial Corporation	HMN Financial, Inc.
Hope Bancorp, Inc.	Territorial Bancorp Inc.
Business First Bancshares, Inc.	Oakwood Bancshares, Inc.
First National Corporation	Touchstone Bankshares, Inc.
Dogwood State Bank	Community First Bancorporation
NexTier Incorporated	Mars Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Mid Penn / William Penn	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share¹ (x)	NM	17.3	18.9	12.7	31.8
Transaction Price / Tangible Book Value Per Share (%)	102	108	106	31	171
Tangible Book Value Premium to Core Deposits (%)	1.0	1.2	0.0	(14.2)	8.8
1-Day Market Premium (%)	7.3	39.6	38.4	(0.8)	90.6

[1]

Data excluded and shown as “NM”, standing for “Not Meaningful”, for Mid Penn / William Penn and TowneBank / Village Bank and Trust Financial Corp. due to a multiple greater than 40.0x or less than 0.0x

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value per share of William Penn common stock assuming William Penn performed in accordance with internal financial projections for William Penn for the years ending December 31, 2024 through December 31, 2027 with a long-term annual balance sheet and net income growth rate for the years thereafter and estimated dividends per share for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of William Penn. To approximate the terminal value of a share of William Penn common stock at December 31, 2028, Piper Sandler applied price to 2028 earnings multiples ranging from 8.5x to 13.5x and multiples of 2028 tangible book value ranging from 60% to 110%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of William Penn common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of William Penn common stock of $3.02 to $5.29 when applying multiples of earnings and $6.04 to $12.50 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	8.5x	9.5x	10.5x	11.5x	12.5x	13.5x
10.0%	$3.49	$3.85	$4.21	$4.57	$4.93	$5.29
11.0%	$3.36	$3.71	$4.06	$4.40	$4.75	$5.10
12.0%	$3.24	$3.58	$3.91	$4.24	$4.58	$4.91
13.0%	$3.13	$3.45	$3.77	$4.09	$4.42	$4.74
14.0%	$3.02	$3.33	$3.64	$3.95	$4.26	$4.57

Tangible Book Value Per Share Multiples

Discount
Rate	60%	70%	80%	90%	100%	110%
10.0%	$7.00	$8.10	$9.20	$10.30	$11.40	$12.50
11.0%	$6.74	$7.80	$8.86	$9.92	$10.97	$12.03
12.0%	$6.50	$7.51	$8.53	$9.55	$10.57	$11.59
13.0%	$6.26	$7.24	$8.22	$9.20	$10.18	$11.16
14.0%	$6.04	$6.98	$7.93	$8.87	$9.82	$10.76

Piper Sandler also considered and discussed with William Penn’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming William Penn’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for William Penn’s common stock, applying the price to 2028 earnings multiples range of 8.5x to 13.5x referred to above and a discount rate of 11.37%.

Earnings Per Share Multiples

Annual Projection
Variance	8.5x	9.5x	10.5x	11.5x	12.5x	13.5x
(20.0%)	$2.74	$3.01	$3.28	$3.56	$3.83	$4.10
(10.0%)	$3.03	$3.34	$3.64	$3.95	$4.26	$4.57
0.0%	$3.32	$3.66	$4.00	$4.34	$4.69	$5.03
10.0%	$3.61	$3.98	$4.36	$4.74	$5.11	$5.49
20.0%	$3.90	$4.31	$4.72	$5.13	$5.54	$5.95

Piper Sandler also performed an analysis that estimated the net present value per share of Mid Penn common stock, assuming Mid Penn performed in accordance with publicly available median analyst earnings per share estimates for Mid Penn for the years ending December 31, 2024 through December 31, 2026 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Mid Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn. To approximate the terminal value of a share of Mid Penn common stock at December 31, 2028, Piper Sandler applied the price to 2028 earnings multiples ranging from 8.0x to 18.0x and multiples of 2028 tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Mid Penn common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Mid Penn common stock of $19.83 to $48.19 when applying multiples of earnings and $24.91 to $41.90 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
9.0%	$22.93	$27.98	$33.03	$38.08	$43.14	$48.19
10.0%	$22.10	$26.96	$31.82	$36.68	$41.54	$46.40
11.0%	$21.31	$25.98	$30.66	$35.34	$40.01	$44.69
12.0%	$20.55	$25.05	$29.56	$34.06	$38.56	$43.06
13.0%	$19.83	$24.17	$28.50	$32.83	$37.17	$41.50

Tangible Book Value Per Share Multiples

Discount
Rate	100%	110%	120%	130%	140%	150%
9.0%	$28.85	$31.46	$34.07	$36.68	$39.29	$41.90
10.0%	$27.79	$30.30	$32.81	$35.33	$37.84	$40.35
11.0%	$26.78	$29.20	$31.62	$34.04	$36.45	$38.87
12.0%	$25.82	$28.15	$30.48	$32.80	$35.13	$37.46
13.0%	$24.91	$27.15	$29.39	$31.63	$33.87	$36.11

Piper Sandler also considered and discussed with William Penn’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Mid Penn’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for Mid Penn common stock, applying the price to 2028 earnings multiples range of 8.0x to 18.0x referred to above and a discount rate of 11.37%.

Earnings Per Share Multiples

Annual Estimate
Variance	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
(20.0%)	$17.34	$21.03	$24.71	$28.40	$32.09	$35.78
(10.0%)	$19.18	$23.33	$27.48	$31.63	$35.78	$39.93
0.0%	$21.03	$25.64	$30.25	$34.86	$39.47	$44.08
10.0%	$22.87	$27.94	$33.01	$38.08	$43.15	$48.22
20.0%	$24.71	$30.25	$35.78	$41.31	$46.84	$52.37

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on Mid Penn assuming the transaction closes on June 30, 2025. Piper Sandler utilized the following information and assumptions: (a) publicly available median analyst earnings per share estimates for Mid Penn for the years ending December 31, 2024 through December 31, 2026 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Mid Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn, (b) estimated net income for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Mid Penn. The analysis indicated that the transaction could be accretive to Mid Penn’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2025 through December 31, 2027 and dilutive to Mid Penn’s estimated tangible book value per share at close and for the years ending December 31, 2025 and December 31, 2026 and accretive for the year ending December 31, 2027.

In connection with this analysis, Piper Sandler considered and discussed with William Penn’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as William Penn’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.25% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, Piper Sandler’s fee was approximately $1.6 million. Piper Sandler also received a $250,000 fee from William Penn upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the transaction. William Penn has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to William Penn. As previously disclosed to the senior management of William Penn, Piper Sandler provided certain investment banking services to Mid Penn in the two years preceding the date of its opinion. Specifically, Piper Sandler rendered an opinion to the board of directors of Mid Penn in connection with Mid Penn’s acquisition of Brunswick Bancorp in December 2022, for which Piper Sandler received a fee of $200,000. In addition, with William Penn’s knowledge and prior written consent, Piper Sandler acted as joint book-running manager for Mid Penn in connection with Mid Penn’s offer and sale of common stock, which transaction occurred on November 1, 2024 and for which Piper Sandler received underwriting fees of approximately $1.7 million. Piper Sandler may provide certain investment banking services to Mid Penn in the future, including during the pendency of the merger. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to William Penn, Mid Penn and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of William Penn, Mid Penn and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Mid Penn’s Reasons for the Merger

The board of directors and senior management of Mid Penn periodically review and evaluate the economic and regulatory environments in which Mid Penn and its affiliated companies operate. Part of this review in recent years has included an acknowledgement of the effects of additional oversight and regulation on revenues, expenses and capital requirements for financial institutions, particularly community banks, as a result of the passage in 2010 of the Dodd-Frank Act and other factors, and consideration of competitive factors. The board of directors and senior management generally believe that greater size and scale can help a community-oriented financial institution address the costs of anticipated additional regulation, as well as provide additional revenue opportunities and provide a platform to compete more effectively with larger financial institutions. In light of these observations, Mid Penn has elected to pursue a controlled growth strategy, which may include both organic growth and the targeted acquisition of other financial institutions with strong performance characteristics in alignment with Mid Penn’s community banking philosophy.

Mid Penn entered into the merger agreement to further implement this strategy, as well as to provide additional opportunities for revenue growth. Mid Penn’s board of directors reviewed and discussed the transaction with senior management, as well as Mid Penn’s financial advisor, Stephens, and Mid Penn’s legal advisor in unanimously determining that the merger was advisable and in the best interests of Mid Penn and its shareholders. In reaching its determination, the Mid Penn board of directors considered a number of factors, including the following material factors:

•

information regarding the business operations, management, financial condition, asset quality, product offerings, and prospects of William Penn based on, among other things, presentations by management and Mid Penn’s financial advisor, Stephens;

•

the anticipated operating efficiencies, cost savings (estimated to be approximately $9.8 million, or 45%, on a pre-tax basis) and opportunities for revenue enhancements of the combined company following the completion of the merger, and the likelihood that they would be achieved after the merger;

•

the expectation that the transaction will be accretive from an earnings per share perspective (exclusive of non-recurring transaction costs) for the pro forma company in the first full year after completion and have a tangible book value dilution earn back period of less than 2.4 years;

•

the board’s view that William Penn’s product offerings and business mix are compatible with those of Mid Penn and provide Mid Penn with opportunities to accelerate loan growth, as well as opportunities to enhance non-interest income growth by expanding Mid Penn’s insurance, wealth management, and mortgage banking activities;

•	the attractiveness of William Penn’s stable low-cost deposit base, especially when taking into consideration the current rising interest rate environment;

•	the board’s view that the merger presents the opportunity to more readily deploy the excess capital and liquidity generated by the 2024 public offering of common stock;

•

the board’s view that the combined company will have the potential for a stronger competitive position in a market place where relatively greater size and scale may become increasingly more important factors for financial performance and success;

•

the effectiveness of the merger as a method of implementing and accelerating Mid Penn’s strategies for expanding Mid Penn’s franchise in the broader Philadelphia region including Bucks County and southern and central New Jersey;

•	the board’s view that the transaction will provide an increase in shareholder value and enhance shareholder returns;

•	the expectation that talented and experienced executives of William Penn will bring their industry and market knowledge to Mid Penn;

•	the board’s view that William Penn, like Mid Penn, is focused on customer service and building relationships in local communities;

•	the deal protection provided by the terms of the merger agreement and the termination fee of $4,900,000 payable to Mid Penn under certain circumstances;

•	the results of Mid Penn’s due diligence examination of William Penn and its business operations, including asset quality and composition of its investment portfolio;

•

the opinion, dated October 31, 2024, of KBW to the Mid Penn board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Mid Penn of the exchange ratio in the merger, as more fully described below under “Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors;” and

•

the review by the board of directors with Pillar+Aught, Mid Penn’s legal advisor, of the structure of the merger and the financial and other terms of the merger agreement, including the fixed exchange ratio.

The Mid Penn board of directors also considered potential risks relating to the merger, including the following:

•

the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•

the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Mid Penn’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•

the expected benefits and synergies sought in the merger, including cost savings and Mid Penn’s ability to market successfully its financial products to William Penn’s customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of William Penn and Mid Penn;

•

the potential for William Penn to terminate the merger agreement if the price of Mid Penn common stock decreases as set forth in the merger agreement (subject to Mid Penn’s option to increase the exchange ratio in order to avoid termination); and

•	the other risks described in the section entitled “Risk Factors” beginning on page __.

The foregoing discussion of the information and factors considered by Mid Penn’s board of directors is not exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered by the board of directors of Mid Penn in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Mid Penn’s board of directors evaluated the factors described above, including through its asking questions of Mid Penn’s legal and financial advisors. In considering the factors described above, individual members of Mid Penn’s board of directors may have given different weights to different factors. The board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and the experience and expertise of its financial advisor, Stephens, for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Mid Penn’s board of directors and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page __.

Recommendation of Mid Penn’s Board of Directors

Mid Penn’s board of directors believes that the terms of the transaction are in the best interests of Mid Penn and its shareholders and has unanimously approved the merger agreement. Accordingly, Mid Penn’s board of directors unanimously recommends that Mid Penn shareholders vote “FOR” the Mid Penn share issuance proposal and “FOR” the Mid Penn adjournment proposal.

Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors

Mid Penn engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render an opinion to the Mid Penn board of directors as to the fairness, from a financial point of view, to Mid Penn of the exchange ratio in the proposed merger. Mid Penn selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Mid Penn board held on October 31, 2024 at which the Mid Penn board evaluated the proposed merger. At this meeting, KBW rendered an opinion to the Mid Penn board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Mid Penn. The Mid Penn board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Mid Penn board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Mid Penn. It did not address the underlying business decision of Mid Penn to engage in the merger or enter into the merger agreement or constitute a recommendation to the Mid Penn board in connection with the merger, and it does not constitute a recommendation to any holder of Mid Penn common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Mid Penn and William Penn and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated October 26, 2024 (the most recent draft made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Mid Penn;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of Mid Penn;

•

certain unaudited financial results for the fiscal quarter ended September 30, 2024 of Mid Penn (contained in the Current Report on Form 8-K filed by Mid Penn with the Securities and Exchange Commission on October 23, 2024);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended June 30, 2024 of William Penn;

•

certain unaudited financial results for the fiscal quarter ended September 30, 2024 of William Penn (contained in the Current Report on Form 8-K filed by William Penn with the Securities and Exchange Commission on October 16, 2024);

•

certain regulatory filings of Mid Penn and its subsidiary bank, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 and the quarters ended March 31, 2024 and June 30, 2024;

•

certain regulatory filings of William Penn and its subsidiary bank, including as applicable, the semi-annual reports on Form FR Y-9SP required to be filed during the three-year period ended June 30, 2024 and the quarterly call reports required to be filed with respect to each quarter during the three-year period ended December 31, 2023 and the quarters ended March 31, 2024 and June 30, 2024;

•	certain other interim reports and other communications of Mid Penn and William Penn to their respective shareholders; and

•

other financial information concerning the respective businesses and operations of Mid Penn and William Penn furnished to KBW by Mid Penn and William Penn or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Mid Penn and William Penn;

•	the assets and liabilities of Mid Penn and William Penn;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of Mid Penn and William Penn with similar information for certain other companies, the securities of which were publicly traded;

•

financial and operating forecasts and projections of William Penn that were prepared by Mid Penn management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of Mid Penn management and with the consent of the Mid Penn board;

•

publicly available consensus “street estimates” of Mid Penn, as well as assumed Mid Penn long-term growth rates provided to KBW by Mid Penn management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Mid Penn board; and

•

estimates regarding certain pro forma financial effects of the merger on Mid Penn (including without limitation the cost savings expected to result or be derived from the merger) that were prepared by Mid Penn management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Mid Penn board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the management of Mid Penn regarding the past and current business operations, regulatory relations, financial condition and future prospects of the companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to assist, and did not assist, Mid Penn with negotiating or structuring the merger.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon Mid Penn management as to the reasonableness and achievability of the financial and operating forecasts and projections of William Penn, the publicly available consensus “street estimates” of Mid Penn, the assumed Mid Penn long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Mid Penn (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of Mid Penn referred to above that such estimates were consistent with, the best currently available estimates and judgments of Mid Penn management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Mid Penn and William Penn that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Mid Penn referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of Mid Penn and with the consent of the Mid Penn board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Mid Penn or William Penn since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with Mid Penn’s consent, that the aggregate allowances for credit losses for each of Mid Penn and William Penn are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Mid Penn or William Penn, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Mid Penn or William Penn under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by each of Mid Penn and William Penn of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of William Penn common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Mid Penn, William Penn or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Mid Penn that Mid Penn relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Mid Penn, William Penn, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Mid Penn. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger and the actions to be taken in connection with the merger relating to the William Penn Bank ESOP and the loan between the William Penn ESOP and William Penn), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Mid Penn, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, affiliate, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Mid Penn to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Mid Penn or the Mid Penn board;

•

any business, operational or other plans with respect to William Penn or the pro forma entity that may be contemplated by Mid Penn or the Mid Penn board or that may be implemented by Mid Penn or the Mid Penn board subsequent to the closing of the merger;

•

the fairness of the amount or nature of any compensation to any of Mid Penn’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Mid Penn common stock or relative to the exchange ratio;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Mid Penn, William Penn or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed to be paid in the merger for purposes of KBW’s opinion;

•	the actual value of Mid Penn common stock to be issued in connection with the merger;

•

the prices, trading range or volume at which Mid Penn common stock or William Penn common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Mid Penn common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Mid Penn, William Penn or any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Mid Penn and William Penn. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Mid Penn board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Mid Penn board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Mid Penn and William Penn and the decision of Mid Penn to enter into the merger agreement was solely that of the Mid Penn board.

The following is a summary of the material financial analyses presented by KBW to the Mid Penn board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Mid Penn board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an indicative transaction value for the proposed merger of $13.58 per share of outstanding William Penn common stock, or approximately $119 million in the aggregate, based on the 0.4260x exchange ratio in the proposed merger and the closing price of Mid Penn common stock on October 30, 2024. At the direction of Mid Penn management, KBW also used consensus “street estimates” for Mid Penn as of October 25, 2024 instead of October 30, 2024. In addition to the financial analyses described below, KBW reviewed with the Mid Penn board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the proposed merger of $13.58 per share of outstanding William Penn common stock) of 79.9x William Penn’s estimated 2025 earnings per share (“EPS”) and 15.3x William Penn’s estimated 2026 EPS using financial forecasts and projections of William Penn provided by Mid Penn management (which gave effect to the realignment of the William Penn franchise).

Mid Penn Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Mid Penn to 13 selected major exchange-traded banks headquartered in New Jersey or Pennsylvania with total assets between $2.5 billion and $8.0 billion.

The selected companies were as follows (shown by column in descending order of total assets):

Kearny Financial Corp.	First Bank
Peapack-Gladstone Financial Corporation	BCB Bancorp, Inc.
CNB Financial Corporation	Citizens Financial Services, Inc.
Northfield Bancorp, Inc.	LINKBANCORP, Inc.
Orrstown Financial Services, Inc.	Citizens & Northern Corporation
Peoples Financial Services Corp.	Unity Bancorp, Inc.
Fidelity D & D Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) or latest twelve months (“LTM”) available or as of the end of such periods and market price information as of October 30, 2024. KBW also used 2024, 2025 and 2026 EPS estimates taken from publicly available consensus “street estimates” for Mid Penn as of October 25, 2024 and publicly available consensus “street estimates” for the selected companies to the extent publicly available (2024 and 2025 consensus “street estimates” were not publicly available for one of the selected companies and 2026 consensus “street estimates” were not publicly available for three of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Data necessary to calculate CET1 Ratio and Total Capital Ratio was not publicly available for one of the selected companies due to utilization of Community Bank Leverage Ratio (CBLR) framework. Certain financial data presented in the tables below may not correspond to the data presented in Mid Penn’s historical financial statements, or the data presented under the section “The Merger — Opinion of William Penn’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Mid Penn and the selected companies:

		Selected Companies
	Mid Penn	25th Percentile	Median	Average	75th Percentile
MRQ Core PTPP Return on Average Assets(1)(2)	1.13%	0.82%	1.16%	1.19%	1.38%
MRQ Core Return on Average Assets(1)	0.91%	0.49%	0.80%	0.82%	0.97%
MRQ Core Return on Average Tangible Common Equity(1)	11.5%	6.4%	9.7%	8.5%	12.2%
MRQ Net Interest Margin	3.15%	2.35%	3.14%	3.03%	3.51%
MRQ Fee Income / Revenue(3)	11.4%	8.5%	13.8%	15.5%	19.0%
MRQ Efficiency Ratio	65.5%	66.8%	64.6%	64.2%	57.0%

(1)

Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence

(2)	Core PTPP income defined as core income excluding provision for loan losses and taxes
(3)	Excluded gain on sale of securities

KBW’s analysis also showed the following concerning the financial condition of Mid Penn and, to the extent publicly available, the selected companies:

		Selected Companies
	Mid Penn	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.13%	7.46%	8.31%	8.40%	8.51%
Leverage Ratio	8.4%	8.1%	9.3%	9.4%	9.7%
CET1 Ratio	10.1%	9.6%	10.7%	11.2%	13.3%
Total Capital Ratio	11.9%	11.8%	13.7%	13.7%	15.3%
CRE / TRBC (1)	404%	397%	319%	333%	251%
Loans / Deposits	94.2%	104.7%	93.0%	96.1%	88.6%
Loan Loss Reserves / Loans	0.80%	1.00%	1.09%	1.07%	1.21%
Nonperforming Assets / Loans + OREO (2)	0.40%	0.90%	0.68%	0.74%	0.40%
MRQ Net Charge-offs / Average Loans	0.03%	0.11%	0.03%	0.07%	0.01%

(1)

Commercial real estate (“CRE”)/total risk-based capital (“TRBC”) regulatory definition included non-owner occupied commercial real estate, construction and development loans, and multifamily loans, per bank level regulatory filings

(2)	Nonperforming assets included nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of Mid Penn and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples for two of the selected companies and the 2024 EPS multiples for one of the selected companies, which multiples were considered to be not meaningful because they were less than 0.0x, and excluding the impact of the LTM dividend payout ratio for two of the selected companies, which ratios were considered to be not meaningful because they were less than 0.0%):

		Selected Companies
	Mid Penn	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	64.8%	17.2%	24.3%	30.5%	41.4%
One-Year Total Return	71.0%	20.9%	29.3%	35.4%	45.2%
Year-to-Date Stock Price Change	31.3%	(9.1%)	(3.9%)	0.7%	10.1%

Selected Companies
	Mid Penn	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.21x	1.03x	1.29x	1.20x	1.40x
Price / LTM EPS	11.0x	10.5x	13.3x	14.6x	19.1x
Price / 2024 EPS Estimate	11.5x	9.8x	11.0x	12.2x	13.1x
Price / 2025 EPS Estimate	10.2x	8.7x	9.4x	9.9x	10.9x
Price / 2026 EPS Estimate	9.5x	7.8x	8.1x	8.3x	8.8x
Dividend Yield	2.5%	2.4%	3.3%	3.6%	5.2%
LTM Dividend Payout Ratio	27.5%	22.9%	49.5%	48.1%	68.7%

No company used as a comparison in the above selected companies analysis is identical to Mid Penn. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

William Penn Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of William Penn to 13 selected major exchange-traded banks headquartered in the Mid-Atlantic U.S., Virginia or West Virginia with total assets less than $2.0 billion. Carver Bancorp, Inc., Chain Bridge Bancorp, Inc., Esquire Financial Holdings, Inc., and Northeast Community Bancorp, Inc. were excluded from the selected companies due to their differentiated business models.

The selected companies were as follows (shown by column in descending order of total assets):

First United Corporation	SR Bancorp, Inc.
National Bankshares, Inc.	Bank of the James Financial Group, Inc.
Virginia National Bankshares Corporation	Magyar Bancorp, Inc.
CB Financial Services, Inc.	BV Financial, Inc.
Old Point Financial Corporation	PB Bankshares, Inc.
Pathfinder Bancorp, Inc.	Glen Burnie Bancorp
AmeriServ Financial, Inc.

To perform this analysis, KBW used profitability and other financial information for most recent completed fiscal quarter or latest twelve months available or as of the end of such periods and market price information as of October 30, 2024. KBW also used 2024, 2025 and 2026 EPS estimates taken from financial forecasts and projections of William Penn provided by Mid Penn management (which gave effect to the realignment of the William Penn franchise) and 2024, 2025 and 2026 EPS estimates taken from publicly available consensus “street estimates” for the selected companies to the extent publicly available (consensus “street estimates” were not publicly available for 10 of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Data necessary to calculate CET1 Ratio and Total Capital Ratio was not publicly available for William Penn and one of the selected companies due to utilization of Community Bank Leverage Ratio (CBLR) framework. Certain financial data presented in the tables below may not correspond to the data presented in William Penn’s historical financial statements, or the data presented under the section “The Merger — Opinion of William Penn’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of William Penn and the selected companies:

		Selected Companies
	William Penn	25th Percentile	Median	Average	75th Percentile
MRQ Core PTPP Return on Average Assets(1)(2)	(0.30%)	0.75%	0.90%	0.98%	1.20%
MRQ Core Return on Average Assets(1)	(0.03%)	0.40%	0.71%	0.70%	0.87%
MRQ Core Return on Average Tangible Common Equity(1)	(0.2%)	3.5%	8.0%	7.2%	11.5%
MRQ Net Interest Margin	2.29%	2.78%	3.12%	3.13%	3.26%
MRQ Fee Income / Revenue(3)	12.1%	7.9%	10.8%	15.4%	22.1%
MRQ Efficiency Ratio	112.3%	76.5%	70.2%	71.8%	68.1%

(1)

Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence

(2)	Core PTPP income defined as core income excluding provision for loan losses and taxes
(3)	Excluded gain on sale of securities

KBW’s analysis also showed the following concerning the financial condition of William Penn and, to the extent publicly available, the selected companies:

		Selected Companies
	William Penn	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	15.25%	7.70%	8.75%	10.08%	10.53%
Leverage Ratio	16.5%	9.9%	10.3%	11.5%	11.8%
CET1 Ratio	–	12.5%	14.8%	14.8%	15.8%
Total Capital Ratio	–	13.9%	15.8%	16.3%	16.9%
CRE / TRBC(1)	114%	267%	211%	224%	186%
Loans / Deposits	73.8%	94.0%	88.1%	84.9%	78.7%
Loan Loss Reserves / Loans	0.54%	1.02%	1.14%	1.14%	1.26%
Nonperforming Assets / Loans + OREO	0.67%	0.60%	0.23%	0.55%	0.17%
MRQ Net Charge-offs / Average Loans (2)	0.01%	0.03%	0.00%	(0.00%)	(0.01%)

(1)

Commercial real estate /total risk-based capital regulatory definition included non-owner occupied commercial real estate, construction and development loans, and multifamily loans, per bank level regulatory filings

(2)	Nonperforming assets included nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of William Penn and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples for three of the selected companies, which multiples were considered to be not meaningful because they were less than 0.0x or greater than 30.0x, and excluding the impact of the LTM dividend payout ratio for one of the selected companies, which ratio was considered to be not meaningful because it was less than 0.0%):

		Selected Companies
	William Penn	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	5.3%	26.1%	31.2%	33.7%	35.7%
One-Year Total Return	6.3%	29.0%	36.4%	38.2%	41.2%
Year-to-Date Stock Price Change	3.6%	8.0%	10.3%	10.4%	18.1%
Price / Tangible Book Value per Share	0.95x	0.79x	0.93x	0.94x	1.05x

Selected Companies
	William Penn	25th Percentile	Median	Average	75th Percentile
Price / LTM EPS	NM	11.0x	12.7x	13.3x	13.6x
Price / 2024 EPS Estimate	NM	11.7x	13.2x	15.8x	18.6x
Price / 2025 EPS Estimate	NM	10.5x	11.4x	11.9x	13.1x
Price / 2026 EPS Estimate	15.3x	9.2x	10.0x	10.8x	12.1x
Dividend Yield	0.9%	1.6%	2.8%	2.8%	3.5%
LTM Dividend Payout Ratio	NM	15.6%	25.3%	45.0%	38.2%

No company used as a comparison in the above selected companies analysis is identical to William Penn. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to nine selected U.S. bank transactions announced since June 30, 2023 with announced deal values between $75 million and $150 million.

The selected transactions were as follows:

Acquiror	Acquired Company
TowneBank	Village Bank and Trust Financial Corp.
Camden National Corporation	Northway Financial, Inc.
ACNB Corporation	Traditions Bancorp, Inc.
CBC Bancorp	Bay Community Bancorp
Alerus Financial Corporation	HMN Financial, Inc.
Hope Bancorp, Inc.	Territorial Bancorp Inc.
Business First Bancshares, Inc. Central Valley Community Bancorp	Oakwood Bancshares, Inc. Community West Bancshares
Peoples Financial Services Corp.	FNCB Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, the one-year forward EPS estimates for the acquired company at the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of one of the selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the eight selected transactions involving a public acquiror;

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•

Price per common share to LTM EPS of the acquired company (in the case of one of the selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•

Price per common share to estimated EPS of the acquired company for the fiscal year after the announcement of the respective transaction, referred to as Forward EPS, in the two selected transactions in which Forward EPS for the acquired company was available at announcement.

KBW also reviewed the price per common share paid for the acquired company for the eight selected transactions involving publicly traded acquired companies as a premium/discount to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the indicative transaction value for the merger of $13.58 per outstanding share of William Penn common stock and using historical financial information for William Penn as of or for the 12-month period ended September 30, 2024, William Penn’s 2025 EPS estimate taken from financial forecasts and projections of William Penn provided by Mid Penn management (which gave effect to the realignment of the William Penn franchise) and the closing price of William Penn common stock on October 30, 2024.

The results of the analysis are set forth in the following table:

			Selected Transactions
	Mid Penn / William Penn		25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.02x		1.02x	1.10x	1.15x	1.39x
Pay to Trade Ratio	0.84x		0.77x	0.86x	0.83x	0.97x
Core Deposit Premium	(0.7%)		0.3%	1.7%	1.3%	3.2%
Price / LTM EPS	NM	(1)	15.4x	16.4x	18.6x	19.8x
Price / FWD EPS	NM	(1)	11.8x	13.8x	13.8x	15.8x
One-Day Market Premium	7.4%		19.9%	40.6%	41.7%	66.4%

(1)	Multiples were considered to be not meaningful (“NM”) because they were less than 0.0x

No company or transaction used as a comparison in the above selected transaction analysis is identical to William Penn or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Mid Penn and William Penn to various pro forma balance sheet and income statement items and the combined market capitalization of the companies. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for Mid Penn and William Penn as of or for the 12-month period ended September 30, 2024, (ii) publicly available consensus “street estimates” of Mid Penn as of October 25, 2024 and financial forecasts and projections of William Penn provided by Mid Penn management (which gave effect to the realignment of the William Penn franchise), and (iii) market price information as of October 30, 2024.

The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the respective implied pro forma ownership percentages of Mid Penn shareholders and William Penn shareholders in the combined company based on the 0.4260x exchange ratio provided for in the merger agreement:

	Mid Penn % of Total	William Penn % of Total
Ownership:
Ownership at 0.4260x exchange ratio	82%	18%
Market Information:
Pre-Transaction Market Capitalization	82%	18%
Balance Sheet:
Assets	87%	13%
Gross Loans Held For Investment	91%	9%
Deposits	88%	12%
Tangible Common Equity	78%	22%

	Mid Penn % of Total	William Penn % of Total
Income Statement:
LTM Core Earnings(1) (2)	NM	NM
2024 Estimated Earnings (2)	NM	NM
2025 Estimated Earnings	97%	3%
2026 Estimated Earnings	88%	12%

(1)	Core net income excluded extraordinary items, non-recurring items and gains / (losses) on the sale of securities, non-controlling interest and amortization of intangible and goodwill impairment
(2)	Percentages were considered not meaningful (“NM”) because of William Penn’s net loss during the covered period

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Mid Penn and William Penn. Using (i) closing balance sheet estimates assumed as of June 30, 2025 and 2024, 2025 and 2026 EPS estimates for Mid Penn and William Penn taken from publicly available consensus “street estimates” for Mid Penn as of October 25, 2024 and financial forecasts and projections of William Penn provided by Mid Penn management (which gave effect to the realignment of the William Penn franchise), and (ii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Mid Penn management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Mid Penn. This analysis indicated the merger could be accretive to Mid Penn’s estimated 2025 EPS and estimated 2026 EPS and could be dilutive to Mid Penn’s estimated tangible book value per share at closing assumed as of June 30, 2025. Furthermore, the analysis indicated that, pro forma for the merger, each of Mid Penn’s Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing assumed as of June 30, 2025 could be higher. For all of the above analysis, the actual results achieved by Mid Penn following the merger may vary from the projected results, and the variations may be material.

Mid Penn Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Mid Penn to estimate a range for the implied equity value of Mid Penn. In this analysis, KBW used publicly available consensus “street estimates” for Mid Penn as of October 25, 2024 and assumed long-term growth rates for Mid Penn provided by Mid Penn management, and KBW assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Mid Penn could generate over the period from June 30, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of Mid Penn’s implied terminal value at the end of such period. KBW assumed that Mid Penn would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Mid Penn, KBW applied a range of 9.0x to 11.0x Mid Penn’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of Mid Penn common stock of $26.57 to $34.80.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Mid Penn or the pro forma combined entity.

William Penn Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of William Penn to estimate a range for the implied equity value of William Penn, taking into account the cost savings expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial forecasts and projections of William Penn (which gave effect to the realignment of the William Penn franchise)

and assumptions regarding cost savings, purchase accounting adjustments, other merger-related adjustments and restructuring charges provided by Mid Penn management, and KBW assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that William Penn could generate over the period from June 30, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of William Penn’s implied terminal value at the end of such period, in each case applying estimated cost savings and assumptions regarding purchase accounting adjustments, other merger-related adjustments and restructuring charges, where applicable. KBW assumed that William Penn would maintain a tangible common equity to tangible assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of William Penn, KBW applied a range of 9.0x to 11.0x William Penn’s estimated 2030 earnings (inclusive of estimated cost savings). This dividend discount model analysis resulted in a range of implied values per share of William Penn common stock, taking into account the cost savings expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto, of $15.82 to $20.48.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of William Penn or the pro forma combined company.

Miscellaneous. KBW was retained by Mid Penn solely to render its opinion to the Mid Penn board of directors, and KBW did not act as a financial advisor or other advisor to, or as an agent of, Mid Penn or any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of KBW’s and its affiliates’ broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Mid Penn and William Penn. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Mid Penn or William Penn for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Mid Penn has agreed to pay KBW a cash fee equal to $300,000, which became payable to KBW with the rendering of KBW’s opinion. Mid Penn also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of the opinion, KBW did not provide investment banking or financial advisory services to Mid Penn. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to William Penn. KBW may in the future provide investment banking and financial advisory services to Mid Penn or William Penn, and receive compensation for such services.

Certain Prospective Financial Information of the Parties

In connection with the proposed merger, Mid Penn provided certain of its prospective financial information to KBW, which was engaged by Mid Penn to render an opinion to Mid Penn’s board of directors, and also to William Penn and Piper Sandler, the financial advisor to William Penn, and William Penn provided certain of its prospective financial information to Piper Sandler and Mid Penn.

The prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to each of Mid Penn’s and William Penn’s respective businesses, all of which are inherently uncertain and difficult to predict and many of which are beyond the parties’ control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by the parties’ ability to achieve strategic goals, objectives, and targets over the applicable periods. As such, these projections constitute forward-looking statements and are subject to risks and uncertainties, including the various risks set forth in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The prospective financial information generally was not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. This information was prepared solely for internal use and is subjective in many respects. Neither Mid Penn nor William Penn can provide any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.

Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither party can give assurance that, had the unaudited prospective financial information been prepared as of the date of this document, similar estimates and assumptions would be used. Neither party intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account the possible financial and other effects on either Mid Penn or William Penn, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either Mid Penn or William Penn, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either Mid Penn or William Penn, as applicable, of any possible failure of the merger to occur.

Estimates for William Penn used by Mid Penn

The following table presents certain estimates for William Penn’s total assets and net income available to common shareholders as of, or for the quarter ending, December 31, 2024 and as of or for the fiscal years ending, December 31, 2025, December 31, 2026 and December 31, 2027. The estimates were prepared by Mid Penn and were approved by Mid Penn for KBW’s use and reliance and were used by KBW at the direction of Mid Penn in the financial analyses performed in connection with KBW’s opinion as described in the section entitled “The Merger — Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors.”

($ Millions)	As of or for the quarter ending December 31,	As of or for the year ending December 31,
	2024	2025	2026	2027
Net Income to Common Shareholders	($0.2)	$1.4	$7.3	$11.8
Total Assets	$812	$883	$989	$1,120

For purposes of extrapolating William Penn’s financial results, Mid Penn management directed KBW to use and rely on estimated long-term annual growth rates of 5.0% for William Penn’s total assets and net income to common shareholders, beginning in 2027 for purposes of performing KBW’s financial analyses in connection with its opinion as described in the section entitled “The Merger — Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors.”

Consensus “Street Estimates” for Mid Penn used by Mid Penn

The following table presents certain publicly available median analyst consensus “street estimates” for Mid Penn’s total assets and net income available to Mid Penn common shareholders as of, or for the quarter ending, December 31, 2024 and as of, or for the fiscal years ending, December 31, 2025 and December 31, 2026 (collectively referred to as the “street estimates used by Mid Penn”). The street estimates used by Mid Penn were approved by Mid Penn for KBW’s use and reliance, and were used by KBW at the direction of Mid Penn in financial analyses performed in connection with KBW’s opinion as described in the section entitled “The Merger — Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors.”

	As of or for the quarter ending December 31,	As of or for the year ending December 31,
	2024	2025	2026
Total assets ($ in billions)	$5.58	$5.78	$6.02
Net income to common ($ in millions)	$11.8	$52.3	$56.1

Long-term Annual Growth Rate Assumptions for Mid Penn provided by Mid Penn

For purposes of extrapolating Mid Penn’s financial results beginning in 2026, Mid Penn management directed KBW to use and rely on long-term annual growth rates of 4.0% for Mid Penn’s net income available to common shareholders and total assets for the purposes of performing KBW’s financial analyses in connection with its opinion as described in the section entitled “The Merger — Opinion of Keefe, Bruyette & Woods, Inc. to Mid Penn’s Board of Directors.”

Estimates for William Penn used by William Penn

The following table presents certain estimates for William Penn’s net income available to common shareholders and earnings per share for the years ending December 31, 2024, December 31, 2025, December 31, 2026 and December 31, 2027. The estimates were prepared by William Penn and were approved by William Penn for Piper Sandler’s use and reliance and were used by Piper Sandler at the direction of William Penn in the financial analyses performed in connection with Piper Sandler’s opinion as described in the section entitled “Opinion of William Penn’s Financial Advisor.”

($ Millions)	As of or for the year ending December 31,
	2024	2025	2026	2027
Net Income to Common Shareholders	($0.01)	$1.0	$3.2	$4.5
Earnings Per Share	($0.00)	$0.12	$0.37	$0.52

For purposes of extrapolating William Penn’s financial results, William Penn management directed Piper Sandler to use and rely on an estimated long-term annual growth rate of 5.0% for William Penn’s net income to common shareholders, beginning in 2028 for purposes of performing Piper Sandler’s financial analyses in connection with its opinion as described in the section entitled “Opinion of William Penn’s Financial Advisor.”

Consensus “Street Estimates” for Mid Penn used by William Penn

The following table presents certain publicly available median analyst consensus “street estimates” for Mid Penn’s net income available to Mid Penn shareholders and earnings per share for the fiscal years ending December 31, 2024, December 31, 2025, and December 31, 2026 (collectively referred to as the “street estimates used by Mid Penn”). The street estimates used by Mid Penn were approved by Mid Penn for Piper Sandler’s use and reliance, and were used by Piper Sandler at the direction of Mid Penn, in financial analyses performed in connection with Piper Sandler’s respective opinions as described in the section entitled “Opinion of William Penn’s Financial Advisor.”

Fiscal Year Ended December 31,	2024E	2025E	2026E
Net income to common ($ in millions)	$48.6	$52.3	$56.1
Earnings Per Share	$2.92	$3.14	$3.37

Long-term Annual Growth Rate Assumptions for Mid Penn provided by Mid Penn

For purposes of extrapolating Mid Penn’s financial results beginning in 2027, Mid Penn management directed Piper Sandler to use and rely on a long-term annual growth rate of 4.0% for Mid Penn’s earnings per share.

You are strongly cautioned not to place undue reliance on the prospective financial information set forth above. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Mid Penn, William Penn, KBW, Piper Sandler, or their affiliates, advisors or representatives considered or considers such information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of Mid Penn, William Penn, KBW, Piper Sandler or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the assumptions, and none of them undertakes any obligation to update or otherwise revise or reconcile the assumptions to reflect circumstances existing after the date such information was generated or to reflect the occurrence of future events even in the event that any or all of the underlying assumptions are shown to be in error. None of Mid Penn, William Penn, KBW, Piper Sandler or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the prospective financial information. The prospective financial information is not being included in this joint proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal. In light of the foregoing, and considering that the parties’ special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Mid Penn shareholders and William Penn shareholders are cautioned not to place unwarranted reliance on such information.

Board of Directors and Management of Mid Penn Following Completion of the Merger

Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office. In addition, Kenneth J. Stephon, the current Chairman, President and Chief Executive Officer of William Penn, has entered into a three-year employment agreement with Mid Penn Bank, Mid Penn, William Penn Bank and Wiliam Penn under which Mr. Stephon will serve as Chief Corporate Development Officer of Mid Penn and Mid Penn Bank following the completion of the merger and will serve on the board of directors of Mid Penn and Mid Penn Bank and as Vice Chair of Mid Penn Bank. The remaining directors of William Penn then serving on the William Penn board of directors at the effective time of the merger will be appointed to a paid three-year advisory board of Mid Penn following completion of the merger.

Appraisal Rights

Pursuant to Maryland law, holders of William Penn common stock do not have the right to receive the appraised value of their shares in connection with the merger.

Pursuant to Pennsylvania law, holders of Mid Penn common stock do not have, and will not be entitled to exercise any appraisal rights in connection with the merger.

Regulatory Approvals Required for the Merger

The merger is subject to the approval of, or waiver of formal application and approval requirements from, the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the FDIC under the Bank Merger Act, and the PDB under the Pennsylvania Banking Code (the “Banking Code”).

In reviewing Mid Penn’s application for approval of the merger under the BHC Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of Mid Penn, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the merging companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Mid Penn in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing. The FRB may waive the application requirement under certain conditions.

The bank merger of William Penn Bank with and into Mid Penn Bank is also subject to approval by the FDIC under the federal Bank Merger Act and by the PDB under the Banking Code. In general, the factors considered by the FDIC and the PDB to approve the bank merger are similar to the factors considered by the FRB, and discussed above, in reviewing the merger of William Penn and Mid Penn under the BHC Act.

Mid Penn has filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and non-objections necessary to consummate the merger and the bank merger. While Mid Penn does not know of any reason why it would not obtain the approvals in a timely manner, Mid Penn cannot be certain when or if it will receive the regulatory approvals, or that any regulatory approvals received will not contain a materially burdensome regulatory condition that could prevent the merger from being completed. Except as set forth above, the parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

INTERESTS OF WILLIAM PENN’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of William Penn’s board of directors with respect to the merger, William Penn’s shareholders should be aware that the executive officers and directors of William Penn and William Penn Bank have certain interests in the merger that may be different from, or in addition to, the interests of William Penn shareholders generally. William Penn’s board of directors were aware of these interests and considered them, among other matters, in making its recommendation that William Penn shareholders vote to adopt the merger agreement.

Treatment of Stock Options

Certain directors and executive officers of William Penn hold outstanding stock options to purchase shares of William Penn common stock granted under the William Penn Bancorporation 2022 Equity Incentive Plan (the “WMPN EIP”). The WMPN EIP, including the number of shares of William Penn common stock reserved thereunder, has been previously approved by shareholders of William Penn.

The merger agreement provides that, at the effective time of the merger, each outstanding stock option granted under the WMPN EIP which is outstanding and unexercised, will cease to represent a right to acquire shares of William Penn common stock and will be converted into an option to acquire, on the same terms and conditions as were applicable under the WMPN EIP (including vesting and exercisability terms) immediately prior to the effective time of the merger, the number of shares of Mid Penn common stock equal to (a) the number of shares of William Penn common stock subject to such stock option multiplied by (b) 0.426. Such product will be rounded down to the nearest whole share. The exercise price per share (rounded up to the nearest whole cent) of each Mid Penn stock option issued for the William Penn stock option will be equal to (y) the exercise price per share of shares of William Penn common stock that were purchasable pursuant to such William Penn stock option divided by (z) 0.426. If an officer, director, or employee of William Penn has received a stock option award and they are terminated within two years of the completion of the merger, any unvested stock option awards will automatically vest upon termination.

Treatment of Restricted Stock

Certain directors and executive officers of William Penn hold shares of William Penn restricted stock granted under the WMPN EIP. The merger agreement provides that, at the effective time of the merger, each restricted stock award of William Penn common stock which is outstanding immediately prior to the effective time of the merger and with respect to which the applicable restrictions have not yet lapsed, shall cease to represent a right to acquire shares of William Penn common stock and will be converted into the right to receive, on the same terms and conditions as were applicable under such William Penn restricted stock award (including vesting terms) immediately prior to the effective time of the merger, the number of Mid Penn common stock equal to (a) the number of shares of William Penn common stock subject to such restricted stock award multiplied by (b) 0.426. Such product will be rounded down to the nearest whole share. If an officer, director, or employee of William Penn has received a restricted stock award and they are terminated within two years of the completion of the merger, any unvested restricted stock awards will automatically vest upon termination.

Change in Control Agreements with Alan B. Turner, Jeannine Cimino, Amy J. Logan and Jonathan T. Logan

William Penn and William Penn Bank are parties to a change in control agreement with: Alan B. Turner, Executive Vice President and Chief Lending Officer of William Penn and William Penn Bank; Jeannine Cimino, Executive Vice President and Chief Retail Officer of William Penn and William Penn Bank; Amy J. Logan (formerly Hannigan), Executive Vice President and Chief Operating Officer of William Penn and William Penn Bank; and Jonathan T. Logan, Executive Vice President and Chief Financial Officer of William Penn and William Penn Bank. Pursuant to the merger agreement, Mid Penn has agreed to honor all benefits payable under these change in control agreements, which provide certain benefits in the event an employee’s employment is terminated under specified circumstances, in connection with or following a change in control, such as the merger. The change in control agreements have an initial two-year term that renews for an additional year on each anniversary of the effective date of the agreement, unless either party provides written notice to the other not later than sixty (60) days before such anniversary date of its intent not to renew the agreement.

In the event of a termination of employment following a change in control of William Penn, each employee subject to a change in control agreement is entitled to receive a lump sum payment equal to two (2.0) times the sum of (i) the employee’s annual base salary at the greater of either the date of the change in control or on the date the employee is terminated, plus (ii) the employee’s highest cash bonus paid over the prior two-year period. In addition, each employee will be entitled to receive from William Penn a lump sum payment equal to twenty-four (24) times William Penn Bank’s monthly COBRA charge in effect at the time of the employee’s termination to cover the cost of the employee’s health coverage. If the payments to be paid under any change in control agreement is determined to be subject to excise tax or penalties under Sections 280G and 4999 of the Internal Revenue Code, the amount to be paid will be reduced in the order to provide the employee with the largest amount of after-tax proceeds to the extent necessary so that no portion would be subject to excise taxes.

Advisory Board

All directors of William Penn serving on the William Penn board of directors at the effective time of the merger, except Kenneth J. Stephon, will be appointed to a paid three-year advisory board of Mid Penn following completion of the merger.

Employment Agreement with Kenneth J. Stephon

In connection with the merger, Kenneth J. Stephon entered into a three-year employment agreement with Mid Penn, Mid Penn Bank, William Penn and William Penn Bank, which supersedes Mr. Stephon’s previous employment agreement with William Penn and William Penn Bank, under which Mr. Stephon will serve as Chief Corporate Development Officer of the combined companies following the completion of the merger with an annual base salary of $400,000. Under the employment agreement, Mr. Stephon will receive a one-time payment of $2,074,776 from William Penn Bank or William Penn immediately prior to the effective time of the merger as consideration for the termination of his existing employment agreement with William Penn and William Penn Bank and his continued employment through the effective time. In addition, subject to his continued employment during the three-year term of the agreement, Mr. Stephon will receive a $900,000 retention bonus payable in three equal annual installments, including in the event of death or disability. Mid Penn will also make an annual $50,000 contribution to a deferred compensation plan to be established for Mr. Stephon’s benefit. During the term of the agreement, Mr. Stephon will be eligible to receive annual and long-term incentive awards on a discretionary basis. If Mr. Stephon’s employment is terminated without cause or if Mr. Stephon terminates his employment for good reason (as defined in the agreement), he would be entitled to receive a lump sum payment equal to the base salary payable over the then remaining term of the agreement, plus any unpaid portion of the retention bonus, and continuation of medical benefits for the same period. If such termination occurs in connection with a change in control, Mr. Stephon would receive a severance payment equal to three times his base salary if the termination occurs in the first year of employment, two times base salary if the termination occurs in the second year of employment, and one times base salary if the termination occurs in the third year of employment. In addition, Mr. Stephon will receive any unpaid portion of the retention bonus and Mr. Stephon’s benefits would be continued for a period of one to three years depending on the year in which the termination occurs.

During the employment period, Mr. Stephon will also serve as Vice Chair of the Mid Penn Bank board of directors and will serve on the Mid Penn board of directors. The employment agreement includes non-solicitation provisions for the benefit of Mid Penn bank to expire one year after termination of employment.

Indemnification

Pursuant to the merger agreement, Mid Penn has agreed that, following the effective time of the merger, it will indemnify, defend and hold harmless the present and former directors or officers or employees of William Penn and its subsidiaries against all liabilities incurred in connection with any litigation arising out of or pertaining to, the fact that such person is or was a director or officer or employee of William Penn, or its subsidiaries or, at William Penn’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by therein), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under the Maryland General Corporation Law, William Penn’s articles of incorporation and under William Penn’s bylaws, including provisions relating to advances of expenses incurred in the defense of any litigation; provided, that the indemnified party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

Directors’ and Officers’ Insurance

Mid Penn has further agreed, for a period of six years after the effective time of the merger, to maintain the directors’ and officers’ liability insurance policies of William Penn (provided that Mid Penn may substitute policies of at least the same coverage containing terms and conditions which are not materially less favorable to the insured) with respect to claims arising from factors or events which occurred prior to the effective time of the merger. Mid Penn is not obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy), which exceed, for the portion related to William Penn’s directors and officers, 200% of annual premium payments paid on William Penn’s current policy in effect as of the date of the merger agreement. Mid Penn will use reasonable efforts to maintain the most advantageous insurance policies obtainable for such amount. In lieu of Mid Penn purchasing and maintaining a directors’ and officers’ liability insurance policy, and upon the consent of Mid Penn, William Penn may, prior to the effective time of the merger, obtain a six year “tail” policy under William Penn’s existing directors’ and officers’ insurance policy which provides equivalent coverage, so long as it does not exceed, for the portion related to William Penn’s directors and officers, 200% of the annual premium payments paid on William Penn’s current policy in effect prior to the effective time of the merger.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the William Penn board of directors and the Mid Penn board of directors has unanimously adopted the merger agreement, which provides for the merger of William Penn with and into Mid Penn. Mid Penn will be the surviving entity in the corporate merger and the separate corporate existence of William Penn will cease. Each share of Mid Penn common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Mid Penn. Each share of William Penn common stock issued and outstanding at the effective time of the merger (with the exception of Treasury Stock, ESOP Loan Shares, and Mid Penn Owned Shares, as defined below) will be converted into the right to receive 0.426 shares of Mid Penn common stock, as described below. See “The Merger—Consideration to Be Received in the Merger.” Treasury Stock means all shares of William Penn stock held in treasury by William Penn. ESOP Loan shares means each share of William Penn stock that is remitted to William Penn immediately prior to the effective time of the merger to repay the William Penn ESOP loan balance. Mid Penn Owned Shares means shares of William Penn common stock owned by Mid Penn immediately prior to the effective time of the merger other than shares held in a fiduciary capacity or in connection with debts previously contracted. Each share of William Penn common stock held as Treasury Stock, ESOP Loan Shares, and Mid Penn Owned Shares immediately prior to the effective time of the merger will be cancelled and retired and no consideration will be issued in exchange for Treasury Stock, ESOP Loan Shares, or Mid Penn Owned Shares. Mid Penn does not own any shares of common stock of William Penn.

The Mid Penn articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined entity after completion of the merger. The merger agreement provides that Mid Penn, with the written consent of William Penn, may change the method of effecting the merger if and to the extent it deems such change to be desirable. No such change will alter or change the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay the consummation of the merger, jeopardize or delay receipt of any regulatory approvals relating to the completion of the merger or cause any conditions to closing of the merger not to be capable of being fulfilled, result in adverse U.S. federal or state income tax or other adverse tax consequences to William Penn shareholders, or require submission to or approval of William Penn’s shareholders after the merger agreement has been approved by the William Penn shareholders.

Closing and Effective Time of the Merger

The merger will become effective as set forth in the articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania and the Maryland State Department of Assessments and Taxation. It currently is anticipated that the effective time of the merger will occur in the second quarter of 2025, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger each William Penn shareholder will receive, with respect to each share of William Penn common stock held (excluding Treasury Stock, ESOP Loan Shares, and Mid Penn Owned Shares), 0.426 shares of Mid Penn common stock.

The implied value of the merger consideration will fluctuate as the market price of Mid Penn common stock fluctuates before the completion of the merger. This price will not be known at the time of the William Penn special meeting and may be more or less than the current price of Mid Penn common stock or the price of Mid Penn common stock at the time of the William Penn special meeting or at the completion of the merger. The exchange ratio is fixed and not subject to adjustment, except in limited circumstances.

No fractional shares of Mid Penn common stock will be issued to any holder of William Penn common stock upon completion of the merger. For each fractional share that would otherwise be issued, Mid Penn will pay cash in an amount equal to the fraction multiplied by the closing price for a share of Mid Penn common stock as reported on Nasdaq for the fifth (5th) business day prior to the closing date. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

At the effective time of the merger, each option to purchase shares of William Penn common stock which is outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of William Penn common stock and will be converted into an option to acquire, on the same terms and conditions as were applicable under such William Penn stock option (including vesting and exercisability terms) immediately prior to the effective time of the merger, the number of shares of Mid Penn common stock equal to (a) the number of shares of William Penn common stock subject to such stock option multiplied by (b) 0.426. Such product will be rounded down to the nearest whole share. The exercise price per share (rounded up to the nearest whole cent) of each Mid Penn stock option issued for the William Penn stock option will be equal to (y) the exercise price per share of shares of William Penn common stock that were purchasable pursuant to such William Penn stock option divided by (z) 0.426. If an officer, director or employee of William Penn has received a stock option award and they are terminated within two years of the completion of the merger, any unvested stock options will automatically vest upon termination.

At the effective time of the merger, each restricted stock award of William Penn common stock which is outstanding immediately prior to the effective time of the merger and with respect to which the applicable restrictions have not yet lapsed, shall cease to represent a right to acquire shares of William Penn common stock and will be converted into the right to receive, on the same terms and conditions as were applicable under such William Penn restricted stock award (including vesting terms) immediately prior to the effective time of the merger, the number of shares of Mid Penn common stock equal to (a) the number of shares of William Penn common stock subject to such restricted stock award multiplied by (b) 0.426. Such product will be rounded down to the nearest whole share. If an officer, director, or employee of William Penn has received a restricted stock award and they are terminated within two years of the completion of the merger, any unvested restricted stock awards will automatically vest upon termination.

Conversion of Shares; Letter of Transmittal; Exchange of Certificates

The conversion of William Penn common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As promptly as practicable after completion of the merger, but in any event within five (5) business days, the exchange agent will mail to each William Penn shareholder a letter of transmittal with instructions on how to exchange certificates representing shares of William Penn common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement. William Penn shareholders who hold their shares of William Penn common stock in certificated form will be required to submit their William Penn stock certificates before they will receive the merger consideration.

If you own shares of William Penn common stock in “street name” through a broker, bank or other nominee, you should receive or seek instructions from the broker, bank or other nominee holding your shares concerning how to surrender your shares of William Penn common stock in exchange for the merger consideration.

If a certificate for William Penn common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. Computershare will be the exchange agent in the merger and will perform such duties as explained in the merger agreement.

William Penn shareholders are not required to take any additional actions if their shares of William Penn common stock are held in book-entry form. Promptly following the completion of the merger, shares of William Penn common stock held in book-entry form automatically will be exchanged for shares of Mid Penn common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Dividends and Distributions

Until William Penn common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Mid Penn common stock into which shares of William Penn common stock may have been converted will accrue but will not be paid. Mid Penn will pay to former William Penn shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their William Penn stock certificates.

Pursuant to the merger agreement, William Penn is permitted to continue to pay quarterly cash dividends of no more than $0.03 per share of common stock through the completion of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of William Penn and Mid Penn relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Mid Penn and William Penn has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breaches or violations of organizational documents or other obligations as a result of the merger;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the merger;

•	the timely filing of reports with governmental entities;

•	financial statements and the absence of undisclosed liabilities;

•	tax matters;

•	the absence of circumstances and events reasonably likely to have a material adverse effect on the business of William Penn and Mid Penn;

•	properties;

•	insurance coverage;

•	legal proceedings and regulatory matters;

•	compliance with applicable laws;

•	employee matters, including employee benefit plans;

•	environmental matters;

•	brokers, finders and financial advisors;

•	loan related matters;

•	related party transactions;

•	the vote required to approve the merger;

•	securities registration obligations;

•	intellectual property;

•	risk management instruments;

•	the absence of fiduciary or trust accounts;

•	the preparation and filing of the reports filed by each party with the Securities and Exchange Commission; and

•	the receipt by each party’s board of directors of the opinion of an investment banking firm regarding the exchange ratio.

William Penn has also made representations and warranties to Mid Penn regarding material contracts, real estate leases and other certain types of contracts, labor matters and anti-takeover laws.

The representations and warranties described above and included in the merger agreement were made by Mid Penn and William Penn to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Mid Penn and William Penn in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Mid Penn and William Penn rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding William Penn, Mid Penn or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page [●].

Certain representations and warranties of William Penn, William Penn Bank, Mid Penn and Mid Penn Bank are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either William Penn, William Penn Bank, or Mid Penn, Mid Penn Bank, or the combined company (as the case may be) any event, circumstance, change, condition, development or occurrence that either individually or in the aggregate, has had or would reasonably be expected to have an effect that (i) is material and adverse to the assets, liabilities, financial condition, results of operations, properties or business of Mid Penn and certain of its subsidiaries taken as a whole, or William Penn and certain of its subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either William Penn, on the one hand, or Mid Penn, on the other hand, to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by the merger agreement; provided that, with respect to clause (i) above, “material adverse effect” shall not be deemed to include the impact of the following on the assets, liabilities, business, properties, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations after the date hereof affecting banks or their holding companies generally, or interpretations thereof by courts or governmental entities that do not have a materially disproportionate impact on such party; (b) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies (and, in either case, any authoritative interpretations thereof) that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or of certain William Penn subsidiaries or Mid Penn subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby or which are otherwise required by the terms hereof; (d) the announcement of the merger agreement and the transactions contemplated hereby and the impact thereof on relationships with customers, vendors or employees, and compliance with the merger agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by the merger agreement; (e) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak or the material worsening of such conditions threatened or existing as of the date of the merger agreement that do not have a materially disproportionate impact on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect Mid Penn or William Pennand its respective subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry; (g) changes in the trading price or trading volume of either party’s common stock; (h) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect, unless such facts are otherwise included in an exception set forth herein); or (i) changes in the banking industry after the date of the merger agreement, including changes in prevailing interest rates, credit availability and liquidity, that do not have a materially disproportionate impact on such party.

Covenants and Agreements

Each of William Penn and Mid Penn has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Mid Penn and William Penn has agreed to (i) operate its respective business in the usual, regular and ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would be reasonably likely to materially and adversely affect or delay the ability of Mid Penn and William Penn to receive regulatory approvals or other approvals required to complete the merger or materially increase the period of time necessary to obtain any approval, or materially and adversely affect or delay either Mid Penn or William Penn’s ability to perform its covenants and agreements set forth in the merger agreement.

In addition, William Penn has agreed that, with certain exceptions and except with Mid Penn’s prior written consent (which, with certain exceptions, is not to be unreasonably withheld), that William Penn will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•

change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

•

change the number of authorized or issued shares of its capital stock, issue any shares of capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that William Penn is permitted to (i) issue shares of William Penn common stock upon the exercise of stock options outstanding prior to October 31, 2024 and (ii) declare and pay quarterly cash dividends of no more than $0.03 per share of William Penn common stock;

•

enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

•	make application for the opening or closing of any, or open, close or sell any, branch, automated banking facility or administrative office;

•	except as set forth in the merger agreement, take specified actions relating to director and employee compensation, benefits, hiring, terminations and promotions;

•

except as otherwise expressly permitted or required under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice, or take any action to accelerate the vesting or lapse of restrictions on any stock options or restricted stock;

•

merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•

sell or otherwise dispose of its capital stock or that of any of its subsidiaries or sell or otherwise dispose of any of its assets or those of any of its subsidiaries other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank and Atlantic Community Bankers Bank, subject any of its assets or those of any of its subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) unless such lien, pledge, security interest or encumbrance is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice, or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), other than in the ordinary course of business consistent with past practice;

•

voluntarily take any action that would result in any of its representations and warranties becoming untrue in any material respect or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•

change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any regulatory authority responsible for regulating it or its respective banking subsidiary or its independent accounting firm;

•

waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which it or any of its subsidiaries is a party;

•

purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the William Penn board of directors and in effect as of October 31, 2024, except that any individual purchase of securities cannot exceed $1,500,000 per trade and all such purchases cannot exceed $2,500,000 in the aggregate, and no individual security purchased can have a maturity date greater than two years.

•	issue or sell any equity or debt securities, except for the issuance of William Penn common stock upon the exercise of stock options existing prior to the date of the merger agreement;

•

except as set forth in the merger agreement, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan or other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by William Penn), except (i) in accordance with past practice pursuant to policies approved by the William Penn board of directors and in effect prior to the date of the merger agreement, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from William Penn of such relationship does not exceed $500,000 and for any existing borrower such aggregate amount of the increase does not exceed $1,000,000;

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•

enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;

•

except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than wages and bonuses accrued in the ordinary course of business;

•	enter into any new line of business;

•

make any material change in policies in existence on October 31, 2024 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a regulatory authority;

•

except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any of its employee plans;

•

except as set forth in the merger agreement, make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on October 31, 2024, and other than expenditures necessary to maintain existing assets in good repair;

•	purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•

except as set forth in the merger agreement, undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by it of more than $25,000 annually, containing any financial commitment extending beyond 24 months from October 31, 2024 or involving any of its affiliates, except that the aggregate payments cannot exceed $50,000 (excluding any affiliate transactions);

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent and provided that it may not charge-off through settlement, compromise or discharge more than $50,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

•

foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain concerning environmental materials;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•

issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-closing employment, benefit or compensation information without the prior consent of Mid Penn or issue any broadly distributed communication of a general nature to customers regarding the merger without the prior approval of Mid Penn, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger; or

•	agree or commit to do any of the actions prohibited by the preceding points.

William Penn has further agreed that William Penn will, at the request of Mid Penn, terminate, amend or freeze any of its benefit plans.

Each of Mid Penn and William Penn has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.

Mid Penn has further agreed that Mid Penn will:

•

refrain from amending its articles of incorporation or bylaws or similar governing documents of any subsidiary in a manner that would materially and adversely affect the economic benefits of the merger to the holders of William Penn common stock or that would materially impede Mid Penn’s ability to consummate the merger;

•

prior to receiving regulatory approvals and shareholder approvals, not publicly announce or discuss with any bank regulator any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other party, other than acquisitions of equity interests or assets of a nonbank entity or acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Mid Penn, or any subsidiary and any other party;

•

appoint Kenneth J. Stephon to the Mid Penn board of directors and the Mid Penn Bank board of directors and appoint the remaining directors of William Penn serving on the William Penn board of directors at the effective time of the merger to a paid three-year advisory board of Mid Penn following completion of the merger;

•

for determining eligibility and vesting for certain Mid Penn employee benefit plans (and not for benefit accrual purposes), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of William Penn or any predecessor of William Penn;

•

pay severance benefits to any continuing employees of William Penn or William Penn Bank who were employed as of October 31, 2024 and immediately prior to the effective time of the merger, whose employment is either terminated within 12 months following the closing of the merger or who are not offered or retained in substantially comparable employment, with respect to job description, work location, responsibilities and pay, with Mid Penn or Mid Penn Bank, as applicable, other than for circumstances constituting cause and with respect to employees who are not party to an agreement that provides for specific severance payments, equal to two weeks’ salary for each year of continuous service with William Penn or William Penn Bank, with a minimum payment of four (4) weeks and a maximum payment of 26 (twenty-six) weeks;

•	honor the terms of all William Penn change in control agreements;

•

establish a retention bonus pool based upon the joint recommendation of the Chief Executive Officers of William Penn and Mid Penn, for key employees of William Penn or Mid Penn to help retain the services of such employees;

•	reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger;

•

not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	obtain approval for listing of the shares of its common stock on Nasdaq.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the regulatory applications, the holding of the special meetings of Mid Penn shareholders and William Penn shareholders, respectively, access to information of William Penn and public announcements with respect to the transactions contemplated by the merger agreement. William Penn and Mid Penn have also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

William Penn Bank Post-Closing Operation

Immediately, or as soon as reasonably practicable, after the consummation of the merger, in accordance with the bank plan of merger between William Penn Bank and Mid Penn Bank, William Penn Bank will merge with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, and the separate corporate existence of William Penn Bank will cease.

Shareholder Meetings

Each of Mid Penn and William Penn has agreed to hold a meeting of its respective shareholders as promptly as practicable to obtain shareholder approval. Mid Penn’s board of directors has unanimously agreed to recommend that its shareholders vote in favor of the issuance by Mid Penn of shares of Mid Penn common stock to holders of common stock of William Penn in connection with the merger. William Penn’s board of directors has unanimously agreed to recommend that its shareholders vote in favor of the merger agreement, subject to certain qualifications and exceptions set forth in the merger agreement.

Agreement Not to Solicit Other Offers

William Penn has agreed that it will not, and that it will cause its subsidiaries not, and use its reasonable best efforts to cause each of their respective officers, directors, employees, representatives, agents, and affiliates not to, except as otherwise expressly permitted in the merger agreement, between the date of the merger agreement and the closing of the merger, directly or indirectly:

•

initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to an alternative acquisition proposal;

•	respond to any inquiry relating to an alternative acquisition proposal;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding, or furnish or afford access to information or data to any person that may relate to an alternative acquisition proposal;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which William Penn is a party; or

•

enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

Acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Mid Penn and William Penn) involving William Penn:

•

any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving William Penn or any William Penn subsidiary;

•

any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of William Penn representing, in the aggregate, twenty-five percent (25%) or more of the assets of William Penn or any William Penn Subsidiary on a consolidated basis;

•

any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of William Penn or any William Penn subsidiary;

•

any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of William Penn or any William Penn subsidiary; or

•	any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Wiliam Penn may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:

•	William Penn has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

•

William Penn’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below);

•

William Penn has provided Mid Penn with at least two (2) business day’s written prior notice before furnishing non-public information to, or entering into discussions with, the person that submitted the unsolicited acquisition proposal, including the identity of the person that will receive such confidential information; and

•

prior to furnishing or providing access to any information or data with respect to William Penn or otherwise relating to an acquisition proposal, William Penn receives from the third party making the proposal a confidentiality agreement on terms no less favorable to Mid Penn than the terms of the existing confidentiality agreement between William Penn and Mid Penn and provides a copy of the same to Mid Penn.

William Penn has also agreed to promptly provide to Mid Penn any non-public information about William Penn that it provides to the third party making the proposal, to the extent such information was not previously provided to Mid Penn.

The term “superior proposal,” as defined under the merger agreement, means any bona fide, written acquisition proposal made by a person other than Mid Penn, which the William Penn board of directors determines in its good faith judgment, after considering the advice of its outside legal counsel and, with respect to financial matters, its financial advisor:

•

would, if consummated, result in the acquisition of greater than fifty percent (50%) of the issued and outstanding shares of William Penn common stock or all, or substantially all, of the assets of William Penn on a consolidated basis;

•

would result in a transaction that involves consideration to the holders of William Penn common stock that is more favorable, from a financial point of view, than the consideration to be paid to such holders by Mid Penn under the merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by William Penn’s board of directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Mid Penn in response to such acquisition proposal);

•	is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal.

In addition, except as set forth below, William Penn has agreed that it will not:

•

withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn, its recommendation to its shareholders to approve the merger agreement or make any statement, filing or release, in connection with the William Penn special meeting of shareholders or otherwise, inconsistent with its recommendation to its shareholders to approve the merger agreement (it being understood that taking a neutral position or no position with respect to an acquisition proposal other than the merger will be considered an adverse modification of its recommendation to its shareholders);

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the merger; or

•

enter into (or cause William Penn to enter into) any letter of intent or other agreement relating to an acquisition proposal other than with respect to the merger or requiring William Penn to fail to consummate the merger.

Up until the time of the William Penn shareholder meeting, however, William Penn may withdraw, qualify or modify in a manner adverse to Mid Penn its recommendation to William Penn shareholders to approve the merger agreement, or take any of the other actions listed above with respect to another acquisition proposal, if but only if:

•

the William Penn board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor that the failure to take such actions would be inconsistent with the board’s fiduciary duties to William Penn’s shareholders under applicable law;

•	it has provided at least five business days’ notice to Mid Penn that a bona fide unsolicited proposal constitutes a superior proposal; and

•

after taking into account any adjusted, modified or amended terms as may have been committed to by Mid Penn in writing, the William Penn board of directors has acted in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, determined that the other acquisition proposal constitutes a superior proposal.

Expenses and Fees

In general, each of Mid Penn and William Penn will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, except that Mid

Penn and William Penn will split the costs of printing and mailing the joint proxy statement/prospectus for their respective special shareholder meetings.

Indemnification and Insurance

The merger agreement requires Mid Penn to indemnify William Penn’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under Maryland law and William Penn’s articles of incorporation or the William Penn bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of William Penn is made or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director, officer or employee of William Penn or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Mid Penn will defend against and respond thereto.

Mid Penn has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including attorney’s fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Mid Penn provide advancement of expenses to, all past and present officers, directors and employees of William Penn and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws and William Penn’s articles of incorporation and bylaws.

Mid Penn has further agreed, for a period of six years after the effective time of the merger, to maintain the directors’ and officers’ liability insurance policies of William Penn (provided that Mid Penn may substitute policies of at least the same coverage containing terms and conditions which are not materially less favorable to the insured) with respect to claims arising from factors or events which occurred prior to the effective time of the merger. Mid Penn is not obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy), which exceed, for the portion related to William Penn’s directors and officers, 200% of annual premium payments paid on William Penn’s current policy in effect as of the date of the merger agreement. Mid Penn will use reasonable efforts to maintain the most advantageous insurance policies obtainable for such amount. In lieu of Mid Penn purchasing and maintaining a directors’ and officers’ liability insurance policy, and upon the consent of Mid Penn, William Penn may, prior to the effective time of the merger, obtain a six year “tail” policy under William Penn’s existing directors’ and officers’ insurance policy which provides equivalent coverage, so long as it does not exceed, for the portion related to William Penn’s directors and officers, 200% of the annual premium payments paid on William Penn’s current policy in effect prior to the effective time of the merger.

Conditions to Complete the Merger

Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:

•	the approval of the merger agreement by the William Penn shareholders and the approval of the Mid Penn share issuance by the Mid Penn shareholders;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Mid Penn common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the receipt by each of Mid Penn and William Penn of a legal opinion with respect to certain U.S. federal income tax consequences of the merger;

•

the receipt by each of Mid Penn and William Penn of a certificate of the other party and such other documents, dated as of the closing of the merger and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that all conditions have been satisfied;

•

the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not in the reasonable judgment of the board of directors of either William Penn or Mid Penn materially reduce the benefits of the merger to either party;

•

the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement; and

•	the approval for listing on Nasdaq of the shares of Mid Penn common stock issuable in the merger.

Each of Mid Penn’s and William Penn’s obligation to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party; and

•

the truthfulness and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

William Penn’s obligation to close is also subject to the condition that Mid Penn has delivered the merger consideration to the exchange agent and the exchange agent has provided William Penn with a certificate evidencing such delivery.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual written consent or by either party in the following circumstances:

•

if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•

if the merger has not been completed by December 1, 2025, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable), or if any final regulatory approval results in a materially burdensome regulatory condition;

•

if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable); or

•

if William Penn shareholders do not approve the William Penn merger proposal at the William Penn special meeting or the Mid Penn shareholders do not approve the Mid Penn share issuance proposal at the Mid Penn special meeting.

In addition, Mid Penn’s board of directors may terminate the merger agreement if the William Penn board of directors receives a superior proposal and (i) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation that William Penn shareholders approve the merger agreement, (ii) fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Mid Penn, or (iii) has otherwise made a determination to accept such proposal.

Further, William Penn’s board of directors may terminate the merger agreement if William Penn has received a superior proposal and the William Penn board of directors has made a determination to accept such proposal.

William Penn may also terminate the merger agreement on or after the fifth (5th) business day immediately prior to the closing date of the merger (the “determination date”) if the quotient obtained by dividing (A) the average of the per share closing price of a share of Mid Penn common stock during the twenty (20) consecutive full trading days ending on the trading date prior to the determination date by (B) $30.59 is both (i) less than 0.80 and (ii) less (by more than twenty percent (20%)) than the quotient obtained by dividing (Y) the average of the Dow Jones U.S. Micro Cap Banks Index Value during the twenty (20) consecutive full trading days ending on the trading date prior to the determination date by (Z) $31,420.39. If William Penn chooses to exercise this termination right, Mid Penn has the option, within two (2) business days of receipt of notice from William Penn, to adjust the exchange ratio and prevent termination of the merger agreement under this provision.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of Mid Penn or William Penn, except that both Mid Penn and William Penn will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

William Penn will pay Mid Penn a termination fee of $4,900,000 in the event that the merger agreement is terminated:

•

by Mid Penn because William Penn has received a superior alternative acquisition proposal, and William Penn (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the superior alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation that William Penn shareholders approve the merger agreement in a manner adverse to Mid Penn, or (3) delivers a written notice to Mid Penn of its determination to accept the superior alternative acquisition proposal; or

•

by William Penn, if William Penn receives an alternative acquisition proposal and has made a determination that the alternative acquisition proposal is a superior proposal and accepts such alternative acquisition proposal.

William Penn will also be required to pay Mid Penn the termination fee of $4,900,000 in the event that William Penn enters into a definitive agreement relating to, or consummates, an acquisition proposal within twelve (12) months following termination of the merger agreement:

•	by Mid Penn because of a willful breach of the merger agreement by William Penn; or

•

by either Mid Penn or William Penn, if the shareholders of William Penn failed to approve the merger and either William Penn breached the no-solicitation provisions of the merger agreement or a third party publicly proposed or announced an alternative acquisition proposal prior to the William Penn special meeting.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between William Penn and Mid Penn executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the merger agreement by the shareholders of William Penn and Mid Penn, there may not be, without further approval of such shareholders, any amendment to the merger agreement which reduces the amount or value or changes the form of consideration to be delivered to William Penn shareholders.

ACCOUNTING TREATMENT

The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Mid Penn, the acquirer, will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Financial statements and reported results of operations of Mid Penn issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of William Penn.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material U.S. federal income tax consequences of the merger to a William Penn shareholder who holds shares of William Penn common stock as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect). It is also based upon factual representations contained in certificates of officers of Mid Penn and William Penn. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.

This discussion is not intended to be a complete description of all of the U.S. federal income tax consequences of the merger. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to William Penn shareholders in light of their particular circumstances and does not address aspects of U.S. federal income taxation that may be applicable to William Penn shareholders subject to special treatment under the Internal Revenue Code (including but not limited to banks, financial institutions, trusts, estates, persons who hold shares of William Penn common stock in an IRA, 401(k) plans or similar tax-favored accounts, tax-exempt organizations, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting, persons holding William Penn common stock through a pass-through entity, William Penn shareholders who hold their shares of William Penn common stock as part of a hedge, straddle, conversion transaction or constructive sale transaction, William Penn shareholders who acquired their shares of William Penn common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons that hold options or warrants to acquire William Penn common stock, persons whose functional currency for U.S. federal income tax purposes is not the United States dollar, persons who are United States expatriates and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

No ruling has been or will be requested from the IRS regarding the tax consequences of the merger. Moreover, the opinions described in this discussion are not binding on the IRS, and these opinions would not prevent the IRS from challenging the U.S. federal income tax treatment of the merger. Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, holders of William Penn common stock are encouraged to consult their tax advisors with respect to the particular U.S. federal, state, local and foreign tax consequences of the merger. This section is not intended to be tax advice to any shareholder.

Tax Opinions

The closing of the merger is conditioned, in part, upon the receipt by Mid Penn of the opinion of Pillar Aught LLC, and the receipt by William Penn of the opinion of Kilpatrick Townsend & Stockton LLP, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion (including factual representations contained in certificates of officers of Mid Penn and William Penn) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger represent each counsel’s best legal judgment; however, such opinions are not binding on the IRS or the courts, and neither Mid Penn nor William Penn intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the opinions of Pillar Aught LLC and Kilpatrick Townsend & Stockton LLP, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, as to the material U.S. federal income tax consequences of the merger to William Penn shareholders:

•

holders of William Penn common stock who receive Mid Penn common stock in the merger in exchange for all their shares of William Penn common stock will not recognize any gain or loss with respect to shares of Mid Penn common stock received (except with respect to cash received instead of a fractional share interest in Mid Penn common stock); and

•

holders of William Penn common stock who receive cash instead of a fractional share interest in Mid Penn common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holders’ shares of William Penn common stock allocable to that fractional share interest.

Tax Basis and Holding Period

The aggregate tax basis of the Mid Penn common stock received by a William Penn shareholder in the merger (including fractional shares deemed received and redeemed as described below) will be the same in the aggregate as the tax basis of the shares of William Penn common stock surrendered by such shareholder for the Mid Penn common stock.

Each William Penn shareholder’s holding period in any shares of Mid Penn common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which the shares of William Penn common stock surrendered in exchange therefor were held, provided that those shares of William Penn common stock were held as capital assets on the effective date of the merger.

Cash Received in Lieu of a Fractional Share Interest

Cash received by a William Penn shareholder in lieu of a fractional share interest in Mid Penn common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of William Penn common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of William Penn common stock was more than one year as of the effective date of the merger. If, however, the receipt of cash instead of a fractional share of Mid Penn common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

Mid Penn and William Penn

Mid Penn and William Penn will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. As a result, no gain or loss will be recognized by Mid Penn or William Penn as a result of the merger (except for amounts resulting from any required change in accounting methods and any deferred income, deferred gain or deferred loss to be taken into account under the relevant consolidated return regulations).

Backup Withholding

Backup withholding will generally apply to merger consideration that includes cash if the exchanging William Penn shareholder fails to properly certify that it is not subject to backup withholding, generally on IRS Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish an IRS Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a William Penn shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Tax matters are very complicated, and the tax consequences of the merger to each holder of William Penn common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all U.S. federal income tax consequences that may be relevant to a particular holder of William Penn common stock and may not be applicable to holders in special situations. Holders of William Penn common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to Mid Penn by reason of any actions taken or events occurring subsequent to the merger.

THE MID PENN SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Mid Penn shareholders by Mid Penn’s board of directors in connection with the solicitation of proxies from the Mid Penn shareholders for use at the special meeting of Mid Penn shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held virtually on [●], 2025 at [●], subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, Mid Penn shareholders will be asked to consider and vote upon the following proposals:

1.

approval of the Mid Penn share issuance proposal, pursuant to which Mid Penn will issue shares of Mid Penn common stock to holders of William Penn common stock pursuant to the terms of the merger agreement; and

2.	approval of the Mid Penn adjournment proposal.

Shareholders Entitled to Vote

The close of business on [●], 2025 has been fixed by Mid Penn’s board of directors as the record date for the determination of those holders of Mid Penn common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were [●] shares of Mid Penn common stock outstanding and entitled to vote.

Quorum and Required Vote

Each holder of record of shares of Mid Penn common stock as of the Mid Penn record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter constitutes a quorum for the transaction of business at the special meeting.

Assuming the presence of a quorum, the proposal to approve the Mid Penn share issuance proposal and the Mid Penn adjournment proposal each must be approved by the affirmative vote of a majority of the votes cast, in person or by proxy, at the Mid Penn special meeting. Abstentions will not affect the outcome of the proposals.

How Shares Will Be Voted at the Special Meeting

All shares of Mid Penn common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the issuance of Mid Penn common stock in connection with the merger and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

If you hold shares of Mid Penn common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will have no effect on either the Mid Penn share issuance proposal or the Mid Penn adjournment proposal.

How to Vote Your Shares

Mid Penn shareholders of record may vote by one of the following methods:

Voting by Proxy. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call [●] and then follow the instructions.

Voting Virtually at the Special Meeting. You may virtually attend the Mid Penn special meeting and vote. Information regarding how to virtually attend the special meeting is included in the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the special meeting. Should you have any questions on the procedure for voting your shares, please contact the Mid Penn Corporate Secretary at [●].

Mid Penn shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to the Secretary of Mid Penn, or (3) virtually attending the special meeting, notifying the Corporate Secretary and voting at the special meeting. The Mid Penn Corporate Secretary’s mailing address is 2407 Park Drive, Harrisburg, Pennsylvania 17110. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

Mid Penn will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, Mid Penn will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Mid Penn common stock and secure their voting instructions. Mid Penn will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Mid Penn may use several of its regular employees, who will not be specially compensated, to solicit proxies from Mid Penn shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Mid Penn and William Penn will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their special meetings.

Mid Penn Voting Agreements

As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote [●] shares of Mid Penn common stock, or [●]% of the outstanding Mid Penn common stock entitled to be voted at the special meeting.

Each of the directors and executive officers of Mid Penn has entered into a separate voting agreement with William Penn, pursuant to which each such director and executive officer has agreed to vote all shares of Mid Penn common stock over which he or she has the sole power to vote or direct the voting thereof in favor of the Mid Penn share issuance proposal and certain related matters and against alternative transactions.

Attending the Meeting

All holders of Mid Penn common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to virtually attend the special meeting.

Shareholders of record can vote virtually at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

MID PENN SPECIAL MEETING—PROPOSAL NO. 1

MID PENN SHARE ISSUANCE PROPOSAL PURSUANT TO THE MERGER AGREEMENT

Mid Penn is asking its shareholders to consider and vote to approve the issuance of Mid Penn common stock to holders of William Penn common stock pursuant to the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page [●].

As discussed in detail in the sections entitled “The Merger—Mid Penn’s Reasons for the Merger,” and “The Merger—Recommendation of Mid Penn’s Board of Directors,” beginning on pages [●] and [●], respectively, after careful consideration, the Mid Penn board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Mid Penn and its shareholders, and the Mid Penn board of directors unanimously approved the merger agreement.

Accordingly, the Mid Penn board of directors unanimously recommends that Mid Penn shareholders vote “FOR” the Mid Penn share issuance proposal.

MID PENN SPECIAL MEETING—PROPOSAL NO. 2

MID PENN ADJOURNMENT PROPOSAL

If, at the Mid Penn special meeting, the number of shares of Mid Penn common stock present virtually or by proxy is insufficient to constitute a quorum or the number of shares of Mid Penn common stock voting in favor is insufficient to approve the issuance of shares of Mid Penn common stock to holders of William Penn common stock pursuant to the merger agreement, Mid Penn management intends to adjourn the special meeting in order to provide the Mid Penn board of directors more time to solicit additional proxies. In that event, Mid Penn will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to issuance of Mid Penn common stock in connection with the merger.

In this proposal, Mid Penn is asking you to grant discretionary authority to the holder of any proxy solicited by the Mid Penn board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Mid Penn approve the adjournment proposal, Mid Penn could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

The Mid Penn board of directors recommends a vote “FOR” the Mid Penn adjournment proposal.

INFORMATION ABOUT MID PENN BANCORP, INC.

Business

Mid Penn

Mid Penn is the financial holding company for Mid Penn Bank, a full-service Pennsylvania-chartered bank and trust company originally organized in 1868, and an insurance agency subsidiary formed to further expand our suite of products and services.

Mid Penn’s consolidated financial condition and results of operations consist almost entirely of that of Mid Penn Bank. At September 30, 2024, Mid Penn had total consolidated assets of $5.5 billion with total deposits of $4.7 billion and total shareholders’ equity of $573 million.

Mid Penn’s legal headquarters is located at 2407 Park Drive, Harrisburg, Pennsylvania 17110.

Mid Penn common stock is listed on the Nasdaq Global Market under the symbol “MPB.”

Mid Penn Bank

Mid Penn Bank was organized in 1868 under a predecessor name, Millersburg Bank, and became a state chartered bank in 1931, obtaining trust powers in 1935, at which time its name was changed to Millersburg Trust Company. In 1971, Millersburg Trust Company adopted the name “Mid Penn Bank”.

Mid Penn Bank presently has forty-five retail banking locations located in the Pennsylvania counties of Berks, Blair, Bucks, Center, Chester, Clearfield, Cumberland, Dauphin, Fayette, Huntingdon, Lancaster, Lehigh, Luzerne, Montgomery, Perry, Schuylkill and Westmoreland, along with three retail banking locations located in the New Jersey counties of Middlesex and Monmouth.

The Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development loans, loans to non-profit entities and local government loans, and various types of time and demand deposits including but not limited to, checking accounts, savings accounts, clubs, money market deposit accounts, certificates of deposit, and IRAs. In addition, the Bank provides a full range of trust and wealth management services through its Trust Department. Deposits are insured by the FDIC to the extent provided by law. The financial services are provided to individuals, partnerships, non-profit organizations, and corporations through its retail banking offices located throughout Pennsylvania and two counties in New Jersey.

Mid Penn Bank is subject to regulation and supervision by the FDIC and the Pennsylvania Department of Banking and Securities.

For more information about Mid Penn and Mid Penn Bank, please see “Where You Can Find More Information” on page [●].

THE WILLIAM PENN SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to William Penn shareholders by William Penn’s board of directors in connection with the solicitation of proxies from William Penn shareholders for use at the special meeting of William Penn shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held at [●] on [●], 2025 at [●], Eastern Time, subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, William Penn shareholders will be asked to consider and vote upon the following proposals:

1.	approval of the William Penn merger proposal; and

3.	approval of the William Penn adjournment proposal.

Shareholders Entitled to Vote

The close of business on [●], 2025 has been fixed by William Penn’s board of directors as the record date for the determination of those holders of William Penn common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were [●] shares of William Penn common stock outstanding and entitled to vote.

Quorum and Required Vote

Each holder of record of shares of William Penn common stock as of the William Penn record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of William Penn common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. A majority of the total number of shares of William Penn common stock outstanding and entitled to vote at the special meeting, in person or by proxy, are required to be voted “FOR” the William Penn merger proposal and the affirmative vote of a majority of the votes cast, in person or by proxy, at the William Penn special meeting is required to approve the William Penn adjournment proposal.

How Shares Will Be Voted at the Special Meeting

All shares of William Penn common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

If you hold shares of William Penn common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will have the effect of a vote “AGAINST” the William Penn merger proposal. Broker non-votes will have no effect on the William Penn adjournment proposal.

How to Vote Your Shares

William Penn shareholders of record may vote by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call [●] and then follow the instructions.

Voting at the Special Meeting. You may attend the William Penn special meeting and vote. Information regarding how to attend the special meeting is included in the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the special meeting. Should you have any questions on the procedure for voting your shares, please contact William Penn’s Corporate Secretary, Jonathan Logan, telephone [●].

William Penn shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.

How to Vote Shares Owned through the William Penn 401(k) Plan and ESOP

The William Penn Employee Stock Ownership Plan (the “ESOP”): William Penn shares held by the ESOP are voted by the ESOP trustee, but each participant is entitled to direct the plan trustee how to vote shares of William Penn common stock that are allocated to his or her account under the ESOP. Unallocated William Penn shares and allocated William Penn shares for which the ESOP trustee did not receive instructions from a participant will be voted by the ESOP trustee in the same proportion on each of the proposals as shares held by participants in the ESOP for which voting instructions were received. The deadline for returning your voting instruction form to the trustee of the ESOP is [●], 2025.

The William Penn Bank 401(k) Retirement Savings Plan (the “401(k) Plan”): William Penn shares held by the 401(k) plan are voted by the trustee, but each participant (or beneficiary of a deceased participant) is entitled to direct the trustee how to vote the shares of William Penn common stock that are allocated to his or her account under the 401(k) Plan. All shares of William Penn stock allocated to accounts for which the plan trustee did not receive instructions from a participant will be voted by the plan trustee in the same proportion as the shares for which it has received instructions, subject to the trustee’s discretion and in accordance with applicable fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended. The deadline for returning your voting instruction form to the trustee of the 401(k) Plan is [●], 2025.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to the Corporate Secretary of William

Penn, or (3) attending the special meeting, notifying the Corporate Secretary and voting at the special meeting. The William Penn Corporate Secretary’s mailing address is 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

William Penn will bear the cost of soliciting proxies for the William Penn special meeting. William Penn has engaged [●] to act as the proxy solicitor and to assist in the solicitation of proxies for the William Penn special meeting of shareholders. William Penn has agreed to pay [●] approximately $[●], plus reasonable out-of-pocket expenses, for such services and will also indemnify [●] against certain claims, costs, damages, liabilities, and expenses.

In addition to solicitation of proxies by mail, William Penn will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of William Penn common stock and secure their voting instructions. William Penn will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, William Penn may use several of its regular employees, who will not be specially compensated, to solicit proxies from William Penn shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Mid Penn and William Penn will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their special meetings.

William Penn Voting Agreements

As of the record date, directors and executive officers of William Penn and their affiliates had the right to vote [●] shares of William Penn common stock, or approximately [●]% of the outstanding William Penn common stock entitled to be voted at the special meeting.

Each of the directors and executive officers of William Penn has entered into a separate voting agreement with Mid Penn, pursuant to which each such director and executive officer has agreed to vote all shares of William Penn common stock over which he or she has the sole power to vote or direct the voting thereof in favor of the William Penn merger proposal and certain related matters and against alternative transactions.

Shareholder Agreement

As previously disclosed, on August 4, 2020, William Penn and William Penn Bank entered into a written agreement with Tyndall Capital Partners LP and Jeffrey Halis (the “Tyndall Capital Parties”) with respect to certain voting and corporate matters. During the term of the agreement, which expires on August 4, 2025, the Tyndall Capital Parties have agreed, among other things, to vote all shares of William Penn common stock beneficially owned by the Tyndall Capital Parties in accordance with the recommendations of the William Penn board of directors on all proposals at any meeting of William Penn’s shareholders. Notwithstanding the foregoing, the agreement provides that, with respect to any such proposal that requires only a majority of votes cast by William Penn shareholders to be approved (as opposed to a proposal requiring a majority or higher percentage of total shares of common stock outstanding), the Tyndall Capital Parties may abstain from voting the shares of William Penn common stock they beneficially own in lieu of voting such shares in accordance with the recommendation of our board of directors with respect to the proposal.

Tyndall Capital Partners LP and Jeffrey Halis previously reported to William Penn that they held 342,817 shares of William Penn Bancorp, Inc. common stock as of the date of the agreement, which was converted into 1,117,069 shares of William Penn common stock based on the 3.2585 exchange ratio for William Penn’s second-step conversion offering that was completed in March 2021. However, based on a review of Schedule 13D and Schedule 13G filings required to be made with the U.S. Securities and Exchange Commission as of the record date for the William Penn special meeting, William Penn believes that Tyndall Capital Partners LP and Jeffrey Halis currently beneficially own less than 5% of William Penn’s outstanding shares of common stock.

Attending the Meeting

All holders of William Penn common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

WILLIAM PENN SPECIAL MEETING—PROPOSAL NO. 1

WILLIAM PENN MERGER PROPOSAL

William Penn is asking its shareholders to approve the William Penn merger proposal. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page [●].

As discussed in detail in the sections entitled “The Merger—William Penn’s Reasons for the Merger,” and “The Merger—Recommendation of William Penn’s Board of Directors,” beginning on pages [●] and [●], respectively, after careful consideration, the William Penn board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of William Penn and its shareholders, and the William Penn board of directors unanimously approved the merger agreement.

Accordingly, the William Penn board of directors unanimously recommends that William Penn shareholders vote “FOR” the William Penn merger proposal.

WILLIAM PENN SPECIAL MEETING—PROPOSAL NO. 2

WILLIAM PENN ADJOURNMENT PROPOSAL

If, at the William Penn special meeting, the number of shares of William Penn common stock, present or by proxy, is insufficient to constitute a quorum or the number of shares of William Penn common stock voting in favor is insufficient to adopt the merger agreement, William Penn management intends to adjourn the special meeting in order to enable the William Penn board of directors more time to solicit additional proxies. In that event, William Penn will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, William Penn is asking you to grant discretionary authority to the holder of any proxy solicited by the William Penn board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of William Penn approve the adjournment proposal, William Penn could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

The William Penn board of directors recommends a vote “FOR” the William Penn adjournment proposal.

INFORMATION ABOUT WILLIAM PENN BANCORPORATION

Business

William Penn Bancorporation

William Penn Bancorporation is the bank holding company incorporated under the laws of Maryland for William Penn Bank, a full-service Pennsylvania chartered stock savings bank. William Penn is regulated by the Board of Governors of the Federal Reserve System.

William Penn’s consolidated financial condition and results of operations consist almost entirely of that of William Penn Bank. At September 30, 2024, William Penn had total consolidated assets of $812.2 million with total deposits of $629.8 million and total shareholders’ equity of $128.3 million.

William Penn common stock is traded on the Nasdaq Capital Market under the symbol “WMPN”.

The principal executive offices of William Penn are located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007 and its telephone number is (267) 540-8500.

William Penn Bank

William Penn Bank offers consumer and commercial banking services to individuals, businesses, and nonprofit organizations throughout the Delaware Valley area through twelve full-service branch offices in Bucks and Philadelphia Counties in Pennsylvania, and Burlington, Camden and Mercer Counties in New Jersey.

William Penn Bank’s principal business consists of originating one- to four- family residential real estate mortgage loans, home equity lines of credit, residential construction loans, one- to four-family investor commercial real estate loans, non-residential real estate loans, multi-family loans and construction land loans.

William Penn Bank is subject to regulation and supervision by the FDIC and the Pennsylvania Department of Banking and Securities.

For more information about William Penn and William Penn Bank, please see “Where you can find more Information” on page [●].

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of William Penn shareholders are governed by Maryland law, including the Maryland General Corporation Law, and William Penn’s articles of incorporation and bylaws. The rights of Mid Penn shareholders are governed by Pennsylvania law, including the PBCL, and Mid Penn’s articles of incorporation and bylaws.

Upon consummation of the merger, William Penn shareholders will become Mid Penn shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Mid Penn and Pennsylvania law.

A comparison of the rights of William Penn and Mid Penn shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law, Maryland law and the respective articles of incorporation and bylaws of William Penn and Mid Penn.

Authorized Capital

Mid Penn. Mid Penn is authorized to issue 40,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value of $1.00 per share.

William Penn. The authorized capital stock of William Penn consists of 200,000,000 shares, of which 150,000,000 are shares of common stock, par value $0.01 per share, and 50,000,000 are shares of preferred stock, par value of $0.01 per share.

Annual Meeting of Shareholders

Mid Penn. Mid Penn’s bylaws provide that an annual meeting will be held on such date, at such time, and at such place, as may be set by the board of directors.

William Penn. William Penn’s bylaws provide that an annual meeting will be held on such date, at such time, and at such place as may be set by the board of directors.

Special Meeting of Shareholders

Mid Penn. Special meetings of the Mid Penn shareholders can be called by Mid Penn’s Chairman of the Board, the Chief Executive Officer, the President, a majority of the Board of Directors, a majority of the Executive Committee of the Board of Directors, or by shareholders entitled to cast at least one-fifth (1/5th) of the vote of which all shareholders are entitled to cast.

William Penn. Special meetings of the William Penn shareholders can be called only by (i) William Penn’s Chairman of the Board; (ii) the President; or (iii) two-thirds (2/3) of the total number of Directors of William Penn if there were no vacancies on the Board of Directors. In addition, special meetings of the William Penn shareholders can be called by William Penn’s Secretary upon the written request of William Penn shareholders holding at least a majority of all shares outstanding and entitled to vote on the business to be transacted at such meeting, so long as such meeting is not for the purpose of taking any action that is non-binding or advisory in nature.

Cumulative Voting

Mid Penn. Mid Penn’s articles of incorporation prohibit cumulative voting in the election of directors.

William Penn. William Penn’s articles of incorporation prohibit cumulative voting in any matter submitted to the shareholders.

Shareholder Nomination of Directors

Mid Penn. Mid Penn’s bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors will be made by notice in writing, delivered or mailed to the Corporate Secretary not less than the earlier of 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Mid Penn in connection with the immediately preceding annual meeting of shareholders, or the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e), promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision thereto.

William Penn. William Penn’s bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors will be made by notice in writing, delivered or mailed and received by the Corporate Secretary not less than 90 days prior to the date of the meeting. Where the shareholder provides notice less than 100 days prior to the date of the meeting, the written notice must be received by the Corporate Secretary not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed to shareholders or public disclosure of the annual meeting was made by William Penn. The notice must contain, as to each shareholder proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A, promulgated by the Securities and Exchange Commission under the Exchange Act and, as to the shareholder giving notice, (i) the name and address of the shareholder; (ii) the class and number of shares that the shareholder beneficially owns; and (iii) a statement disclosing whether the shareholder or any nominee thereof is acting with or on behalf of another person and, if applicable, the identity of such person.

Number of Directors

Mid Penn. The number of Mid Penn directors will be not less than five, nor more than twenty-five as Mid Penn’s board of directors may determine from time-to-time.

William Penn. The number of William Penn directors may be fixed from time to time by the board of directors, with the number of William Penn directors not less than the minimum number of directors required by the Maryland General Corporation Law. The Maryland General Corporation Law requires a minimum of 1 director.

Director Qualifications

Mid Penn. Each Mid Penn director must be a Mid Penn shareholder and will own in his/her own right the number of shares (if any) required by law in order to qualify as such director. Mid Penn maintains a mandatory retirement policy. Upon reaching the age of seventy-two (72), a Mid Penn director will hold office until the following annual meeting of shareholders at which time such director will retire from the Mid Penn board of directors. In extraordinary circumstances, the Mid Penn board of directors may grant a director, on a case-by-case basis, a waiver from this mandatory retirement policy.

William Penn. To qualify to serve as a director of William Penn, such person: (1) may not have attained the age of seventy-five (75) as of the date of appointment, or for re-election where such person has attained the age of seventy-five (75) on the date of such meeting at which the director is to be re-elected; (2) may not be under indictment for, or have ever been convicted of, a criminal offense involving dishonesty or breach of trust where the penalty for the offense could be imprisonment for more than one year; (3) may not be a person against who a banking agency has, within the past 10 years, issued a cease and desist order for conduct involving dishonesty or breach of trust, where the order is final and not subject to appeal; (4) may not have been found by a final, non-appealable decision by a regulatory agency or court to have breached a fiduciary duty involving personal profit or committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Classes of Directors and Election of Directors

Mid Penn. The Mid Penn board of directors is divided into three classes, with each class being elected annually for a three-year term.

William Penn. The William Penn board of directors is divided into three classes with each class as nearly equal in number as reasonably possible. The term of office of each class, after the initial directors terms, the succeeding directors term expire at the third succeeding annual meeting of shareholders where a successor is duly elected and qualified.

Filling Vacancies on the Board of Directors

Mid Penn. Mid Penn’s bylaws provide that vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining members of the board, even though less than a quorum. Each person so elected to fill a vacancy in the board of directors will become a member of the same class of directors in which the vacancy existed. Each director so elected will be a director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified.

William Penn. William Penn’s bylaws provide that vacancies on the board of directors resulting from an increase in the size of the board of directors or the death, resignation or removal of a director may be filled by the affirmative vote of the majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected or qualified.

Special Meetings of the Board of Directors

Mid Penn. Special meetings of Mid Penn’s board of directors may be held whenever called by the Chairman of the Board or the Chief Executive Officer upon written request of three directors. Notice of the time and place of every special meeting may be either verbal or in writing, and will be given to each member of the board of directors at least twenty-four hours before the time of such meeting excepting the organization meeting following the election of directors.

William Penn. Special meetings of William Penn’s board of directors may be held whenever called by the Chairman of the Board, the Chief Executive Officer, or by two-thirds (2/3) of the members of the board of directors after making the request in writing.

Anti-Takeover Provisions and Other Shareholder Protections

Mid Penn. Under Mid Penn’s articles of incorporation, any merger, consolidation, liquidation or dissolution of Mid Penn or any action that would result in the sale or other disposition of all or substantially all of the assets of Mid Penn must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock, unless approved in advance by at least 80% of the board of directors, in which case such transaction requires shareholder approval to the extent required by the Pennsylvania Business Corporation Law or the rules of any national securities exchange on which shares of Mid Penn common stock are traded. The board may, if it deems advisable, oppose a tender or other offer for Mid Penn’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board may, but is not legally obligated to, consider whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; whether a more favorable price could be obtained for Mid Penn’s securities in the future; the social and economic effects of the offer or transaction on Mid Penn and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which Mid Penn and any of its subsidiaries operate or are located; the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock; the value of the securities (if any) which the offeror is offering in exchange for Mid Penn’s securities, based on the analysis of the worth of the corporation or other entity whose securities are being offered; the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon Mid Penn and any of its subsidiaries and the other elements of the communities in which Mid Penn and any of its subsidiaries operate or are located; and any antitrust or other legal and regulatory issues that are raised by the offer.

William Penn. Under William Penn’s articles of incorporation, the affirmative vote by a greater proportion than a majority of the total number of shares of common stock outstanding will be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote, except as otherwise required in the Maryland General Corporation Law.

Indemnification of Directors and Officers

Mid Penn. Under Mid Penn’s bylaws, to the fullest extent authorized or permitted by applicable law, Mid Penn will indemnify any director, officer, employee, or agent of Mid Penn who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, or is or was serving at the request of Mid Penn as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, amounts paid in settlement, judgments, and fines actually and reasonably incurred by those persons in connection with any action suit or proceeding. No indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes.

William Penn. Under William Penn’s articles of incorporation, William Penn must indemnify: (a) its directors and officers, whether serving William Penn or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland, including the advance of expenses under the procedures required, and (b) other employees and agents to such extent as authorized by the board or William Penn’s bylaws. The right to indemnification set forth in the preceding sentence is not exclusive of any other rights of a person seeking indemnification.

Voting Rights

Amendment of Articles of Incorporation.

Mid Penn. Mid Penn shareholders are not entitled by statute to propose amendments to the articles of incorporation. Mid Penn’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles 7 (anti-takeover provisions), 8 (no cumulative voting), 9 (opposing a tender offer), 10 (opt out and nonapplicability of subchapter G of the PBCL), 11 (opt out and nonapplicability of subchapter H of the PBCL), and 12 (amendments of the articles of incorporation) require the affirmative vote of holders of at least 80% of the outstanding shares of common stock, or the holders of 66-2/3% of the Mid Penn common stock, provided that such amendment has received the prior approval of at least 80% of all the members of the board of directors.

William Penn. William Penn articles of incorporation provides that any amendment to Section C of Article Sixth (preferred stock beneficial ownership), Section B of Article Seventh (classes of directors), Sections F and J of

Article Eighth (amendment of the bylaws and payment of dividends, respectively) and Article Tenth (amendment of the articles of incorporation) may not be amended except upon approval of the affirmative vote of the holders of seventy-five percent (75%) of the issued and outstanding shares of capital stock entitled to vote. All other articles may be amended or repealed pursuant to the applicable provisions of the Maryland General Corporation Law, and William Penn shareholders are not entitled to propose any amendments thereto.

Amendment of Bylaws.

Mid Penn. Mid Penn’s bylaws may be amended or repealed, in whole or in part, by the holders of 80% of the outstanding shares of Mid Penn common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting.

William Penn. William Penn’s bylaws may be amended or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting stock, or by the affirmative vote of a majority of directors then in office.

COMMON STOCK INFORMATION

Mid Penn common stock is listed on The Nasdaq Global Market under the symbol “MPB.” William Penn’s common stock is listed on The Nasdaq Capital Market under the symbol “WMPN.”

As of the record date, there were [●] shares of William Penn common stock outstanding, which were held by approximately [●] holders of record. As of the record date, there were [●] shares of Mid Penn common stock outstanding, which were held by approximately [●] holders of record.

LEGAL MATTERS

The validity of the Mid Penn common stock to be issued in connection with the merger will be passed upon for Mid Penn by Pillar Aught LLC. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Mid Penn by Pillar Aught LLC and for William Penn by Kilpatrick Townsend & Stockton LLP.

EXPERTS

The consolidated financial statements of Mid Penn Bancorp, Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023, incorporated in this joint proxy statement/prospectus and in the related registration statement by reference from the Mid Penn Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this joint proxy statement/prospectus and in the related registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of William Penn and its subsidiaries as of June 30, 2024 and 2023, and for each of the years in the two-year period ended June 30, 2024 incorporated by reference in this joint proxy statement/prospectus and in the related registration statement have been so included in reliance upon the report of S.R. Snodgrass, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the related registration statement, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this document, neither the Mid Penn nor the William Penn board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter properly comes before either the Mid Penn special meeting or the William Penn special meeting or any adjournment or postponement thereof and is voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

DEADLINES FOR SUBMITTING MID PENN SHAREHOLDER PROPOSALS

If the merger is completed, William Penn shareholders will become shareholders of Mid Penn. Mid Penn currently intends to hold a regularly scheduled annual meeting of shareholders on or about May [●], 2025. All deadlines have passed for the timely submission of shareholder proposals for the 2025 annual meeting.

Under Mid Penn’s bylaws, if you wish to nominate a director or bring other business before the 2025 annual meeting of shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Secretary of Mid Penn; and (iii) your notice must contain specific information required in Section 10.1, with respect to nominations for director, or Section 2.6, with respect to all other proposals, of Mid Penn’s bylaws. To be timely, a shareholder’s notice to the Secretary of Mid Penn must be delivered to or mailed and received at Mid Penn’s principal executive offices no later than November 29, 2025. Nothing in this paragraph will be deemed to require Mid Penn to include in its proxy statement and proxy card for the 2025 annual meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to applicable rules and regulations promulgated by the SEC under the Exchange Act.

DEADLINES FOR SUBMITTING WILLIAM PENN SHAREHOLDER PROPOSALS

William Penn does not anticipate holding a 2025 annual meeting of shareholders if the merger is completed in the second quarter of 2025. However, if the merger is not completed by the fourth quarter of 2025, or at all, William Penn may hold an annual meeting of its shareholders in 2025.

To be eligible under William Penn’s bylaws for inclusion in the proxy statement for William Penn’s 2025 annual meeting of shareholders, shareholder proposals must be received by William Penn’s secretary not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

To be eligible under the William Penn’s bylaws for inclusion in the proxy statement for William Penn’s 2025 annual meeting of shareholders, shareholder proposals for William Penn’s 2025 annual meeting must be addressed to the Secretary of the Corporation and received on or before June 13, 2025 at the principal executive offices of William Penn Bancorporation at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. The notice must be in the manner and form required by the William Penn bylaws.

In addition to satisfying the deadlines in the notice provisions of William Penns’ bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under the bylaws provisions must provide the notice required under Rule 14a-19 under the Exchange Act, to William Penn’s Corporate Secretary no later than September 21, 2025, subject to certain exceptions described in the rule. A copy of the William Penn bylaws may be obtained upon written request to the Corporate Secretary of William Penn.

WHERE YOU CAN FIND MORE INFORMATION

Mid Penn has filed with the SEC a registration statement on Form S-4 (including exhibits, schedules and amendments) under the Securities Act with respect to the securities offered pursuant to this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all the information included in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this joint proxy statement/prospectus relating to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or document.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Mid Penn’s and William Penn’s corporate website under the Investor Relations section of the websites at https://www.midpennbank.com and https://williampenn.bank. These websites and the information contained on, or that can be accessed through, the websites is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

Under the Exchange Act, Mid Penn and William Penn file annual, quarterly and current reports, as well as proxy statements and other periodic information with the SEC. These periodic reports, proxy statements and other information are available for inspection free of charge at the website of the SEC referred to above.

Neither Mid Penn nor William Penn has authorized anyone to give any information or make any representation about the merger or the Mid Penn or William Penn shareholder meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus will, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Mid Penn was provided by Mid Penn, and the information contained in this joint proxy statement/prospectus with respect to William Penn was provided by William Penn. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows Mid Penn and William Penn to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in subsequent incorporated filings or by information in this document.

This document incorporates by reference the Mid Penn and William Penn documents set forth below that Mid Penn and William Penn previously filed with the Securities and Exchange Commission. Mid Penn and William Penn’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. These documents contain important information about Mid Penn and William Penn. You should read this document together with the information incorporated by reference.

Documents filed by Mid Penn (SEC File No. 001-13677):

•	Mid Penn Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 28, 2024;

•	Mid Penn Quarterly Report on Form 10-Q for the quarters ended March 31, 2024, filed on May 8, 2024, June 30, 2024, filed on August 6, 2021 and September 30, 2024, filed on November 7, 2024;

•

Mid Penn Current Reports on Form 8-K filed on January 5, 2024, January  8, 2024, January  12, 2024, January  26, 2024, January  26, 2024, February  23, 2024, April  24, 2024, May  14, 2024, May  15, 2024, July  24, 2024, July  30, 2024, September  18, 2024, October  23, 2024, November  1, 2024; November  1, 2024, November  4, 2024, November  5, 2024, December 11, 2024; and

•

The description of our common stock, which is registered under Section  12 of the Exchange Act, included in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 28, 2024.

Documents filed by William Penn (SEC File No. 001-40255):

•	William Penn Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed on September 5, 2024;

•	William Penn Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed on November 4, 2024;

•	William Penn Current Reports on Form 8-K filed on November 1, 2024, November 20, 2024, December 11, 2024, January 15, 2025; and

•

The description of William Penn’s common stock set forth in William Penn’s registration statement on Form 8-A filed with the SEC on March 19, 2021 pursuant to the Exchange Act, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

Mid Penn and William Penn are also incorporating by reference additional documents that they file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of Mid Penn and William Penn shareholders. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference into this document.

These documents may be obtained as explained above; see “Where You Can Find More Information” at page [•], or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Mid Penn or William Penn at the following address or telephone number:

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, Pennsylvania 17110

Attention: Investor Relations

Telephone: (866) 642-7736

William Penn Bancorporation

10 Canal Street, Suite 104

Bristol, Pennsylvania 19007

Attention: Jonathan Logan, Corporate Secretary

Telephone: (267) 540-8500

Mid Penn shareholders requesting documents should do so by [•], 2025 to receive them before their special meeting. William Penn shareholders requesting documents should do so by [•], 2025 to receive them before their special meeting. Neither Mid Penn nor William Penn shareholders will be charged for any of these documents that they request. If you request any incorporated documents, Mid Penn or William Penn will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither Mid Penn nor William Penn has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of Mid Penn and William Penn made to the other in the merger agreement and as of specific dates. Representations and warranties made by Mid Penn and William Penn are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Mid Penn or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MID PENN BANCORP, INC.

AND

WILLIAM PENN BANCORPORATION

dated as of

October 31, 2024

A-i

A-ii

A-iii

A-iv

Exhibit A	Form of William Penn Affiliate Letter
Exhibit B	Form of Mid Penn Affiliate Letter
Exhibit C	Form of Bank Plan of Merger

A-v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2024, is made by and between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and William Penn Bancorporation, a Maryland corporation (“William Penn”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Mid Penn and William Penn (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved and adopted this Agreement; and

2. In accordance with the terms of this Agreement, William Penn will merge with and into Mid Penn (the “Merger”), so that Mid Penn is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

3. Each of the directors and executive officers of William Penn has executed a letter agreement, in the form attached hereto as Exhibit A, dated as of the date hereof (the “William Penn Affiliate Letter”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of William Penn Common Stock he or she has the sole power to vote or direct the voting thereof in favor of the approval of this Agreement and the transactions contemplated hereby;

4. Each of the directors and executive officers of Mid Penn has executed a letter agreement, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Mid Penn Affiliate Letter”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of Mid Penn Common Stock he or she has the sole power to vote or direct the voting thereof in favor of the approval of the issuance of the Mid Penn Common Stock to be issued in the Merger;

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the William Penn Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.

“Average Micro Cap Banks Index Value” means the average of the Dow Jones U.S. Micro Cap Banks Index Value for the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Bank Merger” shall mean the merger of William Penn Bank with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Mid Penn Bank or William Penn Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” shall have the meaning set forth in Section 3.2(a)(1).

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Certificates” or “William Penn Certificates” shall mean certificates evidencing shares of William Penn Common Stock. Any reference to “Certificates” or “William Penn Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of William Penn Common Stock.

“Claim” shall have the meaning set forth in Section 7.9(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1.

“CRA” shall have the meaning set forth in Section 4.11(a).

“Determination Date” shall have the meaning set forth in Section 10.1(i).

“Determination Date Average Closing Price” means the average of the per share closing prices of a share of Mid Penn Common Stock during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“ESOP Loan Shares” shall have the meaning set forth in Section 3.1(b).

“ESOP Termination Date” shall have the meaning set forth in Section 6.15.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent mutually agreed upon by Mid Penn and William Penn, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of William Penn Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(1).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.9(a).

“Index Ratio” means the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Micro Cap Banks Index Value by the Initial Micro Cap Banks Index Value, calculated to two (2) decimal places.

“Initial Micro Cap Banks Index Value” means $31,420.39.

“IRS” shall mean the United States Internal Revenue Service, a bureau of the United States Department of Treasury.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means actual knowledge of that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(2).

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“MDGCL” shall mean the Maryland General Corporation Law, as amended.

“Maryland Department” shall mean the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” shall mean, with respect to Mid Penn or William Penn, respectively, any event, circumstance, change, condition, development or occurrence that either individually or in the aggregate, has had or would reasonably be expected to have an effect that (i) is material and adverse to the assets, liabilities, financial condition, results of operations, properties or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or William Penn and the William Penn Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either William Penn, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement; provided that, with respect to clause (i) above, “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, liabilities, business, properties, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations after the date hereof affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies (and, in either case, any authoritative interpretations thereof) that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the William Penn Subsidiaries or Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby or which are otherwise required by the terms hereof; (d) the announcement of this Agreement and the transactions contemplated hereby and the impact thereof on relationships with customers, vendors or employees, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak or the material worsening of such conditions threatened or existing as of the date of this Agreement that do not have a materially disproportionate impact on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry;

(g) changes in the trading price or trading volume of either party’s common stock; (h) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); or (i) changes in the banking industry after the date hereof, including changes in prevailing interest rates, credit availability and liquidity, that do not have a materially disproportionate impact on such party.

“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 9.1(c).

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.9(c).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 2407 Park Drive, Harrisburg, Pennsylvania 17110. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.

“Mid Penn Affiliate Letters” shall have the meaning set forth in the Recitals.

“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.

“Mid Penn Benefit Plan” shall have the meaning set forth in Section 5.12(a).

“Mid Penn Common Stock” shall mean the common stock, par value $1.00 per share, of Mid Penn.

“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to William Penn specifically referring to the appropriate sections of this Agreement.

“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 7.8(b).

“Mid Penn Financial Price Ratio” means the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Date Average Closing Price by the Starting Price, calculated to four (4) decimal places.

“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2023, and for the two (2) years ended December 31, 2023 and December 31, 2022, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2023 and for the periods then ended, including the notes thereto.

“Mid Penn 401(k) Plan” shall have the meaning set forth in Section 7.8(h).

“Mid Penn Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Mid Penn Recommendation” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).

“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2023, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2023 through the Closing Date.

“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.17.

“Mid Penn Shareholder Approval” shall have the meaning set forth in Section 5.3(a).

“Mid Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Stock Plans” shall have the meaning set forth in Section 5.2(a).

“Mid Penn Subsidiary” means any subsidiary of Mid Penn as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHCA.

“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Piper Sandler” shall have the meaning set forth in Section 4.14.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of William Penn Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Relevant Group” shall mean any affiliated, consolidated, combined, unitary or similar group.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Starting Price” means $30.59.

“Statement of Merger” shall mean the statement of merger to be executed by Mid Penn and William Penn and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration or other report (including elections, declarations, schedules, estimates, information and amended returns) with respect to any Taxes.

“Taxing Authority” means any governmental or administrative agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction having jurisdiction with respect to any Tax.

“Termination Date” shall mean December 1, 2025.

“Treasury Regulations” means the regulations issued by the IRS.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

“William Penn” shall mean William Penn Bancorporation, a Maryland corporation, with its principal offices located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. References to William Penn shall mean William Penn on a consolidated basis unless the context clearly indicates otherwise.

“William Penn Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“William Penn Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“William Penn Affiliate Letters” shall have the meaning set forth in the Recitals.

“William Penn Bank” shall mean William Penn Bank, a Pennsylvania-chartered stock savings bank, with its principal offices located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007, which is a wholly-owned subsidiary of William Penn.

“William Penn Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“William Penn Common Stock” shall mean the common stock, $0.01 par value per share, of William Penn.

“William Penn Continuing Employee” shall have the meaning set forth in Section 7.8(e).

“William Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by William Penn to Mid Penn specifically referring to the appropriate section of this Agreement.

“William Penn ESOP” means the William Penn Bank ESOP.

“William Penn ESOP Loan” shall have the meaning set forth in Section 6.15.

“William Penn Financial Statements” shall mean (i) the audited consolidated financial statements of William Penn as of June 30, 2024, and for the two (2) years ended June 30, 2024 and June 30, 2023, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of William Penn as of the end of each calendar quarter following June 30, 2024 and for the periods then ended, including the notes thereto.

“William Penn 401(k) Plan” shall have the meaning set forth in Section 7.8(h).

“William Penn Foundation” shall have the meaning set forth in Section 7.15.

“William Penn Insiders” shall have the meaning set forth in Section 8.6.

“William Penn Material Contracts” shall have the meaning set forth in Section 4.8(c).

“William Penn Nominee” shall have the meaning set forth in Section 7.13(a).

“William Penn Option” shall have the meaning set forth in Section 3.1(e)(1).

“William Penn Permitted Liens” shall have the meaning set forth in Section 4.9(a).

“William Penn Recommendation” shall have the meaning set forth in Section 8.1(a).

“William Penn Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“William Penn Regulatory Reports” means the Call Reports of William Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended June 30, 2024, through the Closing Date, and all reports filed with the PDB or FRB by William Penn or William Penn Bank from June 30, 2024 through the Closing Date.

“William Penn Representative” shall have the meaning set forth in Section 6.8(a).

“William Penn Restricted Stock” shall have the meaning set forth in Section 3.1(f).

“William Penn SEC Reports” shall have the meaning set forth in Section 4.28.

“William Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“William Penn Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“William Penn Subsidiary” means any subsidiary of William Penn as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHCA.

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (i) William Penn shall merge with and into Mid Penn, with Mid Penn as the Surviving Corporation in accordance with the PBCL and MDGCL; and (ii) the separate existence of William Penn shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of William Penn shall be vested in and assumed by Mid Penn in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of Maryland. As part of the Merger, each share of William Penn Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2. Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the later of: (i) the close of business on the tenth (10th) calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), except that Mid Penn may extend such date for up to an additional ten (10) calendar days by providing written notice to William Penn confirming that all such conditions have been satisfied (or waived) and stating the date on which Closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the Closing and absent a material breach of this Agreement by either party prior to such date), or (ii) such other date that may be mutually agreed to in writing by the parties. The Merger shall be effected by the filing of Statement of Merger with the PDS and Articles of Merger with the Maryland Department with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL and MDGCL. The “Effective Time” shall mean the time specified in the Statement of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Statement of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Mid Penn at 2407 Park Drive, Harrisburg, PA 17110, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and William Penn mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to Mid Penn and William Penn by electronic delivery the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Section 3.1 hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect and shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the Effective Time of the Bank Merger shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Directors and Officers.

(a) Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.

(c) Subject to Section 2.4(e), the directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed, and Kenneth J. Stephon shall be appointed as Vice Chairman of Mid Penn Bank.

(e) Subject to the appointment of the William Penn Nominee in accordance with Section 7.13(a), the directors of Mid Penn and Mid Penn Bank immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the articles of incorporation and bylaws of Mid Penn and Mid Penn Bank, respectively. Mid Penn shall offer all directors of William Penn, other than the William Penn Nominee, a three-year paid advisory board position. Nothing in this Section 2.4(e) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Bank Regulator.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the PBCL, the MDGCL and this Agreement.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Mid Penn nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Mid Penn and William Penn each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and William Penn, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that such change shall be subject to the written consent of William Penn which shall not be unreasonably withheld, and no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of William Penn Common Stock as Merger Consideration or the holders of William Penn Options, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination), jeopardize or delay receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled, (iii) result in any adverse federal or state income tax or other adverse tax consequences to William Penn shareholders as a result of such modification or structure or (iv) require submission to or approval of William Penn’s shareholders after this Agreement has been approved by William Penn’s shareholders. In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.7. Bank Merger.

Mid Penn and William Penn shall cause William Penn Bank to merge (the “Bank Merger”) with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, immediately, or as soon as reasonably practicable, after the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit C attached hereto (the “Bank Plan of Merger”). In addition, immediately, or as soon as reasonably practicable, after the execution and delivery of this Agreement, Mid Penn will cause Mid Penn Bank, and William Penn will cause William Penn Bank, to execute and deliver the Bank Plan of Merger. Each of Mid Penn and William Penn shall approve the Bank Plan of Merger and the Bank Merger as the sole stockholder of Mid Penn Bank and William Penn Bank, respectively, to execute certificates or articles of merger and other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Plan of Merger in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, William Penn or the holders of any of the shares of William Penn Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Mid Penn Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of William Penn Common Stock held in the treasury of William Penn (“Treasury Stock”), each share of William Penn Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Mid Penn Owned Shares”) and each share of William Penn Common Stock that is remitted to William Penn prior to the Effective Time for purposes of repayment of the William Penn ESOP Loan balance as contemplated by Section 6.15 (the “ESOP Loan Shares”) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of William Penn Common Stock (excluding Treasury Stock, Mid Penn Owned Shares and ESOP Loan Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.426 shares of Mid Penn Common Stock (the “Exchange Ratio”). The shares of Mid Penn Common Stock to be issued to holders of William Penn Common Stock as set forth in this Article III is referred to as the “Merger Consideration.”

(d) After the Effective Time, shares of William Penn Common Stock shall be no longer outstanding and shall automatically be cancelled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article III and, if applicable, any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by William Penn on such shares of William Penn Common Stock in accordance with this Agreement on or prior to the Effective Time.

(e) Stock Options.

(1) At the Effective Time, each option granted by William Penn to purchase shares of William Penn Common Stock (“William Penn Option”) which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of William Penn Common Stock and shall be converted automatically into an option to purchase shares of Mid Penn Common Stock, and Mid Penn shall assume each William Penn Option, and, thereafter, each such assumed William Penn Option shall continue to be subject to the terms of the applicable William Penn Benefit Plan or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Mid Penn and a disinterested committee of the Mid Penn board of directors shall be substituted for William Penn and the committee of the William Penn board of directors administering such William Penn Benefit Plan, (ii) each William Penn Option assumed by Mid Penn may be exercised solely for shares of Mid Penn Common Stock, (iii) the number of shares of Mid Penn Common Stock subject to such William Penn Option shall be equal to the number of shares of William Penn Common Stock subject to such William Penn Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Mid Penn Common Stock resulting from such multiplication shall be rounded down to the nearest share and (iv) the per share exercise price under each such William Penn Option shall be adjusted by dividing the per share exercise price under each such William Penn Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the immediately preceding sentence, each William Penn Option which is an “incentive stock option” shall be adjusted as required by Sections 409A and 424 of the Code, and the regulations and guidance promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Sections 409A and 424(h) of the Code. Mid Penn and William Penn agree to take all necessary steps to effect the foregoing provisions of this Section 3.1(e)(1), including in the case of Mid Penn taking all corporate action necessary to reserve for issuance a sufficient number of shares of Mid Penn Common Stock for delivery upon exercise of the options to issue shares of Mid Penn Common Stock issued in accordance herewith.

(2) As soon as practicable after the Effective Time, Mid Penn shall use its reasonable efforts to file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Mid Penn Common Stock subject to the options referred to in Section 3.1(e)(1) and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 of the Securities Act.

(3) As soon as practicable after the Effective Time, Mid Penn shall deliver to the holders of William Penn Options at the Effective Time appropriate notices setting forth the effect of the adjustments described in Section 3.1(e)(1) and advising of the registration of the shares of Mid Penn Common Stock issuable upon exercise thereof after consummation of the Merger.

(4) With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Mid Penn shall administer the William Penn Benefit Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

(f) Restricted Stock. At the Effective Time, each restricted stock award granted by William Penn (“William Penn Restricted Stock”) which is outstanding immediately prior to the Effective Time and with respect to which the applicable restrictions have not yet lapsed, shall be assumed by Mid Penn and, thereafter, each such assumed award for William Penn Restricted Stock shall continue to be subject to the terms of the applicable William Penn Benefit Plan or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Mid Penn and a disinterested committee of the Mid Penn board of directors shall be substituted for William Penn and the committee of the William Penn board of directors administering such William Penn Benefit Plan and (ii) the number of shares of Mid Penn Common Stock subject to each William Penn Restricted Stock award agreement shall be equal to the number of shares of William Penn Common Stock subject to such award assumed immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Mid Penn Common Stock resulting from such multiplication shall be rounded down to the nearest share. William Penn Disclosure Schedule 3.1(f) sets forth a listing of all William Penn Restricted Stock Awards outstanding on the date hereof, the name of the holder, date of issuance, number of shares and vesting schedule.

(g) In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, merger, issuer tender offer, exchange of shares, readjustment or similar capitalization change and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted to give William Penn and the holders of William Penn Common Stock the same economic effect as contemplated by this Agreement prior to such events. In addition, in the event Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of William Penn Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of William Penn Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share (after taking into account all shares of William Penn Common Stock held by such holder immediately prior to the Effective Time) of Mid Penn Common Stock to which such holder would otherwise have been entitled pursuant to this Section 3.1 and (ii) the closing sale price of Mid Penn Common Stock on the fifth (5th) Business Day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of William Penn Common Stock owned by a William Penn shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such William Penn shareholder. The parties acknowledge that the payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

3.2. Procedures for Exchange of William Penn Common Stock.

(a) Exchange Procedures.

(1) Five (5) days prior to the Effective Time, or as soon as practical prior to the Effective Time, Mid Penn shall (A) deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of William Penn Common Stock, an amount of cash necessary to make payments of any dividends or distributions with a record date occurring on or after the Effective Time with respect to the Merger Consideration (without any interest on any such dividends or distributions) and cash for fractional shares pursuant to Section 3.1(h)) and (B) provide the Exchange Agent with the irrevocable authorization to issue such cash and sufficient shares of Mid Penn Common Stock in book entry form (“Book-Entry Shares”) (such cash and Book-Entry Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(2) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Mid Penn shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of William Penn Common Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to Mid Penn and William Penn (“Letter of Transmittal”) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration and cash for any fractional shares of Mid Penn Common Stock which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery to the Exchange Agent of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, and (ii) with respect to book-entry shares, proper delivery of an “agent’s message” regarding the book-entry transfer of book-entry shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon surrender to the Exchange Agent of a Certificate or book-entry shares for cancellation together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or book-entry shares shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a certificate, or at the election of Mid Penn, a statement reflecting shares issued in book-entry form, representing the Merger Consideration to which such holder is entitled pursuant to this Article III, plus a check for any amounts due pursuant to Section 3.1(h), any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(a)(1) and the Certificate or book-entry share so surrendered shall forthwith be cancelled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates or book-entry shares.

(b) Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding William Penn Common Stock shall have no rights, after the Effective Time, with respect to such William Penn Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Mid Penn Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Mid Penn Common Stock represented by such Certificate.

(c) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the

Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of William Penn of the shares of William Penn Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, William Penn Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Withholding. The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of William Penn Common Stock such amounts as Mid Penn or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the William Penn Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Mid Penn shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Mid Penn (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Mid Penn nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mid Penn, the posting by such Person of a bond in such amount as Mid Penn may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) Mid Penn, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Letters of Transmittal and compliance by any William Penn shareholder with the exchange procedures set forth herein, (B) the issuance and delivery of shares of Mid Penn Common Stock into which shares of William Penn Common Stock are converted in the Merger and (C) the method of payment of cash in lieu of fractional shares of Mid Penn Common Stock.

(i) Reservation of Shares. Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the William Penn shareholders in accordance with this Article III.

3.3. Dissenting Shareholders.

Pursuant to the MDGCL and William Penn’s articles of incorporation, holders of William Penn Common Stock are not entitled to dissenters’ rights in the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WILLIAM PENN

William Penn represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except (i) as set forth in the William Penn Disclosure

Schedules delivered by William Penn to Mid Penn on the date hereof (it being understood that (i) the mere inclusion of an item in the William Penn Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by William Penn that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect) or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC by William Penn prior to the date hereof and on or after the date on which William Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended June 30, 2024 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) unless such information is specifically requested herein to be included in the William Penn Disclosure Schedules. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by William Penn and nothing in this Agreement shall require such disclosure. William Penn has made a good faith effort to ensure that the disclosure on each schedule of the William Penn Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the William Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of William Penn shall mean to the Knowledge of those Persons identified in William Penn Disclosure Schedule 4.0.

4.1. Organization.

(a) William Penn is a corporation duly organized and subsisting under the laws of the State of Maryland, and is duly registered as a bank holding company under the BHCA. William Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of Maryland and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) William Penn Bank is a Pennsylvania-chartered stock savings bank duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. William Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of William Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by William Penn Bank when due. William Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) William Penn Disclosure Schedule 4.1(c) sets forth each William Penn Subsidiary, the state of organization of each William Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such William Penn Subsidiary owned by William Penn or William Penn Bank. Each William Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each William Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The respective minute books of William Penn, William Penn Bank and each William Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, William Penn has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of William Penn and similar governing documents of William Penn Bank and each other William Penn Subsidiary, each as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of William Penn consists of One Hundred and Fifty Million 150,000,000 shares of William Penn Common Stock, $0.01 par value per share, and Fifty Million 50,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this Agreement, there are (i) 9,208,217 shares of William Penn Common Stock issued and outstanding, (ii) zero shares of William Penn Preferred Stock issued and outstanding, (iii) zero shares of William Penn Common Stock held by William Penn as Treasury Stock and (iv) 1,264,000 shares of William Penn Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of William Penn Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as set forth on William Penn Disclosure Schedule 4.2(a), as of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of William Penn, nor any trust preferred or subordinated debt securities of William Penn, are issued or outstanding. Except as set forth on William Penn Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of William Penn, or otherwise obligating William Penn to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the William Penn Affiliate Letters, to William Penn’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the William Penn Common Stock or other equity interests of William Penn.

(b) William Penn owns all of the capital stock of William Penn Bank, free and clear of any Lien. Except for the William Penn Subsidiaries, William Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of William Penn Subsidiaries, equity interests held by William Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending or borrowing activities of William Penn Subsidiaries, including stock in the FHLB and Atlantic Community Bankers Bank. Either William Penn or William Penn Bank owns all of the outstanding shares of capital stock or equity interests of each William Penn Subsidiary free and clear of all Liens.

(c) To William Penn’s Knowledge, except as set forth on William Penn Disclosure Schedule 4.2(c), as of the date of this Agreement no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of William Penn Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of William Penn to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on William Penn Disclosure Schedule 4.2(d).

4.3. Authority; No Violation.

(a) William Penn has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by William Penn’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by William Penn and the consummation by William Penn of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of William Penn, and no other corporate proceedings on the part of William Penn, except for the approval of the William Penn shareholders, the execution and delivery of the Bank Plan of Merger by William Penn Bank and the consent of the sole shareholder of

William Penn Bank are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by William Penn and, subject to (i) approval by the shareholders of William Penn, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of William Penn, enforceable against William Penn in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of William Penn’s shareholders and, with respect to the issuance of Mid Penn Common Stock in the Merger, Mid Penn’s shareholders and William Penn’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by William Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by William Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of William Penn, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to William Penn or any of its properties or assets, or (C) except as set forth in William Penn Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of William Penn under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which William Penn is a party, or by which William Penn or any of its properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of William Penn, and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by William Penn or the Bank Plan of Merger by William Penn Bank and (b) the completion by William Penn of the transactions contemplated hereby or by William Penn Bank of the Bank Merger. As of the date of this Agreement, William Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of William Penn or William Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5. Financial Statements; Undisclosed Liabilities.

(a) William Penn has previously made available, or will make available, to Mid Penn the William Penn Regulatory Reports. The William Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of William Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) William Penn has previously made available, or will make available, to Mid Penn the William Penn Financial Statements. The William Penn Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of William Penn and the William Penn Subsidiaries as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.

(c) As of the date of each balance sheet included in the William Penn Financial Statements, neither William Penn nor William Penn Bank has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such William Penn Financial Statements or William Penn Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.

(d) The records, systems, controls, data and information of William Penn and the William Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of William Penn or any William Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect. William Penn (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to William Penn, including its consolidated William Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of William Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to William Penn’s outside auditors and the audit committee of William Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect William Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in William Penn’s internal control over financial reporting. These disclosures (if any) were made in writing by management to William Penn’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e) Since June 30, 2021, (i) neither William Penn nor any of the William Penn Subsidiaries, nor to the Knowledge of William Penn, any director, officer, employee, auditor, accountant or representative of William Penn or any of the William Penn Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of William Penn or any of the William Penn Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that William Penn or any of the William Penn Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing William Penn or any of the William Penn Subsidiaries, whether or not employed by William Penn or any of the William Penn Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by William Penn or any of its officers, directors, employees or agents to the Board of Directors of William Penn or any committee thereof or to any director or officer of William Penn.

4.6. Taxes.

(a) All income and other material or material in the aggregate Tax Returns required to have been filed by William Penn and any of the William Penn Subsidiaries have been, or will be, duly and timely filed (taking into account extensions of time to file), and each such Tax Return is, or will be, true, correct and complete in all material respects. All income and other material Taxes due and payable by William Penn and any of the William Penn Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b) Except as set forth on William Penn Disclosure Schedule 4.6(b), there is no action, audit, dispute or claim now pending or proposed or threatened in writing against William Penn or any of the William Penn Subsidiaries in respect of Taxes. Except as set forth on William Penn Disclosure Schedule 4.6(b), neither William Penn nor any of the William Penn Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where William Penn or any of the William Penn Subsidiaries did not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no Liens on any of the assets of William Penn with respect to Taxes other than for Taxes not yet due and payable.

(c) William Penn and any of the William Penn Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d) William Penn Disclosure Schedule 4.6(d) lists all Tax Returns filed by William Penn or the William Penn Subsidiaries for taxable periods ended on or after June 30, 2016 that have been or are currently the subject of audit. Except as set forth on William Penn Disclosure Schedule 4.6(d), neither William Penn nor any of the William Penn Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of William Penn are pending with respect to William Penn or any of the William Penn Subsidiaries. Neither William Penn nor any of the William Penn Subsidiaries has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where William Penn has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against William Penn or any of the William Penn Subsidiaries.

(f) William Penn is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither William Penn nor any of the William Penn Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which William Penn is the parent.

(g) Neither William Penn nor any of the William Penn Subsidiaries has agreed to, or is required to, make any adjustment under Section 481(a) of the Code. Neither William Penn nor any of the William Penn Subsidiaries has been a “distributing corporation” or a “controlled corporation” with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. Neither William Penn nor any of the William Penn Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. William Penn has disclosed on its federal income Tax Returns all positions taken in those Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on William Penn Disclosure Schedule 4.6(g), neither William Penn nor any of the William Penn Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) Except as set forth on William Penn Disclosure Schedule 4.6(h), neither William Penn nor any of the William Penn Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing.

Neither William Penn nor any of the William Penn Subsidiaries is liable for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Tax law), other than as a result of being a member of a Relevant Group of which William Penn is the parent, or as a transferee or successor, by contract or otherwise.

(i) Neither William Penn nor any of the William Penn Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

4.7. No Material Adverse Effect.

William Penn has not suffered any Material Adverse Effect since June 30, 2024, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on William Penn.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth on William Penn Disclosure Schedule 4.8(a), neither William Penn nor any William Penn Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of William Penn or any William Penn Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of William Penn or any William Penn Subsidiary; (iii) any collective bargaining agreement with any labor organization relating to employees of William Penn or any William Penn Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by William Penn or any William Penn Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of One Hundred Thousand Dollars ($100,000) whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which William Penn or any William Penn Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, FRB Paycheck Protection Program Liquidity Facility borrowings, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates William Penn or any William Penn Subsidiary for the payment of more than Fifty Thousand Dollars ($50,000) annually or for the payment of more than One Hundred Thousand Dollars ($100,000) over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software); (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by William Penn or any William Penn Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material); (viii) any contract between or among William Penn or any of its Subsidiaries or Affiliates; (ix) any contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses); (x) any contract relating to the provision of data processing, network communications or other technical services to or by William Penn or any of its Subsidiaries providing for the payment of more than Fifty Thousand Dollars ($50,000) annually or for the payment of more than One Hundred Thousand Dollars ($100,000) over its remaining term; (xi) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement; (xii) any contract that provides any rights to investors in William Penn, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the William Penn Board of Directors; (xiii) any contract that provides for potential material indemnification payments by William Penn or any of its Subsidiaries; (xiv) any contract or understanding with a labor union, in each case whether written or oral; (xv) any contract that grants any right of first refusal, right first offer or similar right with respect to any material assets, rights or properties of William Penn or its Subsidiaries; (xvi) any contract which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Governmental Authority in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earn-out or other obligations that continue in effect after the date of this Agreement; or (xvii) any other contract or amendment thereto that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K).

(b) William Penn Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by William Penn, William Penn Bank or any William Penn Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed on William Penn Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither William Penn nor any William Penn Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “William Penn Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and neither William Penn nor any William Penn Subsidiary (nor, to the Knowledge of William Penn, any other party to any William Penn Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any William Penn Material Contract. Except as listed on William Penn Disclosure Schedule 4.8(c), no party to any William Penn Material Contract will have the right to terminate any or all of the provisions of any such William Penn Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth on William Penn Disclosure Schedule 4.8(d), since December 31, 2023, through and including the date of this Agreement, neither William Penn nor any William Penn Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2023 (which amounts have been previously made available to Mid Penn), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on William Penn Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of William Penn Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of William Penn or any of the William Penn Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of Fifty Thousand Dollars ($50,000), other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of William Penn or the William Penn Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(e) As of the date of this Agreement, except as set forth on William Penn Disclosure Schedule 4.8(e), none of the deposits of William Penn is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.9. Ownership of Property; Insurance Coverage.

(a) William Penn and each William Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by William Penn or any William Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the William Penn Regulatory Reports and in the William Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, FRB, inter-bank credit facilities or any transaction by a William Penn Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not materially adversely affect the value or use of such real property, and (iv) those described and reflected in the William Penn Financial Statements (together “William Penn Permitted Liens”). Such securities are valued on the books of William Penn and each of the William Penn Subsidiaries in accordance with GAAP. William Penn and the William Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by William Penn and the William Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither William Penn nor any William Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either William Penn or any William Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on William Penn.

(b) With respect to all agreements pursuant to which William Penn or any William Penn Subsidiary has purchased securities subject to an agreement to resell, if any, William Penn or such William Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. William Penn and each of the William Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that William Penn and each such William Penn Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) William Penn and each William Penn Subsidiary currently maintains insurance considered by William Penn to be reasonable for their respective operations in accordance with industry practice. Neither William Penn nor any William Penn Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as provided on William Penn Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by William Penn or any William Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years William Penn and each

William Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. William Penn Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by William Penn and each William Penn Subsidiary, as well as the other matters required to be disclosed under this Section 4.9(c).

4.10. Legal Proceedings.

Neither William Penn nor any William Penn Subsidiary is a party to any, and there are no pending or, to William Penn’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against William Penn or any William Penn Subsidiary, (b) to which William Penn’s or any William Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of William Penn or William Penn Bank to perform under this Agreement in any material respect.

4.11. Compliance With Applicable Law.

(a) Each of William Penn and each William Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a William Penn or any William Penn Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither William Penn nor any William Penn Subsidiary has received any written notice to the contrary, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on William Penn. The Board of Directors of William Penn Bank has adopted, and William Penn Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of William Penn and each William Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on William Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to William Penn’s Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2020, neither William Penn nor any William Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that William Penn or any William Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to William Penn or any William Penn Subsidiary; (iii) requiring, or threatening to require, William Penn or any William Penn Subsidiary, or indicating that William Penn or any William Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of William Penn or any William Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed on William Penn Disclosure Schedule 4.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of William Penn or any William Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “William Penn Regulatory Agreement”). William Penn has not consented to or entered into any William Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2020. The most recent regulatory rating given to William Penn Bank as to compliance with the CRA is satisfactory or better.

(d) William Penn Bank is “well capitalized” within the meaning of the regulations of the FDIC, and neither William Penn nor William Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. William Penn Bank knows of no reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.

4.12. Employee Benefit Plans.

(a) William Penn Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of William Penn or any William Penn Subsidiary has any present or future right to benefits or under which William Penn or any William Penn Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “William Penn Benefit Plans.”

(b) With respect to each William Penn Benefit Plan, William Penn has made available to Mid Penn a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three (3) plan years with respect to each William Penn Benefit Plan which is required to file such annual return/report.

(c) (i) Each William Penn Benefit Plan that is subject to ERISA and the Code has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each William Penn Benefit

Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or, with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of William Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of William Penn after reasonable inquiry, no event has occurred and no condition exists that is reasonably likely to subject William Penn or any William Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in William Penn Disclosure Schedule 4.12, no William Penn Benefit Plan provides, and William Penn and the William Penn Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (v) all contributions required to be made under the terms of any William Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in William Penn’s financial statements in accordance with GAAP; and (vi) neither William Penn nor any William Penn Subsidiary has engaged in a transaction with respect to any William Penn Benefit Plan which would subject William Penn or any William Penn Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) Except as set forth on William Penn Disclosure Schedule 4.12(d), William Penn and the William Penn Subsidiaries do not maintain a defined benefit plan. None of the William Penn Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of William Penn, the William Penn Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any William Penn Benefit Plan, the assets of any trust under such William Penn Benefit Plan, William Penn Benefit Plan sponsor, William Penn Benefit Plan fiduciary or William Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of William Penn, threatened and (ii) to the Knowledge of William Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Other than as set forth on William Penn Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of William Penn or any William Penn Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered. William Penn has made available to Mid Penn true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(g) All William Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code, and, except as set forth on William Penn Disclosure Schedule 4.12(g), neither William Penn nor any William Penn Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code. Except as set forth on William Penn Disclosure Schedule 4.12(g), no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, William Penn Disclosure Schedule 4.12(g) sets forth the amounts of any deferred compensation payable to any employee or director of William Penn or any William Penn Subsidiary.

(h) William Penn has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any William Penn Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by William Penn or any William Penn Subsidiary with respect to any ongoing, frozen, or terminated William Penn or William Penn Subsidiary Plan.

(j) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any William Penn Benefit Plan within the past twelve (12) months.

(k) The William Penn ESOP grants its participants full voting rights as to all shares of William Penn Common Stock held by the William Penn ESOP on behalf of such participants and that have been allocated to their accounts.

4.13. Environmental Matters.

Except as set forth on William Penn Disclosure Schedule 4.13, with respect to William Penn and each William Penn Subsidiary:

(a) To the Knowledge of William Penn, neither (i) the conduct nor operation of the business of William Penn or any William Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by William Penn or any William Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon William Penn or any William Penn Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to William Penn or any William Penn Subsidiary by reason of any Environmental Laws. Neither William Penn nor any William Penn Subsidiary during the past five (5) years has received any written notice from any Person or Governmental Entity that William Penn or any William Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by William Penn or any William Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon William Penn or any William Penn Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to William Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against William Penn or any William Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by William Penn or any William Penn Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by William Penn or any of the William Penn Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by William Penn or any of the William Penn Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither William Penn, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Piper Sandler & Co. (“Piper Sandler”) by William Penn and the fee payable pursuant thereto. A true and complete copy of the engagement letter, as amended, between William Penn and Piper Sandler has been delivered to Mid Penn.

4.15. Loan Matters.

(a) The allowance for credit losses reflected in William Penn’s audited consolidated balance sheet at June 30, 2024 was, and the allowance for credit losses shown on William Penn’s balance sheets for periods ending after June 30, 2024 was, or will be, adequate, as of the date thereof, under GAAP.

(b) William Penn Disclosure Schedule 4.15(b) sets forth a listing, as of September 30, 2024, by account, of: (i) all loans (including loan participations) of William Penn Bank or any other William Penn Subsidiary that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit of William Penn Bank or any other William Penn Subsidiary which have been terminated by William Penn Bank or any other William Penn Subsidiary during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified William Penn Bank or any other William Penn Subsidiary during the past twelve (12) months of, or has asserted against William Penn Bank or any other William Penn Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of William Penn, each borrower, customer or other party which has given William Penn Bank or any other William Penn Subsidiary any oral notification of, or orally asserted to or against William Penn Bank or any other William Penn Subsidiary, any such claim; (iv) all loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three (3) years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by William Penn Bank or any William Penn Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on William Penn Disclosure Schedule 4.15(b), all loans of William Penn Bank have been classified as of September 30, 2024 in accordance with the loan policies and procedures of William Penn Bank.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all loans receivable (including discounts) and accrued interest entered on the books of William Penn and the William Penn Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of William Penn’s or the appropriate William Penn Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of William Penn, the loans, discounts and the accrued interest reflected on the books of William Penn and the William Penn Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by William Penn or the appropriate William Penn Subsidiary free and clear of any Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) William Penn Disclosure Schedule 4.15(e) sets forth, as of the date of this Agreement, a schedule of all executive officers and directors of William Penn who have outstanding loans from William Penn or any William Penn Subsidiary, and there has been no default on, or forgiveness or waiver or, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(f) Except as set forth on William Penn Disclosure Schedule 4.15(f), to the Knowledge of William Penn, no shares of William Penn Common Stock were purchased with the proceeds of a loan made by William Penn or any William Penn Subsidiary.

4.16. Related Party Transactions.

Except as set forth on William Penn Disclosure Schedule 4.16, neither William Penn nor any William Penn Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of William Penn or any William Penn Subsidiary. All such loans (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth on William Penn Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of William Penn or any William Penn Subsidiary is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither William Penn nor any William Penn Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by William Penn is inappropriate. Except as set forth on William Penn Disclosure Schedule 4.16, no shareholder or Affiliate of William Penn owns any material property or asset used in the conduct of the business of William Penn and the William Penn Subsidiaries.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. William Penn and the William Penn Subsidiaries only originate, maintain or administer credit card accounts through a third party originator.

(b) Merchant Processing. William Penn and the William Penn Subsidiaries only provide merchant credit card processing services to merchants through a third party provider.

4.18. Required Vote.

The affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote at the William Penn Shareholders’ Meeting is required to approve this Agreement and the Merger under William Penn’s articles of incorporation and the MDGCL. This Agreement and the Merger have been approved unanimously by all of the members of the William Penn Board of Directors.

4.19. Registration Obligations.

Except as set forth on William Penn Disclosure Schedule 4.19, neither William Penn nor any William Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for William Penn’s own account, or for the account of one or more of the William Penn Subsidiaries or their customers (all of which are set forth on William Penn Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of William Penn or the applicable William Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither William Penn nor any William Penn Subsidiary, nor to the Knowledge of William Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21. Fairness Opinion.

The board of directors of William Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to William Penn shareholders, and a signed copy of the written opinion will be delivered to Mid Penn solely for informational purposes after receipt thereof by William Penn. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22. Fiduciary Accounts.

William Penn and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Neither William Penn nor any of its Subsidiaries, nor, to the Knowledge of William Penn, any of their respective directors, officers or employees acting on behalf of William Penn or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.

4.23. Intellectual Property.

William Penn and each William Penn Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of William Penn’s or each of the William Penn Subsidiaries’ business, and neither William Penn nor any William Penn Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. William Penn and each William Penn Subsidiary has performed all material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To William Penn’s Knowledge, the conduct of the business of William Penn and each William Penn Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which William Penn or any William Penn Subsidiary is a party. To the Knowledge of William Penn, there is no activity involving William Penn or any William Penn Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or to the Knowledge of William Penn, threatened against William Penn or any William Penn Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of William Penn, threatened against William Penn or any William Penn Subsidiary (other than routine employee grievances that are not related to union employees). William Penn and each William Penn Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25. William Penn Information Supplied.

The information relating to William Penn and any William Penn Subsidiary to be contained in the Proxy Statement – Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Mid Penn specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26. Takeover Laws.

The adoption and approval by the board of directors of William Penn of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to William Penn in connection with the execution, delivery or performance of this Agreement.

4.27. Reorganization.

William Penn has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.28. SEC Reports.

William Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since June 30, 2024 (the “William Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the William Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such William Penn SEC Reports. None of the William Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the William Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of William Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.29. Dissenters’ Rights

Neither the MDGCL nor William Penn’s articles of incorporation entitle William Penn’s shareholders to dissenters’ rights with respect to the Merger.

4.30. Quality of Representations.

The representations made by William Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.31. No Other Representations or Warranties.

(a) Except for the representations and warranties made by William Penn in this Article IV, neither William Penn nor any other Person makes any express or implied representation or warranty with respect to William Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of William Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and William Penn hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, William Penn acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to William Penn or any of its representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MID PENN

Mid Penn represents and warrants to William Penn that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure Schedules delivered by Mid Penn to William Penn on the date hereof (it being understood that (i) the mere inclusion of an item in the William Penn Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by William Penn that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect), or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) unless such information is specifically requested herein to be included in the Mid Penn Disclosure Schedules. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by Mid Penn and nothing in this Agreement shall require such disclosure. Mid Penn has made a good faith effort to ensure that the disclosure on each schedule of the Mid Penn Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Mid Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Mid Penn shall mean Knowledge of those Persons identified in Mid Penn Disclosure Schedule 5.0.

5.1. Organization.

(a) Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, is duly registered as a bank holding company under the BHCA and has elected to be, and qualifies as, a financial holding company under section 12 of the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. There are no restrictions on the ability of Mid Penn or any Mid Penn Subsidiary to pay dividends or distributions except, in the case of Mid Penn or any Mid Penn Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.

(d) The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Mid Penn has made available to William Penn true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of Mid Penn consists of (a) Forty Million (40,000,000) shares of Mid Penn Common Stock, having a par value of $1.00 per share, of which, as of the date of this Agreement, 16,620,174 shares were issued and outstanding and (b) Ten Million (10,000,000) shares of preferred stock, having a par value of $1.00 per share, none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the “Mid Penn Stock Plans”). As of the date of this Agreement, except pursuant to this Agreement and the

Mid Penn Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, except as disclosed in the Mid Penn SEC Reports there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Mid Penn Affiliate Letters, to the Knowledge of Mid Penn, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time. As of the date of this Agreement, there are no outstanding options or other rights to purchase, or securities convertible or exchangeable into, Mid Penn Common Stock or Mid Penn Preferred Stock.

(b) Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries or as set forth on Mid Penn Disclosure Schedule 5.2(b), Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.

(c) To Mid Penn’s Knowledge, except as set forth on Mid Penn Disclosure Schedule 5.2(c) or as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Mid Penn Common Stock.

5.3. Authority; No Violation.

(a) Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject (i) to receipt of the Regulatory Approvals and (ii) the approval by Mid Penn’s shareholders of the issuance of the Mid Penn Common Stock to be issued in the Merger pursuant to Nasdaq Listing Rules (the “Mid Penn Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the Mid Penn Shareholder Approval, the execution and delivery of the Bank Plan of Merger by Mid Penn Bank and the consent of the sole shareholder of Mid Penn Bank, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals the Mid Penn Shareholder Approval and due and valid execution and delivery of this Agreement by William Penn, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, the Mid Penn Shareholder Approval and William Penn’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4. Consents.

Except for the Regulatory Approvals, the Mid Penn Shareholder Approval and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn or the Bank Plan of Merger by Mid Penn Bank and (b) the completion by Mid Penn of the transactions contemplated hereby or by Mid Penn Bank of the Bank Merger. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5. Financial Statements; Undisclosed Liabilities.

(a) Mid Penn has previously made available, or will make available, to William Penn the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Mid Penn has previously made available, or will make available, to William Penn the Mid Penn Financial Statements. The Mid Penn Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect. Mid Penn (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Mid Penn, including its consolidated Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Mid Penn’s auditors and audit committee and a copy has previously been made available to William Penn.

(e) Since December 31, 2021, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6. Taxes.

(a) All income and other material or material in the aggregate Tax Returns required to have been filed by Mid Penn and any of the Mid Penn Subsidiaries have been, or will be, duly and timely filed (taking into account extensions of time to file), and each such Tax Return is, or will be, true, correct and complete in all material respects. All income and other material Taxes due and payable by Mid Penn and any of the Mid Penn Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b) There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Mid Penn or any of the Mid Penn Subsidiaries in respect of Taxes. Except as set forth on Mid Penn Disclosure Schedule 5.6(b), neither Mid Penn nor any of the Mid Penn Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where Mid Penn or any of the Mid Penn Subsidiaries did not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no Liens on any of the assets of Mid Penn with respect to Taxes other than for Taxes not yet due and payable.

(c) Mid Penn and any of the Mid Penn Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d) Mid Penn Disclosure Schedule 5.6(d) lists all Tax Returns filed by Mid Penn or the Mid Penn Subsidiaries for taxable periods ended on or after June 30, 2016 that have been or are currently the subject of audit. Except as set forth on Mid Penn Disclosure Schedule 5.6(d), neither Mid Penn nor any of the Mid Penn Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Mid Penn are pending with respect to Mid Penn or any of the Mid Penn Subsidiaries. Neither Mid Penn nor any of the Mid Penn Subsidiaries has not received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where Mid Penn has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Mid Penn or any of the Mid Penn Subsidiaries.

(f) Mid Penn is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Mid Penn nor any of the Mid Penn Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which Mid Penn is the parent.

(g) Neither Mid Penn nor any of the Mid Penn Subsidiaries has agreed to, or is required to, make any adjustment under Section 481(a) of the Code. Neither Mid Penn nor any of the Mid Penn Subsidiaries has been a “distributing corporation” or a “controlled corporation” with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. Neither Mid Penn nor any of the Mid Penn Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. Mid Penn has disclosed on its federal income Tax Returns all positions taken in those Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on Mid Penn Disclosure Schedule 5.6(g), neither Mid Penn nor any of the Mid Penn Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) Except as set forth on Mid Penn Disclosure Schedule 5.6(h), neither Mid Penn nor any of the Mid Penn Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. Neither Mid Penn nor any of the Mid Penn Subsidiaries is liable for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), other than as a result of being a member of a Relevant Group of which Mid Penn is the parent, or as a transferee or successor, by contract or otherwise.

(i) Neither Mid Penn nor any of the Mid Penn Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

5.7. No Material Adverse Effect.

Mid Penn has not suffered any Material Adverse Effect since December 31, 2023, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.

5.8. No Default under Material Contracts.

Neither Mid Penn nor any Mid Penn Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.9. Ownership of Property; Insurance Coverage.

(a) Mid Penn and each Mid Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Mid Penn or any Mid Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Mid Penn Regulatory Reports and in the Mid Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Mid Penn Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not materially adversely affect the value or use of such real property, and (iv) those described and reflected in the Mid Penn Financial Statements. Such securities are valued on the books of Mid Penn and each of the Mid Penn Subsidiaries in accordance with GAAP. Mid Penn and the Mid Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Mid Penn and Mid Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Mid Penn nor any Mid Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either Mid Penn or any Mid Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Mid Penn.

(b) With respect to all agreements pursuant to which Mid Penn or any Mid Penn Subsidiary has purchased securities subject to an agreement to resell, if any, Mid Penn or such Mid Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Mid Penn and each of the Mid Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Mid Penn and each such Mid Penn Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.10. Legal Proceedings.

Neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.

5.11. Compliance With Applicable Law.

(a) Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Mid Penn or Mid Penn Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to the Knowledge of Mid Penn, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2020, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Mid Penn Regulatory Agreement”). Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2020. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Mid Penn and Mid Penn Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Mid Penn nor Mid Penn Bank knows of any reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.

5.12. Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Mid Penn Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Mid Penn, no event has occurred and no condition exists that is reasonably likely to subject Mid Penn or any Mid Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn Financial Statements in accordance with GAAP. For purposes of this Section 5.12, Mid Penn Benefit Plan means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements maintained by Mid Penn or a Mid Penn Subsidiary, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Mid Penn Benefit Plans”).

(b) Mid Penn and the Mid Penn Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2). None of the Mid Penn Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Mid Penn, the Mid Penn Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c) No Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.

(d) With respect to any Mid Penn Benefit Plan, the assets of any trust under such Mid Penn Benefit Plan, Mid Penn Benefit Plan sponsor, Mid Penn Benefit Plan fiduciary or Mid Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened and (ii) to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Mid Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mid Penn or any Mid Penn Subsidiary with respect to any ongoing, frozen, or terminated Mid Penn Benefit Plan.

(g) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the past twelve (12) months.

5.13. Environmental Matters.

(a) To the Knowledge of Mid Penn, neither (i) the conduct nor operation of the business of Mid Penn or any Mid Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Mid Penn or any Mid Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Mid Penn or any Mid Penn Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mid Penn or any Mid Penn Subsidiary by reason of any Environmental Laws. Neither Mid Penn nor any Mid Penn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Mid Penn or any Mid Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Mid Penn or any Mid Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Mid Penn or any Mid Penn Subsidiary; and

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary.

5.14. Brokers, Finders and Financial Advisors.

Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Stephens Inc. and Keefe, Bruyette & Woods, Inc. and the fees payable pursuant thereto.

5.15. Loan Matters.

The allowance for credit losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2023 was, and the allowance for credit losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2023, was, or will be, adequate, as of the date thereof, under GAAP.

5.16. No William Penn Capital Stock.

Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of William Penn Common Stock, or any options, warrants or other rights to acquire any William Penn Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.17. SEC Reports.

Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2023 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports. None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.18. Required Vote.

Pursuant to Nasdaq Listing Rules, Mid Penn shareholders must approve the issuance of the shares of Mid Penn Common Stock in connection with the Merger. In accordance with the PBCL, Mid Penn’s articles of incorporation and bylaws and Nasdaq Listing Rules, the affirmative vote of the holders of at least a majority of votes cast at the Mid Penn Shareholders’ Meeting is necessary to approve the issuance of the shares of Mid Penn Common Stock in connection with the Merger. This Agreement and the Merger have been unanimously approved by the members of the Mid Penn Board of Directors.

5.19. Registration Obligations.

Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mid Penn’s own account, or for the account of one or more of the Mid Penn Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mid Penn or any Mid Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Mid Penn nor any Mid Penn Subsidiary, nor to the Knowledge of Mid Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.21. Fairness Opinion.

Prior to the execution of this Agreement, the board of directors of Mid Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from

Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Mid Penn. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.22. Fiduciary Accounts.

Mid Penn Bank and each Mid Penn Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. Neither Mid Penn Bank nor any other Mid Penn Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.23. Mid Penn Information Supplied.

The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by William Penn specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.24. Reorganization.

Mid Penn has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.25. No Financing.

Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

5.26. Intellectual Property.

Mid Penn and each Mid Penn Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Mid Penn’s or each of the Mid Penn Subsidiaries’ business, and neither Mid Penn nor any Mid Penn Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Mid Penn and each Mid Penn Subsidiary has performed all material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Mid Penn’s Knowledge, the conduct of the business of Mid Penn and each Mid Penn Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.27. Labor Matters.

There are no labor or collective bargaining agreements to which Mid Penn or any Mid Penn Subsidiary is a party. To the Knowledge of Mid Penn, there is no activity involving Mid Penn or any Mid Penn Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Mid Penn or any Mid Penn Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Mid Penn, threatened against Mid Penn or any Mid Penn Subsidiary (other than routine employee grievances that are not related to union employees). Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.28. Takeover Laws.

The adoption and approval by the board of directors of Mid Penn of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Mid Penn in connection with the execution, delivery or performance of this Agreement.

5.29. Quality of Representations.

The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.30. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to William Penn or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither William Penn nor any other Person has made or is making any representations or warranties relating to William Penn whatsoever, express or implied, beyond those expressly given by William Penn in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding William Penn furnished or made available to Mid Penn or any of its representatives.

ARTICLE VI

COVENANTS OF WILLIAM PENN

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, or as expressly contemplated by this Agreement (including as set forth in the William Penn Disclosure Schedules), William Penn will, and will cause each William Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect or delay the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. William Penn agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth on William Penn Disclosure Schedule 6.1(b) (it being understood that any disclosures made with respect to a subsection of this Section 6.1(b) shall be deemed to qualify (a) any other subsection of this Section 6.1(b) specifically referenced or cross-referenced, and (b) any other subsection of this Section 6.1(b) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)), (iii) consented to by Mid Penn in writing in advance, and, except with respect to paragraphs (1), (2), (7), (8) and (13) of this Section 6.1(b), which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by law or by any Bank Regulator, William Penn will not, and it will cause each of the William Penn Subsidiaries not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) change the number of authorized or issued shares of its capital stock, issue any shares of William Penn capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that William Penn may (A) issue shares of William Penn Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on William Penn Disclosure Schedule 6.1(b)(2) and (B) declare and pay quarterly cash dividends of no more than $0.03 per share of William Penn Common Stock;

(3) enter into, amend in any material respect or terminate any William Penn Material Contract (including without limitation any settlement agreement with respect to litigation), except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open, close or sell any, branch, automated banking facility or administrative office;

(5) grant or agree to pay any bonus, severance or termination payment to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as required under applicable law, the terms of this Agreement or the terms of any William Penn Benefit Plan in effect on the date hereof, or as agreed to by the parties and set forth on William Penn Disclosure Schedule 4.8(a), William Penn Disclosure Schedule 4.8(d), and/or William Penn Disclosure Schedule 4.12, (ii) for pay increases in the ordinary course of business consistent with past practice to employees, and (iii) as required by statute, regulations or regulatory guidance. William Penn shall not hire or promote any employee to a rank having a title of senior vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of One Hundred Thousand Dollars ($100,000) except as set forth on William Penn Disclosure Schedule 6.1(b)(5), provided that, in any event, William Penn shall not enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement in connection with any such hiring or promotion, and provided, further, that William Penn may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6) terminate any employee having a title of vice president or above without providing Mid Penn forty-eight (48) hours notice following such termination;

(7) except as otherwise expressly permitted or required under this Agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice; or take any action the effect of which is to accelerate the vesting or lapse of restrictions on any William Penn Options or William Penn Restricted Stock;

(8) merge or consolidate William Penn or any William Penn Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of William Penn or any William Penn Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between William Penn, or any William Penn Subsidiary and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or voluntarily revoke or surrender by any William Penn Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(9) sell or otherwise dispose of the capital stock of William Penn or any William Penn Subsidiary or sell or otherwise dispose of any asset of William Penn or of any William Penn Subsidiary other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB and Atlantic Community Bankers Bank; subject any asset of William Penn or any William Penn Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(10) voluntarily take any action that would result in any of the representations and warranties of William Penn or William Penn Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(11) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating William Penn or William Penn Bank, or William Penn’s independent accounting firm;

(12) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of One Million Dollars ($1,000,000) or greater to which William Penn or any William Penn Subsidiary is a party;

(13) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the William Penn Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) per trade, provided, further, that all such purchases shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate and, provided, further, that no individual security purchased shall have a maturity date greater than two (2) years;

(14) except for the issuance of shares of William Penn Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on William Penn Disclosure Schedule 6.1(b)(2), issue or sell any equity or debt securities of William Penn or any William Penn Subsidiary;

(15) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan or other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by William Penn), except (i) in accordance with past practice pursuant to policies approved by the William Penn Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from William Penn of such relationship does not exceed Five Hundred Thousand Dollars ($500,000.00) and for any existing borrower such aggregate amount of the increase does not exceed One Million Dollars ($1,000,000.00). For any proposed extension of credit for which William Penn shall seek the prior consent of Mid Penn, William Penn shall send the credit write-up for the proposed credit to Mid Penn’s Chief Financial Officer at justin.webb@midpennbank.com and if Mid Penn does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within three (3) Business Days of receipt of the credit write-up, Mid Penn shall be deemed to have consented to the origination of such credit. If William Penn sends additional information on the proposed credit to Mid Penn, and Mid Penn does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within three (3) Business Days of receipt of the initial additional information, Mid Penn shall be deemed to have consented to the origination of such credit;

(16) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(17) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;

(18) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than wages and bonuses accrued in the ordinary course of business;

(19) enter into any new line of business;

(20) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Bank Regulator;

(21) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any William Penn Benefit Plan;

(22) except as set forth on William Penn Disclosure Schedule 6.1(b)(22), make any capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, other than pursuant to binding commitments existing on the date hereof or other than expenditures necessary to maintain existing assets in good repair;

(23) purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(24) undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by William Penn or William Penn Bank of more than Twenty-Five Thousand Dollars ($25,000) annually, (ii) containing any financial commitment extending beyond twenty-four (24) months from the date hereof, or (iii) any Affiliate of William Penn or William Penn Bank; provided that the aggregate payments under clauses (i) and (ii) shall not exceed Fifty Thousand Dollars ($50,000);

(25) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that William Penn may not charge-off through settlement, compromise or discharge more than Fifty Thousand Dollars ($50,000) of the outstanding principal balance of any loan that is ninety (90) or more days contractually past due without first discussing the decision with Mid Penn;

(26) foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(27) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(28) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(29) agree to do any of the foregoing.

6.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, William Penn will furnish to Mid Penn copies of each annual, interim or special audit of the books of William Penn and the William Penn Subsidiaries made by its independent auditors and copies of all internal control reports submitted to William Penn by such auditors in connection with each annual, interim or special audit of the books of William Penn and the William Penn Subsidiaries made by such auditors.

(b) William Penn will furnish to Mid Penn copies of all documents, statements and reports as it or any William Penn Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Promptly after approval thereof by its board of directors, but in no event later than thirty (30) days after the end of each month, William Penn will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) William Penn will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of William Penn or any of the William Penn Subsidiaries, but nothing provided for herein shall require William Penn to disclose confidential supervisory information or to provide copies of such reports to Mid Penn to the extent such disclosure is legally prohibited.

(d) With reasonable promptness, William Penn will furnish to Mid Penn such additional financial data that William Penn possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and William Penn Regulatory Reports.

6.3. Maintenance of Insurance.

William Penn shall maintain, and cause each William Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4. Disclosure Supplements.

From time to time prior to the Effective Time, William Penn will promptly supplement or amend the William Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such William Penn Disclosure Schedule or that is necessary to correct any information in such William Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such William Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5. Consents and Approvals of Third Parties.

William Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, William Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to William Penn.

6.7. Failure to Fulfill Conditions.

In the event that William Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.

6.8. No Other Bids and Related Matters.

(a) From and after the date hereof until the termination of this Agreement, except as otherwise expressly permitted in this Agreement, William Penn shall not, and shall not authorize, permit or cause any William Penn Subsidiary, and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “William Penn Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a William Penn Acquisition Proposal; (ii) respond to any inquiry relating to a

William Penn Acquisition Proposal or a William Penn Acquisition Transaction (except to notify a Person that has made a William Penn Acquisition Proposal of the existence of the provisions of this Section 6.8); (iii) recommend or endorse a William Penn Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any William Penn Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any confidential or nonpublic information or data with respect to William Penn or any William Penn Subsidiary or otherwise relating to a William Penn Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which William Penn is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any William Penn Acquisition Proposal or approve or resolve to approve any William Penn Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a William Penn Acquisition Proposal. Any violation of the foregoing restrictions by William Penn or any William Penn Representative, whether or not such William Penn Representative is so authorized and whether or not such William Penn Representative is purporting to act on behalf of William Penn or otherwise, shall be deemed to be a breach of this Agreement by William Penn. William Penn and each William Penn Subsidiary shall, and shall cause each of the William Penn Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential William Penn Acquisition Proposal. William Penn shall notify Mid Penn immediately if any such discussion or negotiations are sought to be initiated with William Penn by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “William Penn Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a William Penn Acquisition Transaction. For purposes of this Agreement, “William Penn Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving William Penn or any William Penn Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of William Penn or any William Penn Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of William Penn and each William Penn Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of William Penn or any William Penn Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of William Penn or any William Penn Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), the William Penn Board of Directors shall be permitted to engage in discussions or negotiations with any Person that makes an Acquisition Proposal if, but only if, (i) William Penn has received a bona fide unsolicited written William Penn Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the William Penn Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such William Penn Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such Person, William Penn gives Mid Penn written notice of the identity of such Person and of William Penn’s intention to furnish nonpublic information to, or enter into discussions with, such Person and (iv) prior to furnishing or affording access to any confidential or nonpublic information or data with respect to William Penn or any of the William Penn Subsidiaries or otherwise relating to a William Penn Acquisition Proposal, William Penn receives from such Person a confidentiality agreement with terms no less favorable to Mid Penn than those contained in the Confidentiality Agreement (other than the public knowledge of the proposed terms of the

Merger) and provides a copy of the same to Mid Penn. William Penn shall promptly provide to Mid Penn any non-public information regarding William Penn or any William Penn Subsidiary provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a William Penn Acquisition Transaction on terms that the William Penn Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor (i) would, if consummated, result in the acquisition of greater than fifty percent (50%), of the issued and outstanding shares of William Penn Common Stock or all, or substantially all, of the assets of William Penn and the William Penn Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of William Penn Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to William Penn’s shareholders pursuant to this Agreement (taking into account all factors relating to such proposed transaction deemed relevant by William Penn’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Mid Penn in response to such Acquisition Proposal); and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) William Penn shall promptly (and in any event within two (2) calendar days) notify Mid Penn in writing of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). William Penn agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such Acquisition Proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 6.8(e), neither the William Penn Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the William Penn Recommendation, or make any statement, filing or release, in connection with the William Penn Shareholders’ Meeting or otherwise, inconsistent with the William Penn Recommendation (it being understood that taking a neutral position or no position with respect to a William Penn Acquisition Proposal shall be considered an adverse modification of the William Penn Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any William Penn Acquisition Proposal; or (iii) enter into (or cause William Penn or any William Penn Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any William Penn Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring William Penn to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the William Penn Shareholders’ Meeting, the William Penn Board of Directors may approve or recommend to the shareholders of William Penn a Superior Proposal and withdraw, qualify or modify the William Penn Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “William Penn Subsequent Determination”) after the fifth

(5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from William Penn advising Mid Penn that the William Penn Board of Directors has decided that a bona fide unsolicited written William Penn Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that William Penn shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that William Penn proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the William Penn Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to William Penn’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period (or two (2) Business Day period for a revised Superior Proposal), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the William Penn Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such William Penn Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit William Penn or the William Penn Board of Directors from complying with William Penn’s obligations under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of William Penn; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.9. Reserves and Merger-Related Costs.

William Penn agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and William Penn shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are consistent with GAAP and regulatory accounting principles, provided that no such actions need be effected until immediately prior to the Effective Time and Mid Penn shall have irrevocably certified to William Penn that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10. Board of Directors and Committee Meetings.

William Penn shall provide or make available to Mid Penn (a) any William Penn or William Penn Subsidiary board or board committee package, including the agenda and any draft minutes (other than minutes that discuss any of the transactions contemplated by this Agreement or other subject matter William Penn reasonably determines should be kept confidential), promptly following the time at which it makes a copy of such package available to the board of directors of William Penn or such William Penn Subsidiary or any committee thereof, and (b) the minutes (including supporting documentation and schedules, but other than minutes that discuss any of the transactions contemplated by this Agreement or other subject matter William Penn reasonably believes should be kept confidential) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee (including, but not limited to, the loan committee of William Penn Bank) and (c) following the receipt of all required Regulatory Approvals to consummate the transactions described herein, permit Mid Penn’s President and Chief Executive Officer to attend in person or telephonically (to the extent practicable), solely as an observer, any meeting of the board of directors of William Penn or any William Penn Subsidiary or the executive or loan committees thereof, except, in each case, to the extent exclusion (x) may be required for the board of directors to exercise its fiduciary duties under Maryland law or applicable law, (y) may be required by applicable Bank Regulators, or (z) may be required to protect attorney-client privilege. Minutes of meetings deliverable to Mid Penn pursuant to this Section 6.10 shall be delivered within fifteen (15) days after the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Effective Time, such minutes shall be provided prior to the Effective Time.

6.11. Affiliate Letters.

Concurrently with the execution of this Agreement, (i) William Penn shall deliver to Mid Penn the William Penn Affiliate Letters and (ii) Mid Penn shall deliver to William Penn the Mid Penn Affiliate Letters.

6.12. Proxy Solicitor.

William Penn shall, if requested in writing by Mid Penn, retain a proxy solicitor in connection with the solicitation of William Penn shareholder approval of this Agreement.

6.13. Approval of Bank Plan of Merger.

William Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of William Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by William Penn Bank in accordance with applicable laws and regulations and no later than after completion of the Merger on the Effective Time.

6.14. Compliance with Section 409A.

Prior to the Effective Time, and to the extent any such William Penn Benefit Plans are eligible for correction or amendment, William Penn or a William Penn Subsidiary shall take any and all actions necessary, pursuant to the IRS guidance under Notice 2008-113, Notice 2010-6, Notice 2010-80 or similar pronouncements, to ensure that each William Penn Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code is in operational and documentary compliance with Section 409A of the Code as of the Effective Time. To the extent that William Penn or a William Penn Subsidiary has identified any potential failure of a nonqualified deferred compensation plan to comply with Section 409A of the Code, William Penn will provide to Mid Penn: (a) notice regarding any such potential failure, (b) documentation regarding any such required correction prior to such correction, and (c) evidence such correction has been completed, including evidence that William Penn or the William Penn Subsidiary and any affected individual has satisfied or will satisfy the reporting requirements, as applicable.

6.15. William Penn ESOP.

The William Penn ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, William Penn shall direct the William Penn ESOP trustee(s) to remit to William Penn a sufficient number of shares of William Penn Common Stock held by the ESOP’s unallocated suspense account to William Penn to repay the full outstanding balance of the loan between the William Penn ESOP and William Penn (the “William Penn ESOP Loan”) (and with such William Penn Common Stock valued on the ESOP Termination Date) and, if after remitting such shares there remains any unpaid amount under the William Penn ESOP Loan, such unpaid amount, including any unpaid but accrued interest, shall be forgiven by William Penn at the Effective Time. All remaining shares of William Penn Common Stock held by the William Penn ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. Within thirty (30) days following the date of this Agreement, William Penn shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the William Penn ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the William Penn ESOP upon its termination, the account balances in the William Penn ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. William Penn shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.15.

ARTICLE VII

COVENANTS OF MID PENN

7.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of William Penn (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect or delay the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect or delay its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Mid Penn agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by William Penn in writing in advance, or (iv) required by law or by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of William Penn Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3) prior to the receipt of (i) all Regulatory Approvals and (ii) the approval of the transactions contemplated by this Agreement by the shareholders of Mid Penn and William Penn at the respective Mid Penn Shareholders’ Meeting and the William Penn Shareholders’ Meeting, publicly announce or discuss with any Bank Regulator any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other Person, other than (x) acquisitions of the equity interests or assets of a nonbank entity or (y) acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Mid Penn, or any Mid Penn Subsidiary and any other Person.

(4) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(5) agree to any of the foregoing.

7.2. Maintenance of Insurance.

Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.

7.6. Failure to Fulfill Conditions.

In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify William Penn.

7.7. Post-Closing Governance.

On or prior to the Effective Time, Mid Penn shall take such actions as are necessary to cause the William Penn Nominee to be appointed to the board of directors of each of Mid Penn and Mid Penn Bank.

7.8. Employee Matters.

(a) After the Closing Date, the William Penn Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA and the terms of the William Penn Benefit Plans, continue to be maintained separately, consolidated, merged, frozen or terminated.

(b) Employees of William Penn or any William Penn Subsidiary who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of William Penn or William Penn Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of William Penn or any William Penn Subsidiary who become eligible to participate in a Mid Penn Excluded Benefit Plan within the meaning of ERISA Section 3(2) shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.

(c) This Agreement shall not be construed to limit the ability of Mid Penn or Mid Penn Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(d) In the event of any termination of any William Penn health plan or consolidation of any William Penn health plan with any Mid Penn health plan, Mid Penn shall make available to employees of William Penn or any William Penn Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. Unless an employee of William Penn or any William Penn Subsidiary affirmatively terminates coverage under a William Penn health plan prior to the time that such employee becomes eligible to participate in the Mid Penn health plan, no coverage of any of the employees of William Penn or any William Penn Subsidiary or their dependents shall terminate under any of the William Penn health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Mid Penn and their dependents. In the event of a termination or consolidation of any William Penn health plan, terminated William Penn and William Penn Subsidiary employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Mid Penn in accordance with COBRA and/or other applicable law. With respect to any employee of William Penn or any William Penn Subsidiary, any coverage limitation under the Mid Penn health plan due to any pre-existing condition shall be waived by the Mid Penn health plan to the degree that such condition was covered by the William Penn health plan and such condition would otherwise have been covered by the Mid Penn health plan in the absence of such coverage limitation. Mid Penn shall cause the applicable Mid Penn Benefit Plan to recognize any medical or other health expense incurred by an employee of William Penn or any William Penn Subsidiary in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

(e) In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any active employees of William Penn or William Penn Bank (other than employees of William Penn or William Penn Bank who are subject to employment, change of control or similar contracts) who were employees as of the date of this Agreement and immediately prior to the Effective Time (each such employee, a “William Penn Continuing Employee”), or (ii) such William Penn Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that any work location that is located within thirty-five (35) miles of the William Penn Continuing Employee’s work location as of the Closing Date shall be deemed “substantially comparable” for purposes of this Section 7.8 (e)) and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ salary for each full year of continuous service with William Penn, with a minimum severance benefit of four (4) weeks and a maximum severance benefit of twenty-six (26) weeks; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Mid Penn or its successor; or (C) as otherwise agreed between William Penn and Mid Penn; provided, however, that Mid Penn’s obligation to pay severance to any William Penn Continuing Employee pursuant to the foregoing shall be expressly conditioned on the receipt by Mid Penn of a release in such form and substance as deemed acceptable by Mid Penn in its sole and absolute discretion. From and after the Effective Time, Mid Penn shall permit all William Penn Continuing Employees whose employment is terminated as of the Effective Time to participate in Mid Penn’s outplacement services plan for employees of Mid Penn and Mid Penn Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Mid Penn.

(f) To the extent permitted by applicable law, William Penn shall take, or shall cause its Subsidiaries to take, all actions that may be requested by Mid Penn to cause the termination, amendment or freezing of any William Penn Benefit Plan prior to the Effective Time. To the extent that Mid Penn has not requested William Penn or its Subsidiaries to terminate, amend or freeze any William Penn Benefit Plan, Mid Penn agrees to honor, or cause one of the Mid Penn Subsidiaries to honor, in accordance with their terms, all such William Penn Benefit Plans, subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Mid Penn or any of the Mid Penn Subsidiaries from amending or terminating any such William Penn Benefit Plans in accordance with its terms and applicable law. Notwithstanding the provisions of this Section 7.8(f), as of the Effective Time, Mid Penn shall assume and honor or cause one of its Subsidiaries to assume and honor, the William Penn Bank Deferred Compensation Plan for Directors and Advisory Directors, in accordance with its terms and the distribution election of each participant until such time as no further benefits are payable under the plan.

(g) As soon as reasonably practicable following the date of this Agreement, William Penn and Mid Penn shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of William Penn or Mid Penn who will be offered a retention bonus pool prior to the Effective Time upon such terms and conditions as the Chief Executive Officers of William Penn and Mid Penn shall mutually agree.

(h) If requested by Mid Penn in writing at least thirty (30) days prior to the Effective Time, William Penn shall cause any 401(k) plan sponsored or maintained by William Penn or any William Penn Subsidiary (each, a “William Penn 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If Mid Penn requests that the William Penn 401(k) Plan be terminated, the William Penn Continuing Employees shall be eligible to participate effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Mid Penn or one of its Subsidiaries (each, a “Mid Penn 401(k) Plan”). William Penn and Mid Penn shall take any and all actions as may be required, including amendments to any William Penn 401(k) Plan and/or Mid Penn 401(k) Plan, to permit the William Penn Continuing Employees who are then actively employed to make eligible rollover contributions to the Mid Penn 401(k) Plan in the form of cash, in-kind benefits (if permitted by the Mid Penn 401(k) Plan), outstanding participant loans or a combination thereof.

(i) Concurrently with the execution of this Agreement, Mid Penn and/or Mid Penn Bank is entering into an employment agreement with Kenneth J. Stephon, in the form attached hereto as Mid Penn Disclosure Schedule 7.8(i), to be effective as of the Effective Time.

(j) The provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any William Penn or Mid Penn Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.9. Directors and Officers Indemnification and Insurance.

(a) Following the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of William Penn or William Penn Bank (the “Indemnified Parties”) against all losses, claims, damages, fines, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with, arising out of or pertaining to any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of William Penn or a William Penn Subsidiary if such Claim pertains to acts, omissions, or any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the approval of this Agreement and the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by William Penn under the MDGCL and under William Penn’s articles of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by William Penn under the MDGCL and under William Penn’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence. Following the Effective Time, Mid Penn shall reasonably cooperate with the Indemnified Parties, and the Indemnified Parties shall reasonably cooperate with Mid Penn, in the defense of any such claim, action, suit, proceeding or investigation.

(b) In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.10.

(c) Mid Penn shall maintain, or shall cause Mid Penn Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of William Penn (provided, that Mid Penn may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time (including the approval of this Agreement and the transactions contemplated hereby); provided, however, that in no event shall Mid Penn be required to expend pursuant to this subsection more than two hundred percent (200%) of the annual cost currently expended by William Penn with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mid Penn shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Mid Penn or William Penn, in consultation with, but only upon the consent of Mid Penn, may (and at the request of Mid Penn, William Penn shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under William Penn’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed the Maximum Amount.

(d) The obligations of the Surviving Corporation, Mid Penn or William Penn under this Section 7.9 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 7.9 without the prior written consent of the affected Indemnified Party or affected person.

(e) The obligations of Mid Penn provided under this Section 7.9 shall survive the Effective Time and are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.

7.10. Stock Reserve.

Mid Penn agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.11. Exchange Listing.

Prior to the Closing Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.

7.12. Approval of Bank Plan of Merger.

Mid Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Mid Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Mid Penn Bank in accordance with applicable laws and regulations and no later than after completion of the Merger on the Effective Time.

7.13. Mid Penn and Mid Penn Bank Board

(a) Mid Penn Board. On the Closing Date, Kenneth J. Stephon (the “William Penn Nominee”) shall be appointed as a Class C director of Mid Penn, effective as of immediately following the Effective Time, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law and Mid Penn’s articles of incorporation and bylaws; provided, however, that if the Closing Date occurs before the date of Mid Penn’s 2025 annual meeting of shareholders, then Mid Penn shall take such action as necessary or appropriate to cause the William Penn Nominee to serve through the date of Mid Penn’s 2028 annual meeting of shareholders. If the William Penn Nominee initially named shall not be eligible to serve in accordance with this Section 7.13(a), chooses not to serve or is unable to serve, then William Penn and Mid Penn shall mutually agree upon another Person to be the William Penn Nominee and the provisions of this Section 7.13(a) and Section 7.13(b) below shall apply to such successor William Penn Nominee in all respects.

(b) Mid Penn Bank Board. On the Closing Date, the William Penn Nominee, shall be appointed as a Class C director of Mid Penn Bank, effective as of immediately following the Effective Time, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law and Mid Penn Bank’s articles of incorporation and bylaws; provided, however, that if the Closing Date occurs before the date of Mid Penn Bank’s 2025 annual meeting of shareholders, then Mid Penn Bank shall take such action as necessary or appropriate to cause the William Penn Nominee to serve through the date of Mid Penn Bank’s 2028 annual meeting of shareholders.

7.14. Advisory Board.

All members of the board of directors of William Penn in office as of the Effective Time, other than the William Penn Nominee, will be offered the opportunity to serve a paid three-year term, subject to such compensation as set forth on Mid Penn Disclosure Schedule Section 7.14 and such policies established by Mid Penn Bank from time to time.

7.15 William Penn Bank Community Foundation

William Penn agrees to recommend to the Board of Directors of the William Penn Bank Community Foundation (the “William Penn Foundation”) that, as of the Effective Time, the Board of Directors of the William Penn Foundation consist of (i) the current President of the William Penn Foundation and (ii) such other individuals as shall be designated by Mid Penn Bank.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Shareholder Meetings.

(a) Subject to Section 10.1(h) of this Agreement, William Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “William Penn Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in William Penn’s reasonable judgment, necessary or desirable, and (ii), except as otherwise permitted by Section 6.8(e), have its Board of Directors unanimously recommend approval of this Agreement to the William Penn shareholders (the “William Penn Recommendation”) and otherwise support the Merger.

(b) Mid Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Mid Penn Shareholders’ Meeting”), for the purpose of approving the issuance of the shares of Mid Penn Common Stock to be issued in the Merger, and for such other purposes as may be, in Mid Penn’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of such proposal (the “Mid Penn Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of William Penn Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the William Penn Shareholders’ Meeting and the Mid Penn Shareholders’ Meeting, Mid Penn shall draft and prepare, and William Penn shall cooperate in the preparation of, the Registration Statement, including a joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the William Penn shareholders and the Mid Penn shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall, as soon as practicable after the execution of this Agreement, file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each of Mid Penn and William Penn shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of William Penn and Mid Penn shall thereafter promptly mail the Proxy Statement-Prospectus to the William Penn shareholders and the Mid Penn shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and William Penn shall furnish all information concerning William Penn and the holders of William Penn Common Stock as may be reasonably requested in connection with any such action.

(b) William Penn shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify William Penn promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to William Penn promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give William Penn and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give William Penn and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and William Penn agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of William Penn Common Stock entitled to vote at the William Penn Shareholders’ Meeting and to the holders of the Mid Penn Common Stock entitled to vote at the Mid Penn Shareholders’ Meeting at the earliest practicable time.

(c) William Penn and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, William Penn shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and William Penn, in its sole determination, shall mail an amended Proxy Statement-Prospectus to the William Penn shareholders and Mid Penn shall, in its sole determination, mail an amended Proxy Statement-Prospectus to the Mid Penn shareholders.

8.3. Regulatory Approvals.

Each of William Penn and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. William Penn and Mid Penn shall furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of William Penn or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. William Penn shall have the right to review and approve in advance all characterizations of the information relating to William Penn and any William Penn Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give William Penn and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give William Penn and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify William Penn promptly of the receipt of any comments of any Bank Regulator with respect to such filings. Each of William Penn and Mid Penn will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

8.4. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries or William Penn Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary or William Penn Subsidiary, as applicable. Without limiting the foregoing, executive officers of Mid Penn and William Penn shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of William Penn and the William Penn Subsidiaries and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and William Penn shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of William Penn or any William Penn Subsidiary prior to the Effective Time; provided, however, neither Mid Penn nor William Penn shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b) William Penn Bank shall provide Mid Penn Bank, within fifteen (15) Business Days after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, William Penn Bank shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c) Each of Mid Penn and William Penn shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any William Penn Subsidiary or any Mid Penn Subsidiary, as applicable, under any labor or employment law.

8.5. Dividends.

Each of Mid Penn and William Penn shall coordinate with the other the declaration of any dividends in respect of Mid Penn Common Stock and William Penn Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of William Penn Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their William Penn Common Stock and any shares of Mid Penn Common Stock any such holder receives in exchange therefor in the Merger.

8.6. Exemption from Liability Under Section 16(b).

William Penn and Mid Penn agree that, in order to most effectively compensate and retain William Penn Insiders (as defined below), both prior to and after the Effective Time, it is desirable that William Penn Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of William Penn Common Stock into shares of Mid Penn Common Stock in the Merger and the conversion of any William Penn Options or William Penn Restricted Stock into corresponding stock options or shares of restricted stock of Mid Penn in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 8.6. William Penn shall deliver to Mid Penn in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of William Penn subject to the reporting requirements of Section 16(a) of the Exchange Act (the “William Penn Insiders”), and the Board of Directors of William Penn and Mid Penn, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of William Penn) any dispositions of William Penn Common Stock, William Penn Options or William Penn Restricted Stock by the William Penn Insiders, and (in the case of Mid Penn) any acquisitions of Mid Penn Common Stock or stock options or shares of restricted stock of Mid Penn by any William Penn Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

8.7. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, William Penn shall, and shall cause each William Penn Subsidiary to, afford to Mid Penn and its authorized agents and representatives, commercially reasonable access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of William Penn and each William Penn Subsidiary will use commercially reasonable efforts to furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request except, in each case, to the extent exclusion (x) may be required for the board of directors to exercise its fiduciary duties under Maryland law or applicable law, (y) may be required by applicable Bank Regulators, or (z) may be required to protect attorney-client privilege.

(b) Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of William Penn and the William Penn Subsidiaries.

(c) In addition, William Penn shall provide Mid Penn (i) a weekly loan pipeline report; and (ii) appropriate information, as requested, regarding matters relating to problem loans, loan restructurings and loan workouts of William Penn and any William Penn Subsidiary where the outstanding balance, including principal and interest, is equal to or in excess of One Hundred Thousand Dollars ($100,000), provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of William Penn on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of William Penn and, with respect to the issuance of Mid Penn Common Stock to be issued in the Merger, by the requisite vote of the shareholders of Mid Penn.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either William Penn or Mid Penn, materially reduce the benefits of the Merger to such a degree that either William Penn or Mid Penn would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof (a “Materially Burdensome Regulatory Condition”).

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Pillar Aught LLC (or, if Pillar Aught LLC is unwilling or unable to issue the opinion, an opinion of another nationally recognized law firm), and William Penn shall have received an opinion of Kilpatrick Townsend & Stockton LLP (or, if Kilpatrick Townsend & Stockton LLP is unwilling or unable to issue the opinion, an opinion of another nationally recognized law firm), each reasonably acceptable in form and substance to Mid Penn and William Penn, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and William Penn and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the William Penn shareholders and the Mid Penn shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Mid Penn Common Stock. The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

9.2. Conditions to the Obligations of Mid Penn under this Agreement.

The obligations of Mid Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of William Penn (other than in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by William Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on William Penn, (ii) each of the representations and warranties of William Penn set forth in Section 4.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of William Penn set forth in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. William Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. William Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to William Penn.

(e) Officer’s Certificate. William Penn shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 9.2 have been satisfied.

9.3. Conditions to the Obligations of William Penn under this Agreement.

The obligations of William Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.2, 5.3 and 5.7) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.3 and 5.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Mid Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.

(e) Payment of Merger Consideration. Mid Penn shall have delivered the Exchange Fund to the Exchange Agent no later than one (1) business day before the Closing Date and the Exchange Agent shall provide William Penn with a certificate evidencing such delivery.

(f) Officer’s Certificate. Mid Penn shall have delivered to William Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of William Penn and Mid Penn:

(a) at any time by the mutual written agreement of Mid Penn and William Penn;

(b) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by William Penn) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);

(c) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by William Penn) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and William Penn; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if (i) the shareholders of William Penn fail to approve the transactions contemplated by this Agreement at the William Penn Shareholders’ Meeting called for that purpose (including any adjournment thereof); or (ii) the shareholders of Mid Penn fail to approve the issuance of the shares of Mid Penn Common Stock to be issued in the Merger at the Mid Penn Shareholders’ Meeting called for that purpose (including any adjournment thereof);

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (C) such approval shall have resulted in a Materially Burdensome Regulatory Condition, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Mid Penn if William Penn has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the William Penn Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal;

(h) by the Board of Directors of William Penn if William Penn has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the William Penn Board of Directors has made a determination to accept such Superior Proposal; or

(i) by the Board of Directors of William Penn, by written notice to Mid Penn at any time on or after the fifth (5th) Business Day immediately prior to the Closing Date (the “Determination Date”) if the Mid Penn Financial Price Ratio is both (x) less than 0.80 and (y) less than the Index Ratio by more than twenty percent (20%). If William Penn elects to terminate pursuant to this Section 10.1(i), and provides written notice to Mid Penn, then within two (2) Business Days following Mid Penn’s receipt of such notice, Mid Penn may elect by written notice to William Penn to reinstate the Merger and the other transactions contemplated by this Agreement by adjusting the Exchange Ratio (calculated to the nearest one thousandth) to equal the lesser of (x) a number (rounded to the nearest one thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Determination Date Average Closing Price or (u) a number (rounded to the nearest one thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Mid Penn Financial Price Ratio. If Mid Penn makes such election to reinstate the Merger and other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 10.1(i) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted).

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(1) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(2) In the event of a termination of this Agreement because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder (including the loss to the shareholders of William Penn or Mid Penn, as applicable, of the benefits of the transactions contemplated by this Agreement, including, in the case of William Penn, the loss of the premium (if any) to which the shareholders of William Penn would have been entitled). “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(3) In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by William Penn pursuant to Section 10.1(h), William Penn shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(4) In the event that William Penn enters into a definitive agreement relating to a William Penn Acquisition Proposal or consummates a William Penn Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful and material breach by William Penn; or (ii) by Mid Penn or William Penn pursuant to Section 10.1(e) following failure of the shareholders of William Penn to approve the transactions contemplated by this Agreement and, in the case of (ii): (y) William Penn has breached the provisions of Section 6.8, or (z) a third party has publicly proposed or announced an Acquisition Proposal prior to the William Penn Shareholders’ Meeting, William Penn shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(c) For purposes of this Agreement, the “Mid Penn Termination Fee” shall mean $4,900,000.

(d) The right to receive payment of the Mid Penn Termination Fee under Sections 10.2(b)(3) and 10.2(b)(4) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under these Sections, and shall constitute liquidated damages and not a penalty.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of William Penn and Mid Penn), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of William Penn and Mid Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to William Penn’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, Mid Penn and William Penn mutually agree to be bound by the terms of the confidentiality agreement dated July 31, 2024 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

William Penn and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither William Penn nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto, provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure (i) which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law, (ii) with respect to any Acquisition Proposal (in accordance with the terms of this Agreement) or (iii) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.15.

11.4. Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure or furnish access to any information (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (as defined in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclosure pursuant to this Section 11.4 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.

11.5. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.6. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Mid Penn, to:	Rory G. Ritrievi President and Chief Executive Officer Mid Penn Bancorp, Inc. 2407 Park Drive Harrisburg, Pennsylvania 17110

With required copies (which shall not constitute notice) to:	Kenneth J. Rollins, Esq. Pillar+Aught 4201 E. Park Circle Harrisburg, Pennsylvania 17111 E-mail: krollins@pillaraught.com

If to William Penn, to:	Kenneth J. Stephon President and Chief Executive Officer William Penn Bancorporation 10 Canal Street, Suite 104 Bristol, Pennsylvania 19007

With required copies (which shall not constitute notice) to:	Gary R. Bronstein, Esq. Stephen F. Donahoe, Esq. Kilpatrick Townsend & Stockton LLP 701 Pennsylvania Avenue, Suite 200 Washington, DC 20004 E-mail: gbronstein@ktslaw.com sdonahoe@ktslaw.com or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.7. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9 and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.8. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.9. Counterparts.

This Agreement may be executed in one or more counterparts (including by transmission of duly executed signature pages in .pdf format) all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.10. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.11. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws, except that matters relating to the fiduciary duties of the Board of Directors of William Penn shall be subject to the laws of the State of Maryland.

11.12. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The phrases “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any William Penn Disclosure Schedule shall be deemed to be a disclosure under all William Penn Disclosure Schedules.

11.13. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania (or, alternatively, in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania (or, alternatively, in the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other a federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania (or, alternatively, in the State of Delaware).

11.14. Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

11.15. Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Mid Penn and William Penn have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

WILLIAM PENN BANCORPORATION

By:	/s/ Kenneth J. Stephon
Name: Kenneth J. Stephon
Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

October 31, 2024

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, Pennsylvania 17110

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and William Penn Bancorporation (“William Penn”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, William Penn will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Mid Penn has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 6.11 of the Merger Agreement, the undersigned shareholder of William Penn, being either a director or executive officer as of the date hereof, execute and deliver to Mid Penn this Agreement.

The undersigned, in order to induce Mid Penn to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of William Penn):

(a) represents and warrants to Mid Penn that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act of 1934 (the “Exchange Act”)), and has the sole power to vote or to direct the voting of, all of the shares of William Penn Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of William Penn Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of William Penn Common Stock over which the undersigned has the sole power to vote or direct the voting of other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees to (i) be present (in person or by proxy) at all William Penn Shareholders’ Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the William Penn Board of Directors), and (B) against (x) any William Penn Acquisition Proposal, including a Superior Proposal, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of William Penn under the Merger Agreement or of the undersigned under this Agreement and (z) any action, proposal,

Mid Penn Bancorp, Inc.

October 31, 2024

transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or William Penn’s conditions under the Merger Agreement;

(c) agrees that (1) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than (i) to any immediate family member of the undersigned, (ii) to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death, (iii) to William Penn in connection with the vesting, settlement or exercise of William Penn equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of William Penn equity awards, the exercise price thereon, (iv) as is otherwise permitted by Mid Penn in its sole discretion, (v) Transfers by will or operation of law, in which case this Agreement shall bind the transferee, (vi) to any charitable organization that is tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (vii) Transfers to any other shareholder of William Penn who has executed a copy of this Agreement on the date hereof; provided that, as a precondition to that in the case of the foregoing clauses (i), (ii), (iv), (v), (vi) and (vii), the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Mid Penn, and (2) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of William Penn Common Stock, for which the undersigned has the sole power to vote or to direct the voting of, that the undersigned purchases or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement; provided however, that such purchases by the undersigned shall not constitute Shares if the undersigned does nothave the sole power to vote or to direct the voting of such shares.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of William Penn Common Stock and is not in any way intended to affect the exercise or omission by the undersigned of the undersigned’s responsibilities as a director or officer of William Penn. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise or omission, including under the Merger Agreement, by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of William Penn Common Stock held or controlled by the undersigned as of the date hereof. No such actions or omissions in furtherance of the undersigned’s responsibilities as a director or officer shall be deemed a breach of this Agreement.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the William Penn Shareholders’ Meeting (including any adjournment or postponement thereof) and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of Mid Penn, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

Mid Penn Bancorp, Inc.

October 31, 2024

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Mid Penn shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Mid Penn for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mid Penn by signing and returning to Mid Penn a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this 31st day of October, 2024:

MID PENN BANCORP, INC.

By:
Name:	Rory G. Ritrievi
Title:	President & CEO

Exhibit B

October 31, 2024

William Penn Bancorporation

10 Canal Street, Suite 104

Bristol, Pennsylvania 19007

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and William Penn Bancorporation (“William Penn”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, William Penn will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

William Penn has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 6.11 of the Merger Agreement, the undersigned shareholder of Mid Penn, being either a director or executive officer as of the date hereof, execute and deliver to William Penn this Agreement.

The undersigned, in order to induce William Penn to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of Mid Penn):

(a) represents and warrants to William Penn that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act of 1934 (the “Exchange Act”)), and has the sole power to vote or to direct the voting of, all of the shares of Mid Penn Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Mid Penn Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of Mid Penn Common Stock over which the undersigned has the sole power to vote or direct the voting of other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees to (i) be present (in person or by proxy) at all Mid Penn Shareholders’ Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Mid Penn Board of Directors), and (B) against (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Mid Penn under the Merger Agreement or of the undersigned under this Agreement and (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay,

William Penn Bancorporation

October 31, 2024

discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or William Penn’s conditions under the Merger Agreement;

(c) agrees that (1) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than (i) to any immediate family member of the undersigned, (ii) to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death, (iii) to Mid Penn in connection with the vesting, settlement or exercise of Mid Penn equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Mid Penn equity awards, the exercise price thereon, (iv) as is otherwise permitted by William Penn in its sole discretion, (v) Transfers by will or operation of law, in which case this Agreement shall bind the transferee, (vi) to any charitable organization that is tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (vii) Transfers to any other shareholder of Mid Penn who has executed a copy of this Agreement on the date hereof; provided that, as a precondition to that in the case of the foregoing clauses (i), (ii), (iv), (v), (vi) and (vii), the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to William Penn, and (2) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of Mid Penn Common Stock, for which the undersigned has the sole power to vote or to direct the voting of, that the undersigned purchases or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement; provided however, that such purchases by the undersigned shall not constitute Shares if the undersigned does not have the sole power to vote or to direct the voting of such shares.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Mid Penn Common Stock and is not in any way intended to affect the exercise or omission by the undersigned of the undersigned’s responsibilities as a director or officer of Mid Penn. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise or omission, including under the Merger Agreement, by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Mid Penn Common Stock held or controlled by the undersigned as of the date hereof. No such actions or omissions in furtherance of the undersigned’s responsibilities as a director or officer shall be deemed a breach of this Agreement.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Mid Penn Shareholders’ Meeting (including any adjournment or postponement thereof) and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of William Penn, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or

William Penn Bancorporation

October 31, 2024

invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, William Penn shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate William Penn for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and William Penn by signing and returning to William Penn a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this 31st day of October, 2024:

WILLIAM PENN BANCORPORATION

By:
Name:	Kenneth J. Stephon
Title:	President & CEO

Exhibit C

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of October 31, 2024, is by and between MID PENN BANK, a Pennsylvania bank and trust company (“MP Bank”), and WILLIAM PENN BANK, a Pennsylvania stock savings bank (“William Penn Bank”).

BACKGROUND

1. MP Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”). The authorized capital stock of MP Bank consists of 10,000,000 shares of common stock, par value $1.00 per share (the “MP Capital Stock”), of which at the date hereof 150,000 shares are issued and outstanding.

2. William Penn Bank is a Pennsylvania stock savings bank and a wholly-owned subsidiary of William Penn Bancorporation (“William Penn”). The authorized capital stock of William Penn Bank consists of 4,000,000 shares of common stock, par value $1.00 per share (the “William Penn Bank Common Stock”), of which at the date hereof 100 shares are issued and outstanding, and 1,000,000 shares of serial preferred stock, of which at the date hereof no shares are issued and outstanding.

3. The respective Boards of Directors of MP Bank and William Penn Bank deem the merger of William Penn Bank with and into MP Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

4. The respective Boards of Directors of MP Bank and William Penn Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Mid Penn and William Penn have adopted resolutions approving an Agreement and Plan of Merger of even date herewith (the “Holding Company Merger Agreement”) between Mid Penn and William Penn, providing for the merger of William Penn with and into Mid Penn (the “Holding Company Merger”) and pursuant to which this Plan of Merger is being executed by MP Bank and William Penn Bank.

5. For U.S. federal income tax purposes, it is intended that the Bank Merger (defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Merger is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, MP Bank and William Penn Bank, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, and the provisions of the Pennsylvania Banking Code of 1965, as amended, on the Effective Date (as that term is defined in Article V hereof), William Penn Bank shall merge with and into MP Bank; the separate existence of William Penn Bank shall cease; and MP Bank shall be the surviving bank under the name and title “Mid Penn Bank” (such transaction referred to herein as the “Bank Merger” and MP Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).

1.2 Business. The business of the Surviving Bank shall be conducted at the main office of MP Bank, and shall be located at 349 Union Street, Millersburg, Pennsylvania 17061, and its legally established branches, which shall include the main office and all of the branch offices of William Penn Bank.

ARTICLE II

ARTICLES OF INCORPORATION AND BY-LAWS

On and after the Effective Date of the Bank Merger, the articles of incorporation and by-laws of MP Bank in effect immediately prior to the Effective Date shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors. On and after the Effective Date, the Board of Directors of the Surviving Bank shall consist of the existing directors of MP Bank holding office immediately prior to such Effective Date and the William Penn Nominee (as defined in Section 7.13(a) of the Holding Company Merger Agreement), each to hold office until his or her successor is elected and qualified in accordance with applicable law and the articles of incorporation and bylaws of the Surviving Bank.

3.2 Officers. On and after the Effective Date of the Bank Merger, the officers of MP Bank duly appointed and holding office immediately prior to such Effective Date shall be the officers of MP Bank, as the Surviving Bank in the Bank Merger, and the William Penn Nominee shall be appointed and serve as Vice Chairman of MP Bank.

ARTICLE IV

CONVERSION OF SHARES

4.1 Stock of MP Bank. Each share of MP Capital Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.

4.2 Stock of William Penn Bank. Each share of William Penn Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Bank Merger shall be effective on the date on which articles of merger executed by William Penn Bank and MP Bank are filed with the Pennsylvania Department of State, unless a later date is specified in such articles of merger (the “Effective Date”).

2

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date: The separate existence of William Penn Bank shall cease; the principal and branch offices of William Penn Bank shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of MP Bank and William Penn Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of MP Bank and William Penn Bank to effect the Bank Merger shall be subject to (i) the approval of this Plan of Merger by William Penn and Mid Penn in their capacities as the sole shareholder of William Penn Bank and MP Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of William Penn Bank and the branch offices of William Penn Bank as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Holding Company Merger Agreement on or before the Effective Date.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Holding Company Merger Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Holding Company Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Holding Company Merger Agreement.

10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

3

10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

[Signature Page Follows]

4

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	MID PENN BANK

By:
Elizabeth Martin, Secretary		Rory G. Ritrievi, President & CEO
(SEAL)

ATTEST:	WILLIAM PENN BANK

By:
Jonathan Logan, Secretary		Kenneth J. Stephon, President & CEO
(SEAL)

Annex B

October 31, 2024

Board of Directors

William Penn Bancorporation

10 Canal Street, Suite 104

Bristol, PA 19007

Ladies and Gentlemen:

William Penn Bancorporation (“William Penn”) and Mid Penn Bancorp, Inc. (“Mid Penn”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which William Penn will, subject to the terms and conditions set forth therein, merge with and into Mid Penn (the “Merger”) so that Mid Penn is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of William Penn Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of William Penn Common Stock as specified in the Agreement, shall be converted into the right to receive 0.426 (the “Exchange Ratio”) of a share of Mid Penn Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of William Penn Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution version of the Agreement; (ii) certain publicly available financial statements and other historical financial information of William Penn and its subsidiary, William Penn Bank, that we deemed relevant as well as certain preliminary financial information for William Penn Bank for the quarter ending September 30, 2024, as provided by the senior management of William Penn; (iii) certain publicly available financial statements and other historical financial information of Mid Penn and its subsidiary, Mid Penn Bank, that we deemed relevant; (iv) internal financial projections for William Penn for the years ending December 31, 2024 through December 31, 2027 with a long-term annual balance sheet and net income growth rate for the years thereafter and estimated dividends per share for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of William Penn; (v) publicly available median analyst earnings per share estimates for Mid Penn for the years ending December 31, 2024 through December 31, 2026 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Mid Penn for the years ending

December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn; (vi) the pro forma financial impact of the Merger on Mid Penn based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn; (vii) the publicly reported historical price and trading activity for William Penn Common Stock and Mid Penn Common Stock, including a comparison of certain stock trading information for William Penn Common Stock and Mid Penn Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for William Penn and Mid Penn with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of William Penn and its representatives the business, financial condition, results of operations and prospects of William Penn and held similar discussions with certain members of the senior management of Mid Penn and its representatives regarding the business, financial condition, results of operations and prospects of Mid Penn.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by William Penn, Mid Penn or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of William Penn and Mid Penn that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of William Penn or Mid Penn, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of William Penn or Mid Penn, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of William Penn or Mid Penn, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to William Penn or Mid Penn or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for William Penn and Mid Penn and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal financial projections for William Penn for the years ending December 31, 2024 through December 31, 2027 with a long-term annual balance sheet and net income growth rate for the years thereafter and estimated dividends per share for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of William Penn. In addition, Piper Sandler used publicly available median analyst earnings per share estimates for Mid Penn for the years ending December 31, 2024 through December 31, 2026 as well as an estimated long-term annual earnings per share growth rate for the years thereafter and estimated dividends per share for Mid Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for William Penn for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Mid Penn. With respect to the foregoing information, the respective senior managements of William Penn and Mid Penn confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of William Penn and Mid Penn, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in William Penn’s or Mid Penn’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that William Penn and Mid Penn will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on William Penn, Mid Penn, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that William Penn has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of William Penn Common Stock or Mid Penn Common Stock at any time or what the value of Mid Penn Common Stock will be once the shares are actually received by the holders of William Penn Common Stock.

We have acted as William Penn’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. William Penn has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler has not provided any other investment banking services to William Penn. As you are aware, Piper Sandler provided certain investment banking services to Mid Penn in the two years preceding the date hereof. In summary, Piper Sandler rendered an opinion to the Board of Directors of Mid Penn in connection with Mid Penn’s acquisition of Brunswick Bancorp in December 2022, for which Piper Sandler received a fee of $200,000. In addition, with your knowledge and consent, Piper Sandler may provide certain investment banking services to Mid Penn in the future, including during the pendency of the Merger. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to William Penn, Mid Penn and their respective affiliates. We may also actively trade the equity and debt securities of William Penn, Mid Penn and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of William Penn in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of William Penn as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of William Penn Common Stock and does not address the underlying business decision of William Penn to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for William Penn or the effect of any other transaction in which William Penn might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any William Penn officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement-Prospectus and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of William Penn Common Stock from a financial point of view.

Very truly yours,

Annex C

October 31, 2024

The Board of Directors

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, PA 17110

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Mid Penn Bancorp, Inc. (“Mid Penn”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of William Penn Bancorporation (“William Penn”) with and into Mid Penn, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Mid Penn and William Penn. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Mid Penn, William Penn or the holders of any of the shares of common stock, par value $0.01 per share, of William Penn (“William Penn Common Stock”), each share of William Penn Common Stock (excluding Treasury Stock, Mid Penn Owned Shares and ESOP Loan Shares (each as defined in the Agreement)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.426 of a share of common stock, par value $1.00 per share, of Mid Penn (“Mid Penn Common Stock”). The ratio of 0.426 of a share of mid Penn Common Stock for one share of William Penn Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, Mid Penn and William Penn shall cause William Penn Bank, a wholly-owned subsidiary of William Penn, to merge with and into Mid Penn Bank, a wholly-owned subsidiary of Mid Penn, immediately, or as soon as reasonably practicable, after the Effective Time pursuant to a separate plan of merger to be entered into between Mid Penn Bank and William Penn Bank (such transaction, the “Bank Merger”).

KBW has been retained by Mid Penn solely to render this opinion to the board of directors of Mid Penn (the “Board”), and KBW has not acted as a financial advisor or other advisor to, or as an agent of, Mid Penn or any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. i We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Mid Penn and William Penn. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Mid Penn or William Penn for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the Board in rendering this opinion and will receive a fee from Mid Penn for our services, which fee is payable upon the rendering of this opinion. In addition, Mid Penn has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Mid Penn. In the past two years, KBW has not provided

C-1

The Board of Directors – Mid Penn Bancorp, Inc.

October 31, 2024

investment banking or financial advisory services to William Penn. We may in the future provide investment banking and financial advisory services to Mid Penn or William Penn and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Mid Penn and William Penn and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 26, 2024 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of Mid Penn; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 of Mid Penn; (iv) certain unaudited financial results for the fiscal quarter ended September 30, 2024 of Mid Penn (contained in the Current Report on Form 8-K filed by Mid Penn with the Securities and Exchange Commission on October 23, 2024); (v) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended June 30, 2024 of William Penn; (vi) certain unaudited financial results for the fiscal quarter ended September 30, 2024 of William Penn (contained in the Current Report on Form 8-K filed by William Penn with the Securities and Exchange Commission on October 16, 2024); (vii) certain regulatory filings of Mid Penn and its subsidiary bank, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 and the quarters ended March 31, 2024 and June 30, 2024; (viii) certain regulatory filings of William Penn and its subsidiary bank, including as applicable, the semi-annual reports on Form FR Y-9SP required to be filed during the three-year period ended June 30, 2024 and the quarterly call reports required to be filed with respect to each quarter during the three-year period ended December 31, 2023 and the quarters ended March 31, 2024 and June 30, 2024; (ix) certain other interim reports and other communications of Mid Penn and William Penn to their respective shareholders; and (x) other financial information concerning the respective businesses and operations of Mid Penn and William Penn furnished to us by Mid Penn and William Penn or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Mid Penn and William Penn; (ii) the assets and liabilities of Mid Penn and William Penn; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Mid Penn and William Penn with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of William Penn that were prepared by Mid Penn management, provided to and discussed with us by such management, and used and relied upon by us at the direction of Mid Penn management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Mid Penn, as well as assumed Mid Penn long-term growth rates provided to us by Mid Penn management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Mid Penn (including without limitation the cost savings expected to result or be derived from the Merger) that were prepared by Mid Penn management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Mid Penn and William Penn regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, Mid Penn with negotiating or structuring the Merger.

Keefe, Bruyette & Woods, A Stifel Company	C-2

The Board of Directors – Mid Penn Bancorp, Inc.

October 31, 2024

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon Mid Penn management as to the reasonableness and achievability of the financial and operating forecasts and projections of William Penn, the publicly available consensus “street estimates” of Mid Penn, the assumed Mid Penn long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Mid Penn (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of Mid Penn referred to above that such estimates are consistent with, the best currently available estimates and judgments of Mid Penn management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Mid Penn and William Penn that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Mid Penn referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of Mid Penn and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Mid Penn or William Penn since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of Mid Penn and William Penn are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Mid Penn or William Penn, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Mid Penn or William Penn under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by each of Mid Penn and William Penn of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with

Keefe, Bruyette & Woods, A Stifel Company	C-3

The Board of Directors – Mid Penn Bancorp, Inc.

October 31, 2024

the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of William Penn Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Mid Penn, William Penn or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Mid Penn that Mid Penn has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Mid Penn, William Penn, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Mid Penn. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and the actions to be taken in connection with the Merger relating to the William Penn Bank ESOP and the loan between the William Penn ESOP and William Penn), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Mid Penn, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, affiliate, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Mid Penn to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Mid Penn or the Board, (iii) any business, operational or other plans with respect to William Penn or the pro forma entity that may be currently contemplated by Mid Penn or the Board or that may be implemented by Mid Penn or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of Mid Penn’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Mid Penn Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Mid Penn, William Penn or any other party to any

Keefe, Bruyette & Woods, A Stifel Company	C-4

The Board of Directors – Mid Penn Bancorp, Inc.

October 31, 2024

transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed to be paid in the Merger for purposes of our opinion; (vii) the actual value of Mid Penn Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which Mid Penn Common Stock or William Penn Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Mid Penn Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Mid Penn, William Penn, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Mid Penn Common Stock or any shareholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Mid Penn.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company	C-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation. Mid Penn’s bylaws provide indemnification of directors, officers and other agents of Mid Penn and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Mid Penn’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under an agreement, vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Mid Penn’s bylaws, Mid Penn maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Mid Penn for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Mid Penn.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Mid Penn’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of the bylaws of Mid Penn.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 31, 2024, by and between Mid Penn Bancorp, Inc. and William Penn Bancorporation (included in Part I as Annex A included in this Registration Statement)

3.1	Articles of Incorporation of Mid Penn Bancorp, Inc., as amended (Incorporated by reference to Exhibit 3.1 to Mid Penn Bancorp, Inc.’s Quarterly Report on Form 10-Q with the SEC on May 9, 2023)

3.2	Amended and Restated Bylaws of Mid Penn Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 to Mid Penn Bancorp, Inc.’s Annual Report on Form 10-K filed with the SEC on March 28, 2024)

4.1	Description of Mid Penn Bancorp, Inc.’s Securities

5.1	Opinion of Pillar Aught LLC as to the legality of the securities to be registered

8.1*	Opinion of Pillar Aught LLC as to the U.S. federal income tax consequences of the merger

8.2*	Opinion of Kilpatrick Townsend & Stockton as to the U.S. federal income tax consequences of the merger

23.1	Consent of S.R. Snodgrass, P.C.

23.2	Consent of RSM US LLP

23.4	Consent of Pillar Aught LLC (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.5*	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 8.2 to this Registration Statement)

24.1	Powers of Attorney (included on the signature page to this Registration Statement)

99.1*	Form of Proxy Card for Special Meeting of Shareholders of Mid Penn Bancorp, Inc.

99.2*	Form of Proxy Card for Special Meeting of Shareholders of William Penn Bancorporation

99.3	Consent of Piper Sandler & Co.

99.4	Consent of Keefe, Bruyette & Woods, Inc.

99.5	Consent of Kenneth J. Stephon

107	Calculation of Registration Fee Table

*	To be filed by amendment.

(b) Financial statement schedules: Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration from with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b) preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment will be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mid Penn Bancorp, Inc., has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on January 17, 2025.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name:	Rory G. Ritrievi
Title:	President and Chief Executive Officer (Principal Executive Officer)

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Rory G. Ritrievi and Justin T. Webb as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 17, 2025.

SIGNATURE	TITLE

/s/ Rory G. Ritrievi Rory G. Ritrievi	Chairman, President and Chief Executive Officer; Director (Principal Executive Officer)

/s/ Justin T. Webb Justin T. Webb	Chief Financial Officer (Principal Financial Officer)

/s/ Robert A. Abel Robert A. Abel	Director

/s/ Kimberly J. Brumbaugh Kimberly J. Brumbaugh	Director

/s/ Matthew G. DeSoto Matthew G. DeSoto	Director

/s/ Albert J. Evans Albert J. Evans	Director

/s/ Joel L. Frank Joel L. Frank	Director

/s/ Maureen M. Gathagan Maureen M. Gathagan	Director

SIGNATURE	TITLE

/s/ Brian A. Hudson, Sr. Brian A. Hudson, Sr.	Director

/s/ Bruce A. Kiefer Bruce A. Kiefer	Director

/s/ Theodore W. Mowery Theodore W. Mowery	Director

/s/ John E. Noone John E. Noone	Director

/s/ William A. Specht, III William A. Specht, III	Director